Exhibit 4.1

OWENS & MINOR, INC.,

the GUARANTORS party hereto from time to time

AND

REGIONS BANK,

as Trustee and Notes Collateral Agent

10.000% Senior Secured Notes due 2030

INDENTURE

Dated as of April 4, 2025

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-iii-

ARTICLE X

GUARANTEE

SECTION 10.1	Guarantee	173
SECTION 10.2	Limitation on Liability; Termination, Release and Discharge	175
SECTION 10.3	Right of Contribution	177
SECTION 10.4	No Subrogation	177

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1	Satisfaction and Discharge	177
SECTION 11.2	Application of Trust Money	179

ARTICLE XII

ESCROW MATTERS

SECTION 12.1	Escrow Account	179
SECTION 12.2	Release of Escrowed Property	179
SECTION 12.3	Special Mandatory Redemption	180
SECTION 12.4	Trustee Direction to Execute Escrow Agreement	180

ARTICLE XIII

SECURITY

SECTION 13.1	Escrow Account	180
SECTION 13.2	Notes Collateral Documents	180
SECTION 13.3	Release of Collateral	182
SECTION 13.4	Suits to Protect the Collateral	183
SECTION 13.5	Authorization of Receipt of Funds by the Trustee Under the Notes Collateral Documents	183
SECTION 13.6	Purchaser Protected	183
SECTION 13.7	Powers Exercisable by Receiver or Trustee	184
SECTION 13.8	Notes Collateral Agent	184

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1	Notices	190
SECTION 14.2	Certificate and Opinion as to Conditions Precedent	191
SECTION 14.3	Statements Required in Certificate or Opinion	191
SECTION 14.4	When Notes Disregarded	192

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EXHIBIT A	Form of Global Restricted Note
EXHIBIT B	Form of Supplemental Indenture to Add Guarantors
EXHIBIT C	Form of Special Mandatory Redemption Notice
EXHIBIT D	Form of Security Agreement
EXHIBIT E	First Lien Pari Passu Intercreditor Agreement
EXHIBIT F	Form of Junior Lien Intercreditor Agreement

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INDENTURE dated as of April 4, 2025, by and between OWENS & MINOR, INC. (the “Issuer” or the “Company”), a Virginia corporation, each of the Guarantors (as defined herein) listed on the signature pages hereto, and REGIONS BANK, an Alabama state-chartered banking corporation, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $1,000,000,000 of its 10.000% Senior Secured Notes due 2030 issued on the date hereof (the “Initial Notes”) and (ii) any additional Notes (“Additional Notes” and, together with the Initial Notes, the “Notes”) that may be issued after the Issue Date;

WHEREAS, on the Issue Date, the Notes will be guaranteed on a senior basis by each Initial Guarantor (as defined herein) that Guarantees the Issuer’s obligations under the Credit Agreements (as defined herein), pursuant to this Indenture;

WHEREAS, following consummation of the Acquisition (as defined herein), subject to the terms of this Indenture, the Notes will be guaranteed on a senior basis by each Initial Guarantor and Additional Guarantor (as defined herein) that Guarantees the Issuer’s obligations under the Credit Agreements, pursuant to a supplemental indenture substantially in the form attached hereto as Exhibit B;

WHEREAS, prior to consummation of the Acquisition, the Notes Obligations (as defined herein) will be secured by the Escrow Account (as defined herein);

WHEREAS, following consummation of the Acquisition, the Notes Obligations will be secured by the Collateral (as defined herein);

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer and the Guarantors, and (ii) to make this Indenture a valid agreement of the Issuer and the Guarantors have been done; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1 Definitions.

“2029 Notes” means $500,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2029 outstanding on the Issue Date.

“2030 Notes” means $600,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2030 outstanding on the Issue Date.

“Acquired Indebtedness” means with respect to any Person (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (y) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of July 22, 2024, by and among the Company, Hitchcock Merger Sub Inc., the Company’s wholly owned subsidiary, Rotech and Shareholder Representative Services LLC, in its capacity as the representative of the equity holders of Rotech, as may be amended prior to the Completion Date.

“Additional Assets” means:

(1)

any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2)

the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Guarantors” means Rotech and each of its direct and indirect Subsidiaries that are required to Guarantee the Issuer’s obligations under the Credit Agreements.

“Additional First Lien Obligations” means collectively (i) the Notes Obligations and (ii) any Indebtedness having Pari Passu Lien Priority relative to the Notes with respect to all or a portion of the Collateral whose Collateral Agent has executed a joinder to the First Lien Intercreditor Agreement.

“Additional First Lien Secured Parties” means (i) the Notes Secured Parties and (ii) the holders of any other Series of Additional First Lien Obligations and any Collateral Agent with respect thereof and the beneficiaries of the indemnification obligations thereunder.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means any currency (other than U.S. dollars) that is a lawful currency (other than U.S. dollars) that is readily available and freely transferable and convertible into U.S. dollars (as determined in good faith by the Company).

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date (as defined herein), the excess (to the extent positive) of:

(a)

the present value at such Redemption Date of (i) the redemption price of such Note at April 15, 2027 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.7(f) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(b)	the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date) of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to April 15, 2027; provided, however, that if the period from the Redemption Date to April 15, 2027 is not equal to the constant maturity of a United States Treasury security for which such yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)

the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b)

the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)	a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(2)	a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date;

(3)

a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4)

a disposition of obsolete, worn out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable);

(5)	transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;

(6)

an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(7)

any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of $130 million and 15.0% of LTM EBITDA;

(8)

any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of clause (3) of Section 3.5(a), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)	dispositions in connection with Permitted Liens, Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(10)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)

conveyances, sales, transfers, licenses, sub-licenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that results from such agreement;

(12)	the lease, assignment, license, sub-lease or cross-license of any real or personal property in the ordinary course of business;

(13)	foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Indenture;

(14)

the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(15)

any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(16)

any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)

(i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased), and (iii) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(18)

any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility not prohibited by this Indenture, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(19)

any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, maintained, upgraded, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, not prohibited by this Indenture;

(20)

sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(21)	any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(22)	the settlement or unwinding of any Cash Management Services or Hedging Obligations;

(23)	dispositions of non-core assets;

(24)

transfers of property or assets subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 3.5;

(25)

any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the net cash proceeds of such sale are used to make a Restricted Payment pursuant to clause (12)(b) of Section 3.3(b);

(26)

the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or other regulatory approval or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition;

(27)

any sale, transfer or other disposition to affect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary; provided further that any such assets or properties so sold, transferred or otherwise disposed shall be held by such Restricted Subsidiary, the Company or another Restricted Subsidiary; and

(28)

any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3.

Notwithstanding anything to the contrary, a PHS Disposition shall not constitute an “Asset Disposition.”

“Associate” means (i) any Person engaged in a Similar Business of which the Company or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary of the Company.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal or state law for the relief of debtors.

“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall not be reflected in computing interest or fees, as the case may be.

“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Company operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by any Parent Entity, the Company or any of its Subsidiaries, including their future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members), and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(1)

(a) U.S. dollars, Canadian dollars, Swiss Francs, United Kingdom pounds, Euro or any national currency of any member state of the European Union on the Issue Date; or (b) any other foreign currency held by the Company and the Restricted Subsidiaries in the ordinary course of business;

(2)

securities issued or directly and fully Guaranteed or insured by the United States, Canadian, Swiss or United Kingdom governments, a member state of the European Union or, in each case, or any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100 million;

(4)	repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)	securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;

(6)

commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within 24 months after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper or fixed rate notes, the issue of which has an equivalent rating in respect of its long-term debt;

(7)

marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company), and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8)

readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America, Canada, Switzerland, the United Kingdom, any member state of the European Union or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of creation or acquisition;

(9)

readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10)

Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);

(11)

with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)

Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of 24 months or less from the date of acquisition;

(13)

bills of exchange issued in the United States, Canada, Switzerland, the United Kingdom, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)	investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;

(15)

investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;

(16)	investments in pooled funds or investment accounts consisting of investments in the nature described in the foregoing clause (15);

(17)	Cash Equivalents or instruments similar to those referred to in clauses (1) through (16) above denominated in U.S. dollars or any Alternative Currency;

(18)

interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (17) above; and

(19)	for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (9) and clauses (11) through (14) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (14) and in this paragraph. Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (16) above) will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any domestic Subsidiary of the Company and Guarantors substantially all the assets of which consist (directly or indirectly through disregarded entities or partnerships) of equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income Tax purposes) in, and/or indebtedness (as determined for U.S. Tax purposes) issued by, one or more CFCs or CFC Holding Companies, and cash and cash equivalents and other assets being held on a temporary basis incidental to the holding of such equity interests or indebtedness.

“Change of Control” means:

(1)

the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders or a Parent Entity, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Company; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(2)

the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause (1) above), other than one or more Permitted Holders or any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner.

Notwithstanding anything to the contrary, a Qualifying PHS Disposition shall not constitute a “Change of Control.”

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property of the Company or any Guarantor subject (or purported to be subject) to a Lien securing the Notes Obligations, whether now existing or hereafter acquired, other than Excluded Property.

“Collateral Agent” means (i) in the case of the Revolving Credit Agreement, the Revolving Credit Agreement Collateral Agent, (ii) in the case of the Term Loan Credit Agreement, the Term Loan Credit Agreement Collateral Agent, (ii) in the case of the Notes, the Notes Collateral Agent and (iv) in the case of any other Series of Additional First Lien Obligations that become subject to the First Lien Intercreditor Agreement after the Completion Date, the collateral agent for such Series named in the applicable joinder agreement to the First Lien Intercreditor Agreement.

“Company” has the meaning assigned to it in the recitals of this Indenture.

“Completion Date” means the date of the Escrow Release.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by:

(a)

Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net payments and losses or any obligations on any Hedging Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b)

(x) provision for Taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar Taxes (such as, but not limited to, Delaware franchise tax, Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and withholding Taxes (including any future Taxes or other levies which replace or are intended to be in lieu of such Taxes and any penalties, additions to Tax and interest related to such Taxes or arising from Tax examinations) and similar Taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (y) any distributions made to a Parent Entity with respect to the foregoing and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d)

any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions), Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Issue Date), including (i) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration of the Notes, the Credit Agreements, any other Credit Facilities, any Securitization Fees and the Transactions, including Transaction Expenses, and (ii) any amendment, waiver or other modification of the Notes, the Credit Agreements, Receivables Facilities, Securitization Facilities, any other Credit Facilities, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e)

(i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused warehouse space costs) and new product introductions (including labor costs and scrap costs), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlement thereof; plus

(f)

any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Notes and the Credit Agreements) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)

the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements (including the entry into material contracts or arrangements), and initiatives and synergies (including, to the extent applicable, from (i) the Transactions, (ii) the effect of new customer contracts or projects and/or (iii) increased pricing or volume in existing contracts) (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions) projected by the Company in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the reduction of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided that (i) such costs savings are reasonably identifiable and factually supportable (in the good faith determination of the Company) and (ii) the aggregate increase to Consolidated EBITDA for any period pursuant to this clause (g) shall not exceed 30.0% of Consolidated EBITDA for such period (calculated after giving effect to any increase pursuant to this clause (g); plus

(h)

any costs or expenses incurred by the Company or a Restricted Subsidiary or a Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company; plus

(i)

cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(j)

any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (or any successor provision or other financial accounting standard having a similar result or effect); plus

(k)

the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(l)

(i) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes and (ii) gains and losses due to fluctuations in currency values and related Tax effects determined in accordance with GAAP; plus

(m)

with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such joint venture corresponding to the Company’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(n)

the amount of any costs, charges or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Company or any of its Subsidiaries or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries or any Parent Entities, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(o)

(i) adjustments of the nature or type used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth under “Summary Consolidated Financial and Other Data of Owens & Minor” contained in the Offering Memorandum and other adjustments of a similar nature to the foregoing and (ii) any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm; plus

(p)

losses, charges and expenses related to the pre-opening and opening of new locations, and start-up period prior to opening, that are operated, or to be operated, by the Company or any Restricted Subsidiary; plus

(q)

rent expense as determined in accordance with GAAP not actually paid in cash during such period (net of rent expense paid in case during such period over and above rent expense as determined in accordance with GAAP); plus

(r)

losses, charges and expenses related to a new location, plant or facility until the date that is 24 months after the date of commencement of construction or the date of acquisition thereof, as the case may be; plus

(s)

any non-cash increase in expense resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments; plus

(t)

(1) the net increase (which, for the avoidance of doubt, shall not be negative), if any, of the difference between: (i) the deferred revenue of such Person and its Restricted Subsidiaries, as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is 12 months prior to the Determination Date, and (2) without duplication of any adjustment pursuant to clause (1), the net adjustment for the annualized full-year gross profit contribution from new customer contracts signed during the 12 months prior to the Determination Date; plus

(u)

any fees, costs and expenses incurred in connection with the adoption or implementation of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect), and any non-cash losses or charges resulting from the application of Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (or any successor provision or other financial accounting standard having a similar result or effect); plus

(v)	any fees, costs, expenses or charges related to or recorded in cost of sales to recognize cost on a last-in-first-out basis; and

(2)	decreased (without duplication) by:

(a)

extraordinary or other non-recurring, income tax credits or non-cash income increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness secured by a Lien on the Collateral as of such date (other than Indebtedness secured by a Lien with a Junior Lien Priority relative to the Notes and the Note Guarantees) to (y) LTM EBITDA.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)

consolidated cash interest expense (including that attributable to Finance Lease Obligations) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net payments made (less net payments received) under Hedging Obligations but excluding, for the avoidance of doubt (i) Securitization Fees, (ii) penalties, additions to Tax and interest relating to Taxes, (iii) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility, (iv) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (v) costs associated with obtaining Hedging Obligations, (vi) accretion or accrual of discounted liabilities other than Indebtedness, (vii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transactions or any acquisition, (viii) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated Hedging

Obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (ix) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (xi) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting) and (xii) any lease, rental or other expense in connection with a Non-Financing Lease Obligations; less

(2)	consolidated interest income for such period.

For purposes of this definition, interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1)

any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Company in its reasonable discretion) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(2)

solely for the purpose of determining the amount available for Restricted Payments under clause (iii)(B) of Section 3.3(a) hereof, any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (a) restrictions that have been waived or otherwise released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release), and (b) restrictions pursuant to the Credit Agreements, the Notes, this

Indenture or other similar indebtedness containing substantially similar restrictions, except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)

any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Company or its Restricted Subsidiaries, abandoned, transferred, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, transferred, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business;

(4)

(a) any extraordinary, exceptional, unusual or nonrecurring loss, charge or expense, Transaction Expenses, Public Company Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Company or a Subsidiary or a Parent Entity had entered into with employees of the Company, a Subsidiary or a Parent Entity, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to project terminations, facility or property disruptions or shutdowns (including due to work stoppages, natural disasters and epidemics), signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs)

and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(5)

(a) at the election of the Company with respect to any quarterly period, the cumulative effect (including charges, accruals, expenses and reserves) of a change in law, regulation or accounting principles and changes as a result of the adoption, implementation or modification of accounting policies, including the adoption or implementation of last-in-first-out basis accounting standards, (b) subject to the last paragraph of the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Company to apply IFRS or other Accounting Changes), and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b), in each case as reasonably determined by the Company;

(6)

(a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity-based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Company or any Parent Entity or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Parent Entity or Subsidiary, and any cash awards granted to employees of the Company and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses attributable to deferred compensation plans or trusts or realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments, (c) non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation or Accounting Standards Codification Topics 505-50 Equity-Based Payments to Non-Employees (or any successor provision or other financial accounting standard having a similar result or effect), and (d) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112 (or any successor provision or other financial accounting standard having a similar result or effect), and any other item of a similar nature;

(7)

any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(8)

any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(9)

any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, Asset Disposition, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Notes, other securities and any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, other securities and any Credit Facilities), in each case, including the Transactions, any such transaction consummated prior to, on or after the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations (or any successor provision or other financial accounting standard having a similar result or effect) and any adjustments resulting from the application of Accounting Standards Codification Topic 460—Guarantees (or any successor provision or other financial accounting standard having a similar result or effect) or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(10)

any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany loans, accounts receivables, accounts payable, intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(11)	any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(12)

effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including those required or permitted by Accounting Standards Codification Topic 805–Business Combinations and Accounting Standards Codification 350–Intangibles-Goodwill and Other (or any successor provision or other financial accounting standard having a similar result or effect)) and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(13)

any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation, in connection with any disposition of assets and the amortization of intangibles arising pursuant to GAAP;

(14)

(a) accruals and reserves (including contingent liabilities) that are established or adjusted within 18 months after the closing of any acquisition or disposition, including in connection with the Transactions, that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, (b) charges, accruals, expenses and reserves as a result of adoption or modification of accounting policies, shall be excluded, and (c) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with any acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments;

(15)

any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging (or any successor provision or other financial accounting standard having a similar result or effect) and its related pronouncements or mark to market movement of non-U.S. currencies, Indebtedness, derivatives instruments or other financial instruments pursuant to GAAP, including Accounting Standards Codification Topic 825—Financial Instruments (or any successor provision or other financial accounting standard having a similar result or effect) or an alternative basis of accounting applied in lieu of GAAP;

(16)

any non-cash expenses, accruals or reserves related to adjustments to historical Tax exposures and any deferred tax expense associated with Tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(17)

the amount of (x) Board of Director (or equivalent thereof) fees, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to (or on behalf of) any Permitted Holder or otherwise to any member of the Board of Directors (or the equivalent thereof) of the Company, any of its Subsidiaries, any Parent Entity, any Permitted Holder or any Affiliate of a Permitted Holder, and (y) payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;

(18)	the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(19)

(i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed, (ii) at the election of the Company with respect to any quarterly period, effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), and (iii) at the election of the Company with respect to any quarterly period, an amount equal to the net change in deferred revenue at the end of such period from the deferred revenue at the end of the previous period.

In addition, to the extent not already excluded (or included, as applicable) in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption. Consolidated Net Income shall be reduced by the amount of distributions actually made to any Parent Entity of such Person in respect of such period in accordance with clause (9)(i) of Section 3.3(b), as though such amounts had been paid as Taxes directly by such Person for such periods.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness secured by a Lien on the Collateral as of such date to (y) LTM EBITDA.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations and intercompany Indebtedness), plus (b) the aggregate principal amount of Finance Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), minus (c) the aggregate amount of cash and Cash Equivalents included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) (provided that the cash proceeds of any proposed incurrence of Indebtedness and, with respect to determining if the PHS Disposition Condition is met, cash or Cash Equivalent proceeds of any PHS Disposition, shall not be included in this clause (c) for purposes of calculating the Consolidated Total Leverage Ratio or the Consolidated Secured Leverage Ratio, as applicable), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility but shall include the Reserved Indebtedness Amount, if any.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Controlling Collateral Agent” has the meaning assigned to such term in the First Lien Intercreditor Agreement.

“Corporate Trust Office” means the designated corporate trust office of the Trustee at which at any time its corporate trust business will be administered (which office at the date of this Indenture is located at Regions Bank, Attention: Corporate Trust Services – Owens & Minor, Inc., 1180 West Peachtree Street, Suite 1200, Atlanta, GA 30309, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreements” mean the Term Loan Credit Agreement and the Revolving Credit Agreement.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities (including the Credit Agreements), indentures or other arrangements, commercial paper facilities and overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the relevant original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Designated Preferred Stock” means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (iii)(C) of Section 3.3(a) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)

is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Foreign Holding Company” means any Subsidiary that owns no material assets (directly or through one or more disregarded entities) other than capital stock (including any Indebtedness that is treated as equity for U.S. Federal income tax purposes) of one or more CFCs.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Subsidiary of the Company.

“Escrow Account” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Agent” means Regions Bank, in its capacity as escrow agent.

“Escrow Agreement” means the escrow agreement, dated on or about the Issue Date, as amended, supplemented or modified from time to time in accordance with the terms of this Indenture, among the Company, the Trustee and the Escrow Agent.

“Escrow Condition” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Funds” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Outside Date” means October 6, 2025.

“Escrow Release” has the meaning assigned to such term in the Escrow Agreement.

“Escrow Release Request” has the meaning assigned to such term in the Escrow Agreement.

“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company.

“Excluded Equity” means equity interests (i) of any Unrestricted Subsidiary, (ii) of any Foreign Subsidiary or Domestic Foreign Holding Company (in each case other than any Guarantor), in each case of the Company or a Domestic Subsidiary of the Company and not otherwise constituting Excluded Equity, in excess of 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary or Domestic Foreign Holding Company and of a subsidiary of a Foreign Subsidiary or Domestic Foreign Holding Company, (iii) to the extent the First Lien Credit Agreement Obligations are not then discharged, of any Subsidiary with respect to which the First Lien Credit Agreement Collateral Agents and the Company have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such equity interests or perfection thereof is excessive in view of the benefits to be obtained by the First Lien Credit Agreement Secured Parties therefrom, (iv) of any captive insurance companies, not-for-profit Subsidiaries, special purpose entities, (v) of any non-wholly owned Restricted Subsidiary; (vi) any Securitization Subsidiary; and (vii) of any Subsidiary outside the United States (other than any Guarantor) the pledge of which is prohibited by applicable laws or which would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers.

“Excluded Property” means any of the following assets not included in the Collateral granted by the Company and the Guarantors securing the Notes:

(i) (x) any fee-owned real property that is not located in the United States or any fee-owned real property that is located in the United States and has a fair market value of less than or equal to $15,000,000 (any such fee-owned real property, “Immaterial Real Property”) and (y) any leasehold interests in real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters);

(ii) (A) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable laws in the relevant jurisdiction in the case of jurisdictions other than the U.S.), (B) letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable laws in the relevant jurisdiction in the case of jurisdictions other than the U.S.) and (C) commercial tort claims;

(iii) assets for so long as a pledge thereof or a security interest therein is prohibited by applicable laws;

(iv) margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States);

(v) any cash, deposit accounts and securities accounts (including securities entitlements and related assets) (it being understood that this exclusion shall not affect the grant of the Lien on proceeds of Collateral and all proceeds of Collateral shall be Collateral);

(vi) any lease, license or other agreements, or any property subject to a purchase money security interest, capitalized lease obligation or similar arrangements, in each case to the extent permitted under the First Lien Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capitalized lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Company or a Guarantor) after giving effect to the applicable anti-assignment clauses of the UCC and applicable laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable laws notwithstanding such prohibition;

(vii) assets for which a pledge thereof or security interest therein would result in a material adverse tax consequence; provided that nothing in this clause (vii) shall limit the pledge of assets by any Foreign Subsidiary that is a Guarantor;

(viii) assets for which the cost of creating or perfecting such pledges or security interests therein would be excessive in view of the benefits to be obtained by the lenders under the Credit Agreements therefrom;

(ix) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(x) Excluded Equity; and

(xi) any asset of any Subsidiary of the Company that is a CFC or Domestic Foreign Holding Company.

“Existing Notes” means the 2029 Notes and the 2030 Notes.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Lease Obligations” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes on the basis of GAAP; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to December 31, 2018 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Finance Lease Obligations) for purposes of this Indenture regardless of any change in GAAP thereafter that would otherwise require such leases to be recharacterized as Finance Lease Obligations. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“First Lien Credit Agreement Collateral Agents” means the Revolving Credit Agreement Collateral Agent and the Term Loan Credit Agreement Collateral Agent.

“First Lien Credit Agreement Obligations” means the Obligations in respect of the Revolving Credit Agreement and Term Loan Credit Agreement and the applicable First Lien Documents.

“First Lien Credit Agreement Secured Parties” means the (a) “Secured Parties” as defined in the Revolving Credit Agreement and (b) “Secured Parties” as defined in the Term Loan Credit Agreement.

“First Lien Documents” means the indentures, credit agreements, guarantee agreements and collateral agreements governing any Series of First Lien Obligations.

“First Lien Intercreditor Agreement” means that certain First Lien Pari Passu Intercreditor Agreement, dated as of March 29, 2022, by and among the First Lien Credit Agreement Collateral Agents, the Company and the Guarantors party thereto, attached hereto as Exhibit E, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“First Lien Obligations” means, collectively, (a) the First Lien Credit Agreement Obligations, (b) the Notes Obligations and (c) each other Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (a) the First Lien Credit Agreement Secured Parties, (b) the Notes Secured Parties and (c) the Additional First Lien Secured Parties with respect to each other Series of Additional First Lien Obligations.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date (the “reference period”) for which consolidated financial statements are available (which may be internal consolidated financial statements) to the Fixed Charges of such Person for the reference period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced), has caused any Reserved Indebtedness Amount to be deemed to be incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the

Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, deemed incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Company or any of its Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (and may include, for the avoidance of doubt, cost savings, operating expenses reductions and synergies resulting from such transactions which is being given pro forma effect. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such Period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during this period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Finance Lease Obligations shall be determined in accordance with the definition of Finance Lease Obligations. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Company may elect, as evidenced by a written notice of the Company to the Trustee, that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)

entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Company that (i) has not guaranteed any other Indebtedness of the Company and (ii) has Total Assets and revenues of less than 5.0% of Total Assets and revenues and, together with all other Immaterial Subsidiaries (as determined in accordance with GAAP), has Total Assets and revenues of less than 10.0% of Total Assets and revenues, in each case, measured at the end of the most recent fiscal period for which internal financial statements are available and revenues on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal of indebtedness of such Person for borrowed money;

(2)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)

all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)

the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations to trade creditors), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)	Finance Lease Obligations of such Person;

(6)

the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)

the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)	Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and

(9)

to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (3), (4), (5) and (9) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)	Obligations under or in respect of Qualified Securitization Financings or Receivables Facilities;

(iii)	Cash Management Services;

(iv)

any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP, Non-Financing Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(v)

obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(vi)

in connection with the purchase by the Company or any Restricted Subsidiary of any business, any deferred or prepaid revenue, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vii)

for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(viii)	Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP;

(ix)	Capital Stock (other than Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock); or

(x)

amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto (including any accrued interest).

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Guarantors” means the entities listed on the signature pages hereof as “Guarantors.”

“Initial Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Initial Purchasers” means Citigroup Global Markets Inc., BofA Securities, Inc., PNC Capital Markets LLC, Regions Securities LLC, TD Securities (USA) LLC, Santander US Capital Markets LLC, Capital One Securities, Inc., Citizens JMP Securities, LLC, Jefferies LLC and KKR Capital Markets LLC.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Company or a Restricted Subsidiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

For purposes of Section 3.3 and Section 3.20 hereof:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company; and

(3) if the Company or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Company or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States, Canadian, Swiss or United Kingdom government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)	a rating of “BBB-” or higher from S&P;

(2)	a rating of “Baa3” or higher from Moody’s; or

(3)	a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by either any rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means April 4, 2025.

“Issuer” has the meaning assigned to it in the recitals of this Indenture.

“Junior Lien Intercreditor Agreement” means any junior lien intercreditor agreement substantially in the form attached hereto as Exhibit F.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Obligations under the Notes and is subject to an intercreditor agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided, that in no event shall an operating lease to be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof; (4) any asset sale or a disposition excluded from the definition of “Asset Disposition” (including, for the avoidance of doubt, any PHS Disposition) and (5) a “Change of Control.”

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Company are available, in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Restricted Subsidiary:

(1)

(a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b) the approval of the Board of Directors;

(2)

in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case Incurred in connection with any closing or consolidation of any facility or office; or

(3)	not exceeding the greater of $10 million and 1% of LTM EBITDA in the aggregate outstanding at the time of Incurrence.

“Management Stockholders” means the members of management of the Company (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Company or of any Parent Entity on the Issue Date.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Company or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to clause (10) of Section 3.3(b) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Real Property” means any fee-owned real property that is not Immaterial Real Property.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition or PHS Disposition, as applicable, means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or PHS Disposition, as applicable, or received in any other non-cash form) therefrom, in each case net of:

(1)

all legal, accounting, consulting, investment banking, title and recording tax expenses, commissions, premiums (including tender premiums), defeasance costs, underwriting discounts and other fees and expenses (including original issue discount, upfront fees or similar fees) Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any deemed or actual repatriation of such proceeds and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition or PHS Disposition, as applicable, including distributions for Related Taxes;

(2)

all payments made on any Indebtedness which (x) is secured by any assets subject to such Asset Disposition or PHS Disposition, as applicable, in accordance with the terms of any Lien upon such assets, or (y) which by applicable law be repaid out of the proceeds from such Asset Disposition or PHS Disposition, as applicable;

(3)

all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition or PHS Disposition, as applicable;

(4)

the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition or PHS Disposition, as applicable, and retained by the Company or any Restricted Subsidiary after such Asset Disposition or PHS Disposition, as applicable; and

(5)

any funded escrow established pursuant to the documents evidencing such sale or disposition to secure and indemnification obligation on adjustments to the purchase price associated with any such Asset Disposition or PHS Disposition, as applicable.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any deemed or actual repatriation of such proceeds and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes).

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Company that is not a Guarantor.

“Non-Qualifying PHS Disposition” means a PHS Disposition that does not satisfy the PHS Disposition Condition.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, the Escrow Agreement, the Notes Collateral Documents and this Indenture.

“Note Guarantees” means the Guarantees of the Initial Notes and any Additional Notes.

“Notes” has the meaning ascribed to it in the recitals of this Indenture.

“Notes Collateral Agent” means Regions Bank, as collateral agent for the holders of the Notes Obligations under this Indenture and the Notes Collateral Documents and any successor pursuant to the provisions of this Indenture and the Notes Collateral Documents.

“Notes Collateral Documents” means, collectively, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, any other intercreditor agreements entered into from time to time, the Notes Security Documents and the supplements thereto.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC) or any successor Person thereto, and shall initially be the Trustee.

“Notes Obligations” means the Obligations in respect of the Notes, this Indenture, the Guarantees relating to the Notes, the Notes Collateral Documents and the other Note Documents.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes.

“Notes Security Agreement” means that certain Security Agreement, dated as of the Completion Date, among the Company, the Guarantors party thereto from time to time and the Notes Collateral Agent, substantially in the form attached hereto as Exhibit D, as it may be amended, supplemented, restated, replaced or otherwise modified from time to time pursuant to this Indenture.

“Notes Security Documents” means the Notes Security Agreement, each joinder to the Notes Security Agreement, all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust or other grants or transfers for security or agreements related thereto executed and delivered by the Company or any Guarantor pursuant to which a Lien is granted (or purported to be granted) in favor of the Notes Collateral Agent on behalf of itself, the Trustee, the Holders and the other Notes Secured Parties to secure the Notes and the Note Guarantees, in each case, as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest is allowed or allowable in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum dated April 2, 2025, relating to the offering by the Issuer of $1,000 million principal amount of the Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Parent Entity” means any, direct or indirect, parent of the Company.

“Parent Entity Expenses” means:

(1)

costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)

customary salary, bonus, severance, indemnity, insurance (including premiums therefor) and other benefits payable to any employee, director, officer, manager, contractor, consultant or advisor of any Parent Entity or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)	obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)

(x) general corporate operating and overhead fees, costs and expenses, (including all legal, accounting and other professional fees, costs and expenses and fees and expenses incurred related to the maintenance of any Parent Entity’s corporate or other entity existence) and, following the first public offering of the Company’s Capital Stock or the Capital Stock of any Parent Entity, listing fees and other costs and expenses attributable to being a publicly traded company of any Parent Entity and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of its Restricted Subsidiaries;

(5)

expenses Incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Capital Stock or Indebtedness (whether or not successful) and (ii) any related compensation paid to employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of such Parent Entity;

(6)

amounts payable pursuant to any management services or similar agreements or the management services provisions in an investor rights agreement or other equityholders’ agreement in effect on the Issue Date (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Company to the Holders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Company or its Subsidiaries; and

(7)

amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.3 hereof if made by the Company; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1 hereof) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (iii) of Section 3.3(a) and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this covenant or pursuant to the definition of “Permitted Investment.”

“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Note Guarantees.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the First Lien Intercreditor Agreement.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof.

“Permitted Holders” means, collectively, (i) the Management Stockholders (including any Management Stockholders holding Capital Stock through an equityholding vehicle), (ii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity, (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Holding Company or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iii), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group, and (iv) any Holding Company. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions (A) between or among the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries and, in the reasonable determination of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; and (B) between or among the Company, its Restricted Subsidiaries and any Captive Insurance Subsidiary.

“Permitted Investment” means (in each case, by the Company or any of its Restricted Subsidiaries):

(1)

Investments in (a) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)

Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(3)	Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)	Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5)

Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6)	Management Advances;

(7)

Investments received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)

Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(9)

Investments existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, refinancing, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Indenture;

(10)	Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;

(11)

pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13)

any transaction to the extent constituting an Investment that is permitted by and made in accordance with Section 3.8(b) hereof (except those described in clauses (1), (6), (7), (8), (9) and (25) of Section 3.8(b));

(14)

Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(15)

(i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are not prohibited by this Indenture;

(16)	Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)

Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)

any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements, cash pooling arrangements, intercompany loans or activities related thereto);

(19)	Investments in the ordinary course of business or consistent with past practice consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(20)	contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(21)

Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $175 million and 20.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments received by the Company or a Restricted Subsidiary (without duplication for purposes of Section 3.3 of any amounts applied pursuant to clause (iii) of Section 3.3(a)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that any Investment pursuant to this clause may be made only if, at the time of making such Investment and after giving pro forma effect thereto, the Consolidated Total Leverage Ratio would have been no greater than 3.00 to 1.00; provided further that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(22)

additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding, not to exceed the greater of $550 million and 63.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to clause (iii) of Section 3.3(a)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause;

(23)	[Reserved];

(24)

(i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(25)	Investments existing on the Completion Date made in connection with the Transactions;

(26)	repurchases of Notes;

(27)	Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.20;

(28)	guaranty and indemnification obligations arising in connection with surety bonds or similar obligations issued, made or incurred in the ordinary course of business or consistent with past practice;

(29)

Investments (a) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (b) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or (c) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;

(30)

Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(31)

Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;

(32)

any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Company or any Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(33)

non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with a Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions;

(34)	Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event; and

(35)

any other Investment so long as, immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated Total Leverage Ratio shall be no greater than 2.75 to 1.00.

Notwithstanding anything herein to the contrary, the Company and its Restricted Subsidiaries may not make Investments in any Unrestricted Subsidiary (including any Investment made or deemed to be made upon designation of any Subsidiary as an Unrestricted Subsidiary) in reliance on any baskets in this definition of “Permitted Investments” (except for clause (21) above), any baskets in the definition of “Permitted Payments” or Section 3.3(a), and no Investment made pursuant to clause (21) above, once made, may be re-classified at any time or for any purpose under this Indenture.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Non-Guarantor Subsidiary securing Indebtedness and other Obligations of any Non-Guarantor Subsidiary;

(2) pledges, deposits or Liens (a) in connection with workmen’s compensation laws, payroll Taxes, unemployment insurance laws, employers’ health Tax and other social security laws or similar legislation or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (b) securing liability, reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments) for the benefit of insurance carriers under insurance or self-insurance arrangements or otherwise supporting the payments of items set forth in the foregoing clause (a), or (c) in connection with bids, tenders, completion guarantees, contracts, leases, utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, warranty, release, judgment, customs, appeal, performance bonds, guarantees of government contracts, return of money bonds, bankers’ acceptance facilities and obligations of a similar nature (including those to secure health, safety and environmental obligations), and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested Taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business or consistent with past practice;

(3) Liens with respect to outstanding motor vehicle fines and Liens imposed by law or regulation, including carriers’, warehousemen’s, mechanics’, landlords’, suppliers’, materialmen’s, repairmen’s, architects’, construction contractors’ or other similar Liens, in each case for amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate proceedings;

(4) Liens for Taxes (i) that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings diligently conducted; provided that appropriate reserves required pursuant to GAAP (or other applicable accounting principles) have been made in respect thereof, (ii) that would not reasonably be expected to have a material adverse effect or (iii) for property Taxes on property of the Company or one of its Subsidiaries that the Company (or the applicable Subsidiary) has determined to abandon if the sole recourse for such Tax is to such property;

(5) encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties, exceptions on title policies insuring Liens granted on any mortgaged properties or any other collateral or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other similar agreements, charges or encumbrances, which do not in the aggregate materially interfere with the ordinary course conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(6) Liens (a) securing Hedging Obligations, Cash Management Obligations and the costs thereof; (b) that are rights of set-off, rights of pledge or other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts securing Indebtedness and other Obligations permitted to be incurred under clause (8)(e) of Section 3.2(b) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and (e) (i) of a collection bank arising under Section 4-210 of the UCC or any comparable or successor provision on items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms and conditions of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property, intellectual property, software and other technology rights), in each case entered into in the ordinary course of business, consistent with past practice or, with respect to intellectual property, software and other technology rights, that are not material to the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(8) Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default under clause (5) of Section 6.1(a);

(9) (a) Liens securing Finance Lease Obligations, or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (i) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and (ii) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets and property affixed or appurtenant thereto and accessions, additions, improvements, proceeds, dividends or distributions thereof, including after-acquired property that is (A) affixed or incorporated into the property or assets covered by such Lien, (B) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (C) the proceeds and products thereof and (b) any interest or title of a lessor, sublessor, franchisor, licensor or sublicensor or secured by a lessor’s, sublessor’s, franchisor’s, licensor’s or sublicensor’s interest under any Finance Lease Obligations or Non-Financing Lease Obligations;

(10) Liens arising from UCC financing statements, including precautionary financing statements (or similar filings) regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;

(11) Liens (i) existing on the Issue Date, but excluding Liens securing the Credit Agreements and the Notes and the related Guarantees and (ii) on the Escrow Account;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time the Company or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in anticipation of such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the Obligations relating to any Indebtedness or other obligations to which such Liens relate;

(13) Liens securing Obligations relating to any Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary or the Trustee;

(14) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Obligations relating to the Indebtedness or other obligations being refinanced or is in respect of property or assets that is or could be the security for or subject to a Permitted Lien hereunder;

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture securing financing arrangement, joint venture or similar arrangement pursuant to any joint venture securing financing agreement, joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or consistent with past practice;

(19) Liens securing Indebtedness and other Obligations in respect of (a) Credit Facilities, including any letter of credit facility relating thereto, under clause (1) of Section 3.2(b) and (b) obligations of the Company or any Subsidiary in respect of any Cash Management Obligation or Hedging Obligation provided by any lender party to any Credit Facility or Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements in respect of such Cash Management Obligation or Hedging Obligation were entered into);

(20) Liens securing Indebtedness and other Obligations under clause (5) of Section 3.2(b); provided that such Liens shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus property and assets affixed or appurtenant thereto and additions, improvements, accessions, proceeds, dividends or distributions thereof, including after-acquired property that is (i) affixed or incorporated into the property or assets covered by such Lien, (ii) after-acquired property or assets subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property or assets and (iii) the proceeds and products thereof) acquired, or of any Person acquired or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary, in any transaction to which such Indebtedness or other Obligation relates;

(21) Liens securing Indebtedness and other Obligations permitted by clause (11) of Section 3.2(b);

(22) Liens securing Indebtedness and other Obligations of any Non-Guarantor Subsidiary covering only assets of such Subsidiary or other Non-Guarantor Subsidiaries;

(23) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(24) Liens deemed to exist in connection with Investments permitted under clause (4) of the definition of “Cash Equivalents”;

(25) Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; provided that any such Liens attach only to the goods and inventory covered thereby and proceeds thereof;

(26) Liens on vehicles or equipment of the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(27) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise not prohibited by this Indenture;

(28) (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, and (b) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(29) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(30) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such Investment), and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in an asset sale, in each case, solely to the extent such Investment or sale, transfer, lease or other disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(31) Liens securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $300 million and (b) 35.0% of LTM EBITDA at the time incurred;

(32) Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 3.20; provided that such Liens do not extend to any assets other than those of such Unrestricted Subsidiary;

(33) Liens on the Collateral securing Indebtedness and other Obligations permitted under Section 3.2; provided that with respect to Liens securing Indebtedness or other Obligations permitted under this clause, at the time of incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would not be greater than 2.75 to 1.00;

(34) Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant described under Section 3.2 that have Pari Passu Lien Priority relative to the Notes and related Note Guarantees; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(35) Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility;

(36) Settlement Liens;

(37) rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(38) the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(39) restrictive covenants affecting the use to which real property may be put and Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(40) Liens on property, assets or Permitted Investments used to defease or to satisfy or discharge Indebtedness; provided that such defeasance, satisfaction or discharge is not prohibited by this Indenture;

(41) Liens relating to escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(42) Liens (including, if applicable, prior to the Escrow Release, Liens on the Escrowed Property) securing the Notes (other than any Additional Notes) and the related Note Guarantees;

(43) Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Company or any Restricted Subsidiary;

(44) Liens arising in connection with any Permitted Intercompany Activities, Permitted Tax Restructuring and related transactions; and

(45) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by law.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of Permitted Lien to which such Permitted Lien has been classified or reclassified.

“Permitted Tax Distribution” means:

(a) if and for so long as the Company is a member (or is an entity treated as disregarded from a member) of a group filing a consolidated, group, affiliate, unitary, combined or similar Tax return with any Parent Entity, any dividends or other distributions to fund any income or similar Taxes for which such Parent Entity is liable up to an amount not to exceed Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Company and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated, unitary or similar basis on behalf of a consolidated, combined, affiliated, unitary or similar group consisting only of the Company and its Subsidiaries; and

(b) for any taxable year (or portion thereof) ending after the Issue Date for which the Company is treated as a disregarded entity, partnership, or other flow-through entity for federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the Company’s direct owner(s) to fund the income Tax liability of such owner(s) (or, if a direct owner is a pass-through entity, of the indirect owner(s)) for such taxable year (or portion thereof) attributable to the operations and activities of the Company and its direct and indirect Subsidiaries, in an aggregate amount not the exceed the product of (x) the highest combined marginal federal and applicable state, provincial, territorial, and/or local statutory income Tax rate (after taking into account the deductibility of U.S. state and local income Tax for U.S. federal income Tax purposes) and (y) the taxable income of the Company for such taxable year (or portion thereof).

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Company in good faith) so long as such Permitted Tax Restructuring is not materially adverse to the beneficial owners of the Notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“PHS Disposition” means any sale, assignment, transfer, lease, conveyance or other disposition, in one transaction or a series of related transactions, to a Person (other than the Company or any of its Restricted Subsidiaries) of all or substantially all of the operations and/or assets comprising the Products & Healthcare Services operating segment of the Company (including, but not limited to, all or substantially all of the assets used in or reasonably related to such business, the equity interests of any Subsidiary owning or operating such business, and the cash and Cash Equivalents that are incidental to such business), solely to the extent that the operations and/or assets so sold, assigned, transferred, leased, conveyed or disposed of constitute all or substantially all of the assets of the Company.

“PHS Disposition Condition” means, with respect to a PHS Disposition, that, (i) upon execution of any definitive agreement with respect to such PHS Disposition, no Event of Default shall have occurred and be continuing (or would result therefrom), and (ii) after giving pro forma effect to such PHS Disposition, including the Incurrence of any Indebtedness in connection therewith and the use of proceeds from such PHS Disposition or any such Indebtedness for any redemption, repurchase, defeasance, satisfaction and discharge or repayment of any Indebtedness, as if each of the foregoing had occurred at the beginning of the applicable four-quarter period, no (A) Event of Default shall have occurred and be continuing and (B) the Consolidated Total Leverage Ratio of the Company and its Restricted Subsidiaries would not be more than 0.25 higher than it was immediately prior to giving effect to such PHS Disposition. For the avoidance of doubt, to the extent the Company makes an LCT Election with respect to a PHS Disposition, compliance with the PHS Disposition Condition will be determined in accordance with the provisions applicable to an LCT Election as set forth in Section 1.4(c) hereof, giving pro forma effect to such PHS Disposition, any Incurrence of Indebtedness in connection therewith, and the use of proceeds from such PHS Disposition and any such Indebtedness for any redemption, repurchase, defeasance, satisfaction and discharge or repayment of any Indebtedness.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualifying PHS Disposition” means a PHS Disposition that satisfies the PHS Disposition Condition.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The Receivables Securitization Program will be deemed to be a Qualified Securitization Financing.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Receivables Securitization Program” means the Securitization Facility entered into in respect of our Receivable Assets under the Receivables Financing Agreement, dated as of February 19, 2020, by and among Owens & Minor Medical, Inc., as the initial servicer, O&M Funding LLC, as borrower, the lenders from time to time party thereto, PNC Bank, National Association, as administrative agent, and PNC Capital Markets LLC, as structuring agent, and as amended and restated by that certain Receivables Purchase Agreement, dated as of October 18, 2024, by and among Owens & Minor Medical, LLC, as the initial servicer, O&M Funding LLC, as seller, the purchasers from time to time party thereto, PNC Bank, National Association, as administrative agent, and PNC Capital Markets LLC, as structuring agent, and as further amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)	Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not the Company or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding under the Indebtedness being Refinanced (plus (x) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.2 immediately prior to such refinancing and (y) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such Refinancing), provided, that clause (1) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Secured Indebtedness.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Taxes” means:

(1) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other similar fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law;

(b) being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d) having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 3.3; or

(2) any Permitted Tax Distribution.

“Reserved Indebtedness Amount” has the meaning set forth in clause (9) of Section 3.2(c).

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing the Restricted Notes Legend.

“Restricted Notes Legend” means the legend set forth in clause (1) of Section 2.1(d).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the Credit Agreement, dated March 10, 2021, by and among Owens & Minor Distribution, Inc., Owens & Minor Medical, Inc., Barista Acquisition I, LLC, Barista Acquisition II, LLC, O&M Halyard, Inc., Byram Healthcare Centers, Inc., the Company, the guarantors from time to time party thereto, Bank of America, N.A., as administrative agent and collateral agent, a syndicate of financial institutions party thereto, the other agents party thereto, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Revolving Credit Agreement Collateral Agent” means Bank of America, N.A., in its capacity as the collateral agent for the “Secured Parties” as defined in the Revolving Credit Agreement, together with its successors and permitted assigns under the Revolving Credit Agreement.

“Rotech” means Rotech Healthcare Holdings Inc.

“Rotech Acquisition” means the transactions contemplated by the Acquisition Agreement.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Series” means (a) (x) with respect to the First Lien Secured Parties, each of (i) the Revolving Credit Agreement Secured Parties (in their capacities as such), (ii) Term Loan Credit Agreement Secured Parties (in their capacities as such), (iii) the Notes Secured Parties (in their capacities as such) and (iv) the Additional First Lien Secured Parties (in their capacities as such) that become subject to the First Lien Intercreditor Agreement that are represented by a common Collateral Agent (in its capacity as such for such Additional First Lien Secured Parties) and (y) with respect to the Junior Lien Secured Parties, the holders from time to time of any Junior Lien Obligations that are represented by a common representative (in its capacity as such for such Junior Lien Obligations) and (b) (x) with respect to any First Lien Obligations, each of (i) the First Lien Credit Agreement Obligations, (ii) the Notes Obligations and (iii) the Additional First Lien Obligations incurred after the Completion Date, the holders of which are to be represented by a common Collateral Agent (in its capacity as such for such Additional First Lien Obligations) under the First Lien Intercreditor Agreement and (y) with respect to any Junior Lien Obligations, each of the Junior Lien Obligations that are represented by a common representative (in its capacity as such for such Junior Lien Obligations).

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date, (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof, and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Capital Stock or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties, assessments, fees and withholdings (including backup withholding) and any charges of a similar nature (however denominated and including interest, penalties and other liabilities with respect thereto) that are imposed by any governmental authority or other taxing authority.

“Term Loan Credit Agreement” means the Credit Agreement, dated March 29, 2022, as amended on or about the Completion Date, by and among the Company, Owens & Minor Distribution, Inc., Owens & Minor Medical, Inc., Barista Acquisition I, LLC, Barista Acquisition II, LLC, O&M Halyard, Inc., Byram Healthcare Centers, Inc. and Apria, Inc., as borrowers, the guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, a syndicate of financial institutions party thereto, the other agents party thereto, and each lender from time to time party thereto, together with the related documents thereto (including any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Term Loan Credit Agreement Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as the collateral agent for the Term Loan Credit Agreement Secured Parties, together with its successors and permitted assigns under the Term Loan Credit Agreement.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transaction Expenses” means any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by the Company or any Restricted Subsidiary associated or in connection with the Transactions, including any fees, costs and expenses associated with payments or distributions to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto).

“Transactions” means the Rotech Acquisition, any transactions directly or indirectly related to the consummation of the Rotech Acquisition pursuant to the Acquisition Agreement, the issuance of the Notes and related Guarantees, the amendment of the Term Loan Credit Agreement, the borrowing under the Term Loan Credit Agreement in connection with the Rotech Acquisition, the payment of Transaction Expenses and other related transactions and use of proceeds, in each case, as described in the Offering Memorandum and the consummation of any other transaction in connection with the foregoing.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means, when used with respect to the Trustee or the Notes Collateral Agent, any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Trustee” means Regions Bank, as trustee under this Indenture, together with its successors and assigns.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1) any Subsidiary (other than the Company or any direct or indirect parent entity of the Company) of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company, respectively (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if:

(1) at the time of such designation, such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment of the Company in such Subsidiary complies with Section 3.3.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, or (3) money market securities that invest solely in the foregoing, and in the case of (1) and (2) above, shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Company, all of the Capital Stock of which is owned by the Company or a Guarantor.

SECTION 1.2 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	3.5(a)(3)(iii)
“Accounting Change”	“GAAP”
“Advance Offer”	3.5(a)(3)(iv)
“Advance Portion”	3.5(a)(3)(iv)
“Additional Restricted Notes”	2.1(b)
“Affiliate Transaction”	3.8(a)
“Agent Members”	2.1(e)(2)
“Applicable Premium Deficit”	8.4(1)
“Approved Foreign Bank”	“Cash Equivalents”
“Asset Disposition Offer”	3.5(a)(3)(iv)
“Authenticating Agent”	2.2
“Available Amount”	3.3(a)(iii)
“CERCLA”	13.8(p)
“Change of Control Offer”	3.9(a)

Term	Defined in Section
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(a)(2)
“Clearstream”	2.1(b)
“Collateral Advance Offer”	3.5(a)(3)(iv)
“Collateral Advance Portion”	3.5(a)(3)(iv)
“Collateral Asset Disposition Offer Proceeds”	3.5(a)(3)(iv)
“Collateral Excess Proceeds”	3.5(a)(3)(iv)
“Covenant Defeasance”	8.3
“Covenant Satisfaction Officer’s Certificate”	6.1(b)
“Declined Collateral Excess Proceeds”	3.5(a)(3)(iv)
“Declined Excess Proceeds”	3.5(a)(3)(iv)
“Defaulted Interest”	2.15
“Directing Holder”	6.1(a)(10)
“Election Date”	3.3(b)(23)
“equity incentives”	“Consolidated Net Income”
“Escrowed Property”	12.1(b)
“Euroclear”	2.1(b)
“Event of Default”	6.1(a)
“Excess Proceeds”	3.5(a)
“Fixed Charge Coverage Ratio Calculation Date”	“Fixed Charge Coverage Ratio”
“Final Decision”	6.1(b)

Term	Defined in Section
“Foreign Disposition”	3.5(c)(i)
“Guaranteed Obligations”	10.1
“Imaterial Real Property”	“Excluded Property”
“Initial Default”	6.1(e)
“Issuer Order”	2.2
“Judgment Currency”	14.19
“LCT Election”	1.4(c)
“LCT Public Offer”	1.4(c)
“LCT Test Date”	1.4(c)
“Legal Defeasance”	8.2
“Legal Holiday”	14.6
“Litigation”	6.1(b)
“Notes Register”	2.3
“Noteholder Direction”	6.1(a)(10)
“Other Guarantee”	10.2(b)(5)
“Performance References”	“Derivative Instrument”
“PHS Disposition Redemption”	5.7(d)
“Position Representation”	6.1(a)(10)
“primary obligations”	“Contingent Obligations”
“Proceeds Application Period”	3.5(a)(3)
“protected purchaser”	2.11

Term	Defined in Section
“Redemption Date”	5.7(a)
“Refunding Capital Stock”	3.3(b)(2)
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Resale Restriction Termination Date”	2.6(b)
“Reserved Indebtedness Amount”	3.2(c)(9)
“Rule 144A”	2.1(d)(1)
“Restricted Payment”	3.3(a)
“Restricted Period”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Securities Act”	2.1(d)(1)
“Security Document Order”	13.8(l)
“Special Interest Payment Date”	2.15(a)
“Special Mandatory Redemption”	5.9(a)
“Special Mandatory Redemption Date”	5.9(b)
“Special Mandatory Redemption Price”	5.9(a)
“Special Record Date”	2.15(a)
“Special Termination Date”	5.9(a)
“Subject Lien”	3.6
“Successor Company”	4.1(a)(1)
“Suspended Covenants”	3.21

Term	Defined in Section
“Suspension Period”	3.21
“Treasury Capital Stock”	3.3(b)(2)
“Verification Covenant”	6.1(a)(10)
“Verification Covenant Officer’s Certificate”	6.1(b)

SECTION 1.3 [Reserved].

SECTION 1.4 Rules of Construction.

(a) Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(8) the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11) except as otherwise stated, (a) references herein to Articles, Sections and Exhibit mean the Articles and Sections of and Exhibits to this Indenture and (b) each reference herein to a particular Article or Section includes the Sections, subsections and paragraphs subsidiary thereto; and

(12) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

(b) Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other exceptions, thresholds or baskets (other than ratio based exceptions, thresholds and baskets) on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant ratio based test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on any ratio based exceptions, thresholds and baskets, such ratio(s) shall be calculated without regard to the incurrence of any indebtedness to fund any OID or upfront fees to be paid in connection with the incurrence of such Indebtedness on reliance of such ratio based exception.

Any calculation or measure that is determined with reference to the Company’s financial statements (including Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Fixed Charges, Fixed Charge Coverage Ratio, Consolidated Secured Leverage Ratio, the Consolidated First Lien Secured Leverage Ratio and Consolidated Total Leverage Ratio) may be determined with reference to the financial statements of a Parent Entity instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Capital Stock of the Company.

(c) When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT

Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate as reasonably determined by the Company.

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Total Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

ARTICLE II

THE NOTES

SECTION 2.1 Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $1,000,000,000. In addition, the Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein). Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with a Collateral Asset Disposition Offer or an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with Section 3.2.

With respect to any Additional Notes, the Issuer shall set forth in one or more indentures supplemental hereto, the following information:

(A) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C) whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 14.2, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture, provided that any Additional Notes will not be issued with the same CUSIP, ISIN or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b) The Initial Notes were offered and sold by the Issuer pursuant to a Purchase Agreement, dated April 2, 2025, among the Issuer, the Initial Guarantors and Citigroup Global Markets Inc. as representative for the several Initial Purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) Persons they reasonably believe to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, persons reasonably believed to be QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to persons reasonably believed to be QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold to non-U.S. Persons outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, including appropriate legends as set forth in Section 2.1(d) (the “Regulation S Global Note”). Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II. Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note and the Regulation S Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee or Paying Agent, as applicable, may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, or a supplemental indenture to this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be issuable only in fully registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d) Restrictive and Global Note Legends.

(1) Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Issuer receives an Opinion of Counsel satisfactory to it to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the Rule 144A Global Note, the Regulation S Global Note, and shall each bear the following legend on the face thereof:

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH

REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), (2) AGREES NOT TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE DATE THE NOTES WERE ISSUED AND THE LAST DATE THAT THE ISSUER OR ANY OF ITS AFFILIATES WERE THE OWNER OF THE NOTES OR ANY PREDECESSOR OF THE NOTES ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S OR THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

(2) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THE AGENT OF THE ISSUER FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(e) Book-Entry Provisions. (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC, and for which the applicable procedures of DTC shall govern.

(1) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in clause (2) of Section 2.1(d). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in clause (4) of Section 2.1(e) and Section 2.1(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(f) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f) Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Issuer within 90 days of such notice, (B) the Issuer in its sole discretion executes and deliver to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a written request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Issuer or any affiliate of the Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in clause (1) of Section 2.1(d). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in clause (1) of Section 2.1(d).

(2) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4) Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Regulation S Global Note prior to the end of the Restricted Period.

SECTION 2.2 Execution and Authentication. One Officer of the Issuer shall sign the Notes for the Issuer by manual, facsimile, electronic (including a digital signature provided by DocuSign) or PDF signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,000,000,000 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the Holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes. The Trustee may request and rely upon an Issuer Order prior to authenticating any Notes hereunder.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case any of the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3 Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of each such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Issuer or any Guarantor may act as Paying Agent, Registrar or Transfer Agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4 Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five (5) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6 Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(e) and 2.1(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this Section 2.6(a).

(b) Transfers of Rule 144A Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC;

(2) [Reserved]; and

(3) a registration of transfer of a Rule 144A Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(c) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) [Reserved]; and

(3) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Regulation S Global Note to a transferee in the form of a beneficial interest in that Regulation S Global Note in accordance with this Indenture and the applicable procedures of DTC.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.9 or any additional certification.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) an Initial Note is being transferred pursuant to an effective registration statement, (2) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (3) there is delivered to the Registrar and the Issuer an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) [Reserved].

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications, at the Issuer’s expense, at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and the Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13, 3.5, 5.6 or 9.5).

The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing (or electronic delivery) of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing (or electronic delivery) or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(f) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in clause (1) of Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Registrar nor the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7 [Reserved].

SECTION 2.8 [Reserved].

SECTION 2.9 Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

Owens & Minor, Inc.

10900 Nuckols Road, Suite 400

Glen Allen, Virginia 23060

Attention: Chief Financial Officer

Email: [***]

Regions Bank, as Trustee

1180 West Peachtree Street, Suite 1200

Atlanta, GA 30309

Attention: Kristine Prall, VP, CCTS

Telephone: [***]

Email: [***]

Re:	Owens & Minor, Inc. (the “Issuer”)

10.000% Senior Secured Notes due 2030 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

The Trustee and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate and not otherwise defined herein have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

SECTION 2.10 [Reserved].

SECTION 2.11 Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and upon receipt of an Issuer Order, the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”), (c) satisfies any other reasonable requirements of the Trustee and (d) provides an indemnity bond, as more fully described below; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 14.4 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13 Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14 Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15 Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than twenty (20) calendar days and not less than fifteen (15) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 14.1, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16 CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, the Trustee shall have no liability for any defect in the CUSIP number as they appear on any Notes, notice or elsewhere and that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

ARTICLE III

COVENANTS

SECTION 3.1 Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 11:00 a.m. New York City time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2 Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), either (i) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is no less than 2.00 to 1.00 or (ii) the Consolidated Total Leverage Ratio would have been no greater than 5.00 to 1.00; provided, further, that Non-Guarantor Subsidiaries may not Incur Indebtedness under this Section 3.2(a) if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $175 million and (b) 20.0% of LTM EBITDA of Indebtedness of Non-Guarantor Subsidiaries would be outstanding pursuant to this paragraph and clause (5) (other than subclause (c)) of the following paragraph at such time.

(b) Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):

(1) (X) Indebtedness Incurred under any Credit Facility by the Company or any of its Restricted Subsidiaries (including letters of credit or bankers’ acceptances issued or created under any Credit Facility) and Guarantees in respect of such Indebtedness, up to an aggregate principal amount equal to the sum of (I) $1,250 million, (II) the greater of $600 million and 100.0% of LTM EBITDA and (III) the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries could incur, after all amounts have been incurred under clauses (I) and (II), such that (A) the Consolidated First Lien Secured Leverage Ratio is equal to or less than 2.75 to 1.00 on a pro forma basis (provided that, for purposes of determining the amount that may be Incurred under this clause (III)(A), all Indebtedness Incurred under this clause (III)(A) shall be deemed to be Secured Indebtedness with Liens on the Collateral that rank pari passu with the Liens securing the First Lien Obligations whether or not so secured for the purpose of the definition of Consolidated First Lien Secured Leverage Ratio), and (B) if such Indebtedness incurred has Junior Lien Priority relative to the Notes with respect to the Collateral or such Indebtedness is unsecured, the Consolidated Secured Leverage Ratio is equal to or less than 3.00 to 1.00 on a pro forma basis (provided that, for purposes of determining the amount that may be Incurred under this clause (III)(B), all Indebtedness Incurred under clause (III)(A) and this clause (III)(B) shall be deemed to be Secured Indebtedness for the purpose of the definition of Consolidated Secured Leverage Ratio) and (Y) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing, and any Refinancing Indebtedness in respect thereof;

(2) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(3) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that if a Guarantor incurs such Indebtedness owing to a Non-Guarantor Subsidiary, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment (but only to the extent permitted by applicable law and to the extent such subordination does not result in material adverse tax consequences) to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent issuance or transfer (other than the incurrence of a Permitted Lien) of any Capital Stock or any other event that results in any such Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (3);

(4) Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness incurred pursuant to clauses (1), (2), (3) and (4)(a) of this Section 3.2(b) but including the Existing Notes) outstanding on the Issue Date or, solely with respect to Indebtedness of Rotech, the Completion Date, and any Guarantee thereof, (c) Refinancing Indebtedness (including, with respect to the Notes and any Guarantee thereof) Incurred in respect of any Indebtedness described in this clause (4) or clause (5) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a), and (d) Management Advances;

(5) Indebtedness of (x) the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving pro forma effect to such acquisition, merger, amalgamation or consolidation, either:

(a)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a);

(b)

either the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower or the Consolidated Total Leverage Ratio of the Company and the Restricted Subsidiaries would not be higher, in each case, than immediately prior to such acquisition, merger, amalgamation or consolidation; or

(c)

such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided that, in the case of this clause (c), the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger, amalgamation or consolidation;

provided, however, that on a pro forma basis, the amount of Indebtedness that may be incurred by Non-Guarantor Subsidiaries pursuant to this clause (5) (other than pursuant to clause (c), together with amounts incurred and outstanding by Non-Guarantor Subsidiaries pursuant to the second proviso of Section 3.2(a) shall not at any one time outstanding exceed the greater of (x) $175 million and (y) 20.0% of LTM EBITDA at the time of any incurrence pursuant to this clause (5);

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) Indebtedness (i) represented by Finance Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the amount of Finance Lease Obligations and Purchase Money Obligations outstanding on the Issue Date plus the greater of (a) $220 million and (b) 25.0% of LTM EBITDA, and any Refinancing Indebtedness in respect thereof and (ii) arising out of Sale and Leaseback Transactions in an aggregate outstanding principal amount, which when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (7)(ii) and then outstanding, does not exceed the greater of (a) $175 million and (b) 20.0% of LTM EBITDA at the time of incurrence and any Refinancing Indebtedness in respect thereof;

(8) Indebtedness in respect of (a) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other Tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bank guarantees, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; (e) Cash Management Obligations; and (f) Settlement Indebtedness;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and its Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(10) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100.0% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date, and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and its Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;

(11) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed the greater of (a) $175 million and (b) 20.0% of LTM EBITDA at any time outstanding and any Refinancing Indebtedness in respect thereof;

(12) (a) Indebtedness issued by the Company or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity, in each case to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is not prohibited by Section 3.3 and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or in connection with the Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(13) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(14) Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (14) and then outstanding will not exceed the greater of (a) $300 million and (b) 35.0% of LTM EBITDA and any Refinancing Indebtedness in respect thereof;

(15) Indebtedness in respect of any Qualified Securitization Financing or any Receivables Facility;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring, Permitted Intercompany Activities and related transactions;

(17) [Reserved];

(18) any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(19) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods or services and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(20) obligations in respect of Disqualified Stock in an amount not to exceed the greater of $90 million and 10.0% of LTM EBITDA outstanding at any time;

(21) [Reserved]; and

(22) Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with this Indenture.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1) subject to clause (3) below, in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and (b), the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in Section 3.2(a) or one of the clauses of Section 3.2(b);

(2) additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) and (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to one of the clauses of Section 3.2(b) shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of the Section 3.2(a) from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under Section 3.2(a) without reliance on such clause);

(3) all Indebtedness outstanding or Incurred on or prior to the Completion Date under any Credit Agreement shall be deemed to have been Incurred under, and shall remain classified at all times on or prior to the Completion Date under clause (1) of Section 3.2(b);

(4) in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, dividends, premiums (including, without limitation, tender premiums), defeasance costs, fees and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing;

(5) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as incurred pursuant to Section 3.2(a) or any clause of Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(7) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8) Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(9) for all purposes under this Indenture, including for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated First Lien Secured Leverage Ratio or the Consolidated Total Leverage Ratio, as applicable, in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to Section 3.2(a) or Section 3.2(b) or the incurrence or creation of any Lien pursuant to the definition of “Permitted Liens” or otherwise, the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 3.2 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Event of Default); provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated First Lien Secured Leverage Ratio, the Consolidated Total Leverage Ratio or other provision of this Indenture, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Company revokes an election of a Reserved Indebtedness Amount;

(10) notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 3.2(b) measured by reference to a percentage of LTM EBITDA at the time of Incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(11) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) Incurred in connection with such refinancing.

Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

For purposes of this Indenture, (1) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (2) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 3.3 Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any such payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(i) dividends, payments or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; or

(ii) dividends, payments or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to clause (3) of Section 3.2(b)); or

(4) make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i) an Event of Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(ii) other than in the case of (i) a Restricted Investment and (ii) amounts attributable to subclause (A) and subclauses (C) through (F) of clause (iii) below, the Company is not able to incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to April 1, 2025 (and not returned or rescinded) (including Permitted Payments made pursuant to clause (1) of Section 3.3(b) (without duplication) and clause (10) of Section 3.3(b), but excluding all other Restricted Payments made pursuant to Section 3.3(b)) would exceed the sum (the “Available Amount”) of (without duplication):

(A) the greater of $50 million and 5% of LTM EBITDA;

(B) 50.0% of Consolidated Net Income for the period (treated as one accounting period) from April 1, 2025 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (which may, at the Company’s election, be internal financial statements) (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(C) 100% of the aggregate cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to April 1, 2025 or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company subsequent to April 1, 2025(other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of its employees to the extent funded by the Company or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on clause (6) of Section 3.3(b) and (z) Excluded Contributions);

(D) 100% of the aggregate cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to April 1, 2025 of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(E) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after April 1, 2025; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under clause (16) of Section 3.3(b) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or clause (16) of Section 3.3(b)(16) as the case may be) or a dividend from an Unrestricted Subsidiary after April 1, 2025; and

(F) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after April 1, 2025, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under clause (16) of Section 3.3(b) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or clause (16) of Section 3.3(b), as the case may be.

Notwithstanding anything to the contrary, any proceeds received in connection with PHS Disposition will be excluded in the determination of the Available Amount as set forth above.

(b) Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2) (a) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any Parent Entity to the extent contributed to the Company (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (13) of Section 3.3(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;

(4) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5) any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i) from Net Available Cash to the extent permitted under Section 3.5, but only if the Company shall have first complied with Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing, discharging or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(ii) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if the Company shall have first complied with Section 3.5 or Section 3.9, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6) a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock of the Company or any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit, or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause do not exceed the greater of $90 million and 10.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 3.3(a); plus

(ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Issue Date; less

(iii) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (6);

and provided, further, that (i) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other Taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with Section 3.2;

(8) payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar Taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar Taxes payable upon exercise or vesting thereof;

(9) dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(i) the amounts required for any Parent Entity to pay any Parent Entity Expenses or to pay or distribute any Related Taxes;

(ii) amounts constituting or to be used for purposes of making payments to the extent specified in clauses (2), (3) and (5) of Section 3.8(b); and

(iii) so long as no Event of Default has occurred and is continuing (or would result therefrom), up to the greater of $20 million and 2.0% of LTM EBITDA per calendar year;

(10) the declaration and payment of dividends on the common stock or common equity interests of the Company or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock), in an amount in any fiscal year not to exceed the sum of (i) 7% of the amount of Net Cash Proceeds received by or contributed to the Company or any of its Restricted Subsidiaries from any such public offering and (ii) 7% of Market Capitalization; or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Company’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a);

(11) payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(12) Restricted Payments that are made (a) in an amount not to exceed the amount of Excluded Contributions or (b) in an amount equal to the amount of Net Cash Proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions, provided, that such amount will not increase the amount available pursuant to clause (iii)(C) of Section 3.3(a);

(13) (i) the declaration and payment of dividends on Designated Preferred Stock of the Company or any of its Restricted Subsidiaries issued after the Issue Date; (ii) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and (iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clauses (i) and (ii), the amount of all dividends declared or paid to a Person pursuant to such clauses shall not exceed the Net Cash Proceeds received by the Company or the aggregate amount contributed in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i), (ii) and (iii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may, at the Company’s election, be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14) distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, substantially all of the assets of which are cash and Cash Equivalents or proceeds thereof;

(15) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(16) (i) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $175 million and 20.0% of LTM EBITDA at such time, and (ii) any Restricted Payments, so long as no Event of Default has occurred and is continuing (or would result therefrom) and, immediately after giving pro forma effect to the payment of any such Restricted Payment and the Incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio shall be no greater than 2.50 to 1.00;

(17) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(18) any Restricted Payment made in connection with the Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Expenses;

(19) [Reserved];

(20) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 4.1 hereof;

(21) Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 3.3 if made by the Company; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (b) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1) to consummate such Investment, (c) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (d) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (iii) of Section 3.3(a), except to the extent the fair market value at the time of such receipt of such property exceeds the Restricted Payments made pursuant to this clause and (e) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 3.3 (other than pursuant to clause (12) of Section 3.3(b) hereof) or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (12) thereof);

(22) investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to Declined Collateral Excess Proceeds and Declined Excess Proceeds; and

(23) any Restricted Payment made in connection with a Permitted Intercompany Activity, Permitted Tax Restructuring or related transactions.

For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to Section 3.3(a) and/or one or more of the clauses contained in the definition of “Permitted Investment,” the Company will be entitled to divide or classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later divide, classify or reclassify in whole or in part in its sole discretion (based on circumstances existing on the date of such division, classification or reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

In connection with any commitment, definitive agreement or similar event relating to an Investment, the Company or applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Indenture, and any related subsequent actual making of such Investment will be deemed for all purposes under this Indenture to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and Consolidated EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).

Unrestricted Subsidiaries may use value transferred from the Company and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock of the Company or any Restricted Subsidiary or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Company or its Restricted Subsidiaries.

If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

For the avoidance of doubt, this Section 3.3 shall not restrict the making of, or dividends or other distributions in amounts sufficient to make, any “AHYDO catch-up payment” with respect to any Indebtedness of any Parent Entity, the Company or any of its Restricted Subsidiaries permitted to be incurred under this Indenture.

SECTION 3.4 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2) make any loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 3.4(a) shall not prohibit:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction pursuant to the Note Documents;

(3) any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (4), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5) any encumbrance or restriction: (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (iii) contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6) any encumbrance or restriction pursuant to Purchase Money Obligations and Finance Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions on the property so acquired;

(7) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all of the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, licenses, shareholder agreements, joint venture agreements, and other similar agreements, organizational documents and instruments;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11) any encumbrance or restriction pursuant to Hedging Obligations;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(13) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred subsequent to the Issue Date pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreements, together with the security documents associated therewith, or this Indenture as in effect on the Issue Date, or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (A) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default in respect of a payment relating to such agreement or instrument;

(15) any encumbrance or restriction existing by reason of any lien permitted under Section 3.6; or

(16) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this paragraph or this clause (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (15) of this paragraph or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

SECTION 3.5 Limitation on Sales of Assets and Subsidiary Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition , or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis) (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise), received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) within 540 days from the later of (A) the date of such Asset Disposition and (B) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment as set forth below, the “Proceeds Application Period”), an amount equal to the Net Available Cash is applied:

(i) to the extent such Net Available Cash is from an Asset Disposition of Collateral, the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness): (a) to prepay, repay or purchase any Indebtedness of a Non-Guarantor Subsidiary (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Company or such Restricted Subsidiary will retire such Indebtedness and (other than any such Indebtedness under any asset-backed credit facility (or any Refinancing Indebtedness in respect thereof) to the extent the assets sold or otherwise disposed of in connection with such Asset Disposition constituted “borrowing base assets”), will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; (ii) to reduce, prepay, repay or purchase First Lien Obligations (other than the Notes) including Indebtedness under the

Credit Agreements (or any Refinancing Indebtedness in respect thereof); provided, that the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 5.7 or through open-market purchases; provided further, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (ii), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (iii) to make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer), to redeem Notes as provided under Section 5.7, or purchase Notes through open-market purchases or in privately negotiated transactions (provided, further, that if any such offer to purchase any Notes is made, such amount will be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of such Notes); and

(ii) to the extent such Net Available Cash is from an Asset Disposition of assets or property that do not constitute Collateral, the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness): (w) to reduce, prepay, repay or purchase any Indebtedness secured by a Lien on such asset, (x) to reduce, prepay, repay or purchase Pari Passu Indebtedness; provided, that the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 5.7 or through open-market purchases, (y) to make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer), to redeem Notes as described under Section 5.7, or purchase Notes through open-market purchases or in privately negotiated transactions, or (z) to reduce, prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (ii), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased (provided further, that if any such offer to purchase any Notes is made, such amount will be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of such Notes); and

(iii) to the extent the Company or any Restricted Subsidiary elects, (i) to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary) or (ii) to invest in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Disposition (provided that any such business, properties and/or assets will be, or will be held by, one or more Restricted Subsidiaries), with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Company); provided, however, that such Additional Assets shall be pledged as Collateral (unless such Additional Assets are Excluded Assets and are not pledged to secure any other

First Lien Obligations) under the Notes Collateral Documents and in accordance with this Indenture substantially simultaneously with such investment to the extent the assets or property disposed of constituted Collateral; provided further that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”); or

(iv) any combination of the foregoing;

provided that (1) pending the final application of the amount of any such Net Available Cash pursuant to this Section 3.5, the Company or the applicable Restricted Subsidiaries may apply such Net Available Cash temporarily to reduce Indebtedness (including under the Credit Facilities) or otherwise apply such Net Available Cash in any manner not prohibited by this Indenture, and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (ii) above with respect to such Asset Disposition.

If, with respect to any Asset Disposition of Collateral, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Net Available Cash in excess of the greater of $75 million and 10% of LTM EBITDA (such amount of Net Available Cash that are equal to the greater of $75 million and 10% of LTM EBITDA, “Declined Collateral Excess Proceeds,” and such amount of Net Available Cash that are in excess of the greater of $75 million and 10% of LTM EBITDA, “Collateral Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth below, the Company shall make an offer (a “Collateral Asset Disposition Offer”) no later than ten business days after the expiration of the Proceeds Application Period to all Holders and, if required by the terms of any First Lien Obligations or Pari Passu Indebtedness, to all holders of such First Lien Obligations or Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes, First Lien Obligations and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Collateral Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to First Lien Obligations or Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the First Lien Obligations or Pari Passu Indebtedness, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Notices of a Collateral Asset Disposition Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC, with a copy to the Trustee. The Company may satisfy the foregoing obligation with respect to the Net Available Cash by making a Collateral Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Collateral Advance Offer”) with respect to all or a part of the Net Available Cash (the “Collateral Advance Portion”) in advance of being required to do so by this Indenture.

To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other First Lien Obligations or Pari Passu Indebtedness, as the case may be, validly tendered or otherwise surrendered in connection with a Collateral Asset Disposition Offer made with Collateral Excess Proceeds (or, in the case of an Collateral Advance Offer, the Collateral Advance Portion) is less than the amount offered in a Collateral Asset Disposition Offer, the Company may include any remaining Collateral Excess Proceeds (or, in the case of an Collateral Advance Offer, the Collateral Advance Portion) in Declined Collateral Excess Proceeds, and use such Declined Collateral Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, First Lien Obligations or Pari Passu Indebtedness validly tendered pursuant to any Collateral Asset Disposition Offer exceeds the amount of Collateral Excess Proceeds (or, in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Company shall allocate the Collateral Excess Proceeds among the Notes, First Lien Obligations and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes, First Lien Obligations and Pari Passu Indebtedness; provided that no Notes, First Lien Obligations or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Collateral Asset Disposition Offer, the amount of Net Available Cash and Collateral Excess Proceeds shall be reset at zero.

If, with respect to any Asset Disposition of assets or property that does not constitute Collateral, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Net Available Cash in excess of the greater of $75 million and 10% of LTM EBITDA (such amount of Net Available Cash that are equal to the greater of $75 million and 10% of LTM EBITDA, “Declined Excess Proceeds,” and such amount of Net Available Cash that are in excess of the greater of $75 million and 10% of LTM EBITDA, “Excess Proceeds”), then subject to the limitations with respect to Foreign Dispositions set forth below, the Company shall make an offer (an “Asset Disposition Offer”) no later than ten business days after the expiration of the Proceeds Application Period to all Holders and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any (or such lesser price with respect to Pari Passu Indebtedness, if any, as may be provided by the terms of such other Indebtedness), to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness, as applicable, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. Notices of an Asset Disposition Offer shall be sent by first class mail or sent electronically, at least 10 days but not more than 60 days before the purchase date to each Holder of the Notes at such Holder’s registered address or otherwise in accordance with the applicable procedures of DTC, with a copy to the Trustee. The Company may satisfy the foregoing obligation with respect to the Net Available Cash by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Net Available Cash (the “Advance Portion”) in advance of being required to do so by this Indenture.

(b) To the extent that the aggregate amount (or accreted value, as applicable) of Notes and, if applicable, any other Pari Passu Indebtedness validly tendered or otherwise surrendered in connection with an Asset Disposition Offer made with Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) is less than the amount offered in an Asset Disposition Offer, the Company may include any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in Declined Excess Proceeds, and use such Declined Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of the Notes or, if applicable, Pari Passu Indebtedness validly tendered pursuant to any Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount (or accreted value, as applicable) of tendered Notes and Pari Passu Indebtedness; provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Net Available Cash and Excess Proceeds shall be reset at zero.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

(c) Notwithstanding any other provisions of this Section 3.5,

(i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary or a CFC Holding Company (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary or CFC Holding Company so long, but only so long, as the applicable local law or regulation, applicable organizational documents or agreements or other impediments will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary or CFC Holding Company to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law or regulation, applicable organizational documents or other impediments to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not such repatriation actually occurs) in compliance with this Section 3.5; and

(ii) to the extent that the Company has determined in good faith that repatriation of, or an obligation to repatriate, any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Company, any Restricted Subsidiary, or any of their respective affiliates and/or direct or indirect equity owners would incur a Tax liability, including receipt of a Tax dividend, deemed dividend pursuant to Code Section 956 or a withholding Tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary or CFC Holding Company. For the avoidance of doubt, nothing in this covenant shall require the Company to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder). The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(d) For the purposes of clause (2) of Section 3.5(a) hereof, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary (other than Subordinated Indebtedness of the Company or a Guarantor) or the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(2) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(5) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $130 million and 15.0% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(e) To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith.

(f) The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

SECTION 3.6 Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary, unless:

(1) in the case of any Subject Lien on any Collateral, (i) such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and related Note Guarantees or (ii) such Lien is a Permitted Lien; or

(2) in the case of any Subject Lien on any asset or property that is not Collateral, (i) the Notes (or the Note Guarantee in the case of Subject Lien on assets or property of a Guarantor) are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien until such time as such Obligations are no longer secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Notes and the Guarantees.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7 Limitation on Guarantees.

(a) The Company shall not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee, or are a co-issuer of, other capital markets debt securities of the Company or any Restricted Subsidiary or guarantee all or a portion of, or are a co-borrower under, any Credit Agreement), other than a Guarantor, to Guarantee the payment of any Indebtedness of the Company or any Guarantor, unless:

(1) such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture substantially in the form of Exhibit B to this Indenture providing for a Guarantee by such Restricted Subsidiary and joinders to the applicable Notes Collateral Documents or new Notes Collateral Documents, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture;

provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b) The Company may elect, in its sole discretion, to cause or allow, as the case may be, any Subsidiary or any of its Parent Entities that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary or Parent Entity shall not be required to comply with the 60-day period described in Section 3.7(a) and such Note Guarantee may be released at any time in the Company’s sole discretion so long as any Indebtedness of such Subsidiary then outstanding could have been incurred by such Subsidiary (either (x) when so incurred or (y) at the time of the release of such Note Guarantee) assuming such Subsidiary were not a Guarantor at such time.

(c) If any Guarantor becomes an Immaterial Subsidiary, the Company shall have the right, by delivery of a supplemental indenture and joinders to the applicable Notes Collateral Documents or new Notes Collateral Documents executed by the Company to the Trustee and the Notes Collateral Agent, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor, subject to the requirement described in Section 3.7(a) above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture and joinders to the applicable Notes Collateral Documents or new Notes Collateral Documents); provided that such Immaterial Subsidiary shall not be permitted to Guarantee any Credit Agreement or other Indebtedness of the Company or the other Guarantors, unless it again becomes a Guarantor.

(d) Notwithstanding anything to the contrary in this Section 3.7, the Additional Guarantors will only be required to Guarantee the Notes within 60 days from the Completion Date, but in no event later than the date such Persons Guarantee the Credit Agreements.

SECTION 3.8 Limitation on Affiliate Transactions.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of the greater of $90 million and 10.0% of LTM EBITDA, unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $175 million and 20.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.

(b) The provisions of Section 3.8(a) above shall not apply to:

(1) any Restricted Payment or other transaction permitted to be made or undertaken pursuant to Section 3.3 (including Permitted Payments) or any Permitted Investment;

(2) any issuance, transfer or sale of Capital Stock other than Disqualified Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business or consistent with past practice;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) (a) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise consummated in compliance with this Indenture;

(5) the payment of compensation, fees, costs and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate or Immediate Family Member of such directors, officers or employees);

(6) the entry into and performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, or, solely with respect to agreements or instruments of Rotech, the Completion Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not more disadvantageous to the Holders in any material respect in the reasonable determination of the Company when taken as a whole as compared to the applicable agreement as in effect on the Issue Date or the Completion Date, as the case may be;

(7) any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8) transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary, in the reasonable determination of the Board of Directors or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms, taken as a whole, that are not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10) issuances, transfers or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11) [Reserved];

(12) [Reserved];

(13) the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, in each case as disclosed in the Offering Memorandum;

(14) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of Section 3.8(a);

(15) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Holders in any material respect in the reasonable determination of the Company than those in effect on the Issue Date;

(16) any purchase by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of their Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(17) (i) investments by Affiliates in securities or loans of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Company or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(18) payments by the Company (and any Parent Entity) and its Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of “Related Taxes” among the Company (and any such Parent Entity) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(19) payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Board of Directors of the Company in good faith;

(20) any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Company or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) approved by the reasonable determination of the Company or entered into in connection with the Transactions;

(21) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary permitted under Section 3.5 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(22) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described in Section 3.20 and pledges of Capital Stock of Unrestricted Subsidiaries;

(23) (i) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor and (ii) any operational services or other arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case, which is approved as being on arm’s length terms by the reasonable determination of the Company;

(24) intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(25) payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(26) the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(27) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(28) Permitted Intercompany Activities, Permitted Tax Restructurings, Intercompany License Agreements and related transactions.

In addition, if the Company or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction) or (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

SECTION 3.9 Change of Control.

(a) If a Change of Control occurs, unless a third party makes a Change of Control Offer or the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all of the outstanding Notes as set forth under Section 5.7(a) or Section 5.7(f), the Company will make an offer (the “Change of Control Offer”) to purchase all of the Notes at a price in cash (the “Change of Control Payment”) equal to 101.000% (or, in the case of a Non-Qualifying PHS Disposition, 105.000%) of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver or cause to be delivered a notice of such Change of Control Offer electronically in accordance with the applicable procedures of DTC or by first class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the applicable Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, or otherwise comply with DTC procedures;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the applicable Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased, or otherwise comply with DTC procedures;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow.

The applicable Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(b) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the applicable Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer will not be required to make a Change of Control Offer following a Change of Control if (x) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (y) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.7 hereof unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied.

(d) Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

(e) [Reserved].

(f) While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(g) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Issuer shall not be deemed to have breached its obligations described in this Indenture by virtue of compliance therewith. The Issuer may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

SECTION 3.10 Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Company shall furnish to the Trustee:

(1) within 120 days after the end of each fiscal year (or such longer period permitted pursuant to rules and regulations promulgated by the SEC if the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act) ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period permitted pursuant to rules and regulations promulgated by the SEC if the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act) ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and financial statements prepared in accordance with GAAP; and

(3) promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or any successor or comparable form (if the Company had been a reporting company under Section 13 or 15(d) of the Exchange Act); provided, that the foregoing shall not obligate the Company to make available (i) any information otherwise required to be included on a Form 8-K regarding the occurrence of any such events if the Company determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries taken as a whole, (ii) a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Company (or any of its Subsidiaries) and any director, manager or executive officer of the Company (or any of its Subsidiaries), (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(A) the entry into or termination of material agreements;

(B) significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(C) bankruptcy;

(D) cross-default under direct material financial obligations;

(E) a change in the Company’s certifying independent auditor;

(F) the appointment or departure of directors or executive officers (with respect to the principal executive officer and principal financial officer only);

(G) non-reliance on previously issued financial statements; and

(H) change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below and subject to exceptions consistent with the presentation of information in the Offering Memorandum; provided, however, that the Company shall not be required to provide (i) any information that is not otherwise similar to information included in the Offering Memorandum, (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 13-01, 13-02 or Rule 3-16 or 4-08 of Regulation S-X, or in each case any successor provisions or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (vii) climate-related disclosures related to SEC Release Nos. 33-11275 and 34-99678, including, without limitation, any information, reports or exhibits required by Article 14 of Regulation S-X or Item 1506 of Regulation S-K and (viii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form included in the Offering Memorandum relating to the Notes. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-

Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 hereof if Holders of at least 30.0% in aggregate principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Company shall agree that, for so long as any Notes are outstanding, it shall furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries hold in the aggregate more than 5.0% of the Total Assets of the Company, then the annual and quarterly financial information required by clauses (1) and (2) of Section 3.10(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c) Substantially concurrently with the furnishing of such information to the Trustee pursuant to Section 3.10(a), the Company shall also use its commercially reasonable efforts to post copies of such information required by Section 3.10(a) and (b) on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to the Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions that are, in the case of securities analysts and market making financial institutions, reasonably satisfactory to the Company. To the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, the Company shall furnish such reports to the Holders of the Notes, upon their request. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(d) The Company may satisfy its obligations pursuant to this Section 3.10 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(e) Notwithstanding anything to the contrary set forth in this Section 3.10, if the Company or any Parent Entity of the Company has furnished to the Holders or filed with the SEC the reports described in this Section 3.10 within the time periods specified with respect to the Company or any Parent Entity of the Company, the Company shall be deemed to be in compliance with the provisions of this Section 3.10.

(f) The Trustee shall have no duty to review or analyze any reports furnished to it. Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants in this Indenture or with respect to any reports or other documents filed with the SEC or EDGAR or any website, or participate in any conference calls.

SECTION 3.11 PHS Disposition.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any PHS Disposition unless, within five Business Days from the later of (A) the date such PHS Disposition is consummated and (B) the receipt of the Net Available Cash from such PHS Disposition, an amount equal to at least 50.0% of the aggregate Net Available Cash from such PHS Disposition is applied to reduce, prepay, repay or purchase First Lien Obligations outstanding prior to the Issue Date pursuant to the Term Loan Credit Agreement or any Refinancing Indebtedness in respect thereof; provided that, in connection with any prepayment, repayment or purchase of First Lien Obligations pursuant to this Section 3.11, the Company or such Restricted Subsidiary, as applicable, will retire the applicable Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

SECTION 3.12 Maintenance of Office or Agency.

The Issuer shall maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange. The Corporate Trust Office of the Trustee shall be such office or agency of the Issuer, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders; provided that the Trustee shall not be deemed an agent of the Issuer for service of legal process.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. No office of the Trustee shall be an office or agency of the Issuer for the purposes of service of legal process on the Issuer or any Guarantor.

SECTION 3.13 [Reserved].

SECTION 3.14 [Reserved].

SECTION 3.15 [Reserved].

SECTION 3.16 Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, the signer of which shall be the principal executive officer, principal financial officer, principal accounting officer, principal legal officer, secretary or treasurer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.17 Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.18 [Reserved].

SECTION 3.19 Statement by Officers as to Default. The Issuer shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Issuer is taking or proposes to take with respect thereto.

SECTION 3.20 Designation of Restricted and Unrestricted Subsidiaries. The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause an Event of Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions and was not prohibited by Section 3.3 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 3.2 hereof, the Company will be in default of such covenant.

The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 hereof (including pursuant to clause (5) of Section 3.2(b) treating such redesignation as an acquisition for the purpose of such clause), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Company shall be evidenced to the Trustee by an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.21 Suspension of Certain Covenants on Achievement of Investment Grade Status. Beginning on the first day (a) the Notes have achieved Investment Grade Status and (b) no Default or Event of Default has occurred and is continuing under this Indenture, and ending on a Reversion Date (such period a “Suspension Period”), the Company and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and clause (3) of Section 4.1(a) (the “Suspended Covenants”).

If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date that were permitted at such time, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (4)(b) of Section 3.2(b). Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3. The Company may not designate any Restricted Subsidiary as an Unrestricted Subsidiary during the Suspension Period. On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (6) of Section 3.8(b). Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (1), (2) and (3) of Section 3.4(a) that becomes effective during the Suspension Period will be deemed to have existed on the Issue Date, so that it is classified as permitted under clause (1) of Section 3.4(b)(1). In addition, any future obligation to grant further Note Guarantees shall be released. All such further obligations to grant Note Guarantees shall be reinstated on the Reversion Date. As described above, however, no Default, Event of Default or breach of any kind shall be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Company or any of the Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

The Company shall notify the Trustee of the commencement or cessation of any Suspension Period within thirty (30) days of the applicable commencement or cessation of any Suspension Period; provided that the failure by the Company to so notify the Trustee shall not constitute a Default or Event of Default under this Indenture. The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status or of the occurrence of a Reversion Date or to independently determine if such events have occurred.

SECTION 3.22 After-Acquired Collateral.

From and after the Completion Date, and subject to the terms of this Indenture and the Notes Collateral Documents, if the Company or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Notes Collateral Document (excluding, for the avoidance of doubt, any Excluded Property or assets not required to be Collateral pursuant to this Indenture or the Notes Collateral Documents), it will be required to execute and deliver such security instruments, financing statements and such certificates as are required under this

Indenture or any Notes Collateral Document to vest in the Notes Collateral Agent a first-priority perfected security interest (subject to Permitted Liens) in such after-acquired collateral and to take such actions to add such after-acquired collateral to the Collateral, and thereupon all provisions of this Indenture and the Notes Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect. For the avoidance of doubt, Opinions of Counsel will not be required in connection with the addition of new Guarantors or in connection with the Company or such Guarantors entering into the Notes Collateral Documents or to vest in the Notes Collateral Agent a perfected security interest in after-acquired collateral owned by the Company or such Guarantors (in each case, unless such opinions are delivered to any other Collateral Agent pursuant to corresponding provisions of a Credit Agreement.

SECTION 3.23 Further Assurances.

On or following the Completion Date, and subject to the terms of this Indenture and the Notes Collateral Documents, the Company and the Guarantors shall execute any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements, instruments, notices and acknowledgments and take all further action that may be required under applicable law, or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority (subject to Permitted Liens) of the security interests created or intended to be created by the applicable Notes Collateral Documents, all at the expense of the Company. In addition, from time to time, the Company and each Guarantor will reasonably promptly secure the Obligations under the Note Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Notes Collateral Documents.

ARTICLE IV

SUCCESSOR COMPANY; SUCCESSOR PERSON

SECTION 4.1 Merger, Amalgamation and Consolidation.

(a) The Company shall not consolidate with or merge or amalgamate with or into or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(1) the Company is the surviving Person or the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States, any political subdivision thereof or the District of Columbia or, if such Successor Company is treated as a disregarded entity for U.S. federal income tax purposes, its regarded owner is a corporation organized and existing under the laws of the United States of America, any State of the United States, any political subdivision thereof or the District of Columbia, and the Successor Company (if not the Company) will expressly assume, by supplemental indenture and joinders to the applicable Notes Collateral Documents or new Notes Collateral Documents, executed and delivered to the Trustee and the Notes Collateral Agent, as applicable, all the obligations of the Company under the Notes and this Indenture and the applicable Notes Collateral Documents and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3) upon execution of an agreement to enter into such transaction, no Event of Default shall have occurred and be continuing, and, immediately after giving pro forma effect to such transaction, either (a) the Company or the applicable Successor Company (if not the Company) would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) hereof, (b) the Fixed Charge Coverage Ratio of the Company or the Successor Company, as the case may be, and the Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction or (c) the Consolidated Total Leverage Ratio of the Company or the Successor Company, as the case may be, and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction;

(4) the Company shall have delivered to the Trustee and the Notes Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture and joinders to the applicable Notes Collateral Documents or new Notes Collateral Documents (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture and joinders to the applicable Notes Collateral Documents or new Notes Collateral Documents (if any) have been duly authorized, executed and delivered and are a legal, valid and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of clauses (2) and (3) above; and

(5) to the extent any assets of the Person which is merged or consolidated with or into the Company are assets of the type which would constitute Collateral under the Notes Collateral Documents, the Company or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Notes Collateral Document in the manner and to the extent required in this Indenture or the applicable Notes Collateral Document and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Notes Collateral Documents.

(b) [Reserved].

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Documents, and the Company will automatically and unconditionally be released and discharged from its obligations under the Note Documents (except in the case of a lease).

(d) Notwithstanding any other provisions of this Section 4.1, (i) the Company may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor, (ii) the Company may consolidate or otherwise combine with or merge into an Affiliate that is (x) organized or existing under the laws of the jurisdiction of the Company or the United States of America, any State of the United States or the District of Columbia or (y) incorporated or organized for the purpose of changing the legal domicile of the Company, reincorporating the Company in another jurisdiction, or changing the legal form of the Company, (iii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor, (iv) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (v) the Company and its Restricted Subsidiaries may complete any Permitted Tax Restructuring or a PHS Disposition.

(e) The foregoing provisions (other than the requirements of clause (a)(2) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.

(f) Subject to Section 10.2(b), no Guarantor may:

(1) consolidate with or merge or amalgamate with or into any Person;

(2) sell, convey, transfer or dispose of all or substantially all its assets, in one transaction or a series of related transactions, to any Person; or

(3) permit any Person to merge or amalgamate with or into such Guarantor, unless:

(A) the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (i) either (x) the Company or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Note Guarantee, this Indenture and the applicable Notes Collateral Documents; and (ii) immediately after giving effect to the transaction, no Event of Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition or transfer (including by way of consolidation, merger or amalgamation) of the Guarantor or the conveyance, transfer, lease, sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise not prohibited by this Indenture.

Notwithstanding any other provision of this Section 4.1, any Guarantor may (a) consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to another Guarantor or the Company, (b) consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Guarantor, reincorporating the Guarantor in another jurisdiction, or changing the legal form of the Guarantor, (c) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, (d) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company and (e) complete any Permitted Tax Restructuring or a PHS Disposition. Notwithstanding anything to the contrary in this Section 4.1, the Company may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Notwithstanding any other provision of this covenant, this covenant will not apply to the Transactions.

ARTICLE V

REDEMPTION OF SECURITIES

SECTION 5.1 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 15 days (or such shorter period as the Trustee may agree) but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

SECTION 5.2 Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed pursuant to Section 5.7 or purchased in an Asset Disposition Offer pursuant to Section 3.5, the Trustee will select Notes for redemption or purchase in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the Company, if the Notes are in global form, on a pro rata basis, by lot, or by such other method in accordance with the applicable procedures of DTC or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, the Trustee will select by lot, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption.

No Notes in an unauthorized denomination or of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the Redemption Date or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase; provided that the Issuer shall provide the Trustee with sufficient notice of such partial redemption to enable the Trustee to select the Notes for partial redemption.

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and whole multiples of $1,000 in excess of $2,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a minimum principal amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 5.3 Notice of Redemption. At least 10 days but not more than 60 days before the Redemption Date, the Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereto.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1) the Redemption Date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee, at least three (3) Business Days (or if any of the Notes to be redeemed are in definitive form, five (5) Business Days) prior to the date on which the Issuer instructs the Trustee to give the notice (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion of a corporate transaction (including but not limited to an Equity Offering, an incurrence of Indebtedness, a Change of Control, a PHS Disposition or other corporate transaction) and any redemption notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

SECTION 5.4 [Reserved].

SECTION 5.5 Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. New York City Time on the Redemption Date or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return, on or following the applicable redemption or repurchase date, to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest up to, but excluding, the Redemption Date or purchase date shall be paid on the Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such record date in accordance with the applicable procedures of DTC. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1 hereof.

SECTION 5.6 Notes Redeemed or Purchased in Part. Upon surrender of a Note issued in physical form that is redeemed or purchased in part, the Issuer will issue and the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

In the case of a Note issued as a global note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof; provided, that the unredeemed portion thereof will be in a minimum principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

SECTION 5.7 Optional Redemption.

(a) At any time prior to April 15, 2027, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time and from time to time prior to April 15, 2027, the Company may, on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the aggregate principal amount of Notes issued under this Indenture on the Issue Date (together with Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 110.000%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 40.0% of the original aggregate principal amount of the then-outstanding Notes issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company or any of its Restricted Subsidiaries), unless all such Notes are redeemed substantially concurrently; provided further that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6.

(c) In addition, at any time and from time to time prior to April 15, 2027, the Company may redeem up to 10.0% of the aggregate principal amount of the Notes issued under this Indenture (including Additional Notes) during each twelve-month period commencing from the Completion Date, upon notice as described under Section 5.3, at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(d) Further, prior to April 15, 2027, the Company may redeem Notes issued under Indenture (including any Additional Notes) with the Net Available Cash received by the Company from any PHS Disposition (a “PHS Disposition Redemption”), upon notice as described under Section 5.3 at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed the aggregate amount of the Net Available Cash from such PHS Disposition; provided that any such redemption is consummated not later than five Business Days from the later of (A) the date a PHS Disposition is consummated and (B) the receipt of the Net Available Cash from such PHS Disposition.

(e) Except pursuant to clauses (a), (b), (c) and (d) of this Section 5.7, the Notes will not be redeemable at the Company’s option prior to April 15, 2027.

(f) At any time and from time to time on or after April 15, 2027 the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15, 2027 of each of the years indicated in the table below:

Year	Percentage
2027	105.000%
2028	102.500%
2029 and thereafter	100.000%

(g) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(h) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(i) Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

SECTION 5.8 Mandatory Redemption. Except as described in Section 5.9 hereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9. The Company, the Company’s equity holders, their respective Affiliates and members of management, among other parties, may at any time and from time to time purchase, repurchase, redeem, exchange, defease or otherwise acquire or retire the Company’s or any of its Subsidiaries’ outstanding debt securities or loans, including the Notes, by any means other than a redemption that is subject to the provisions in Section 5.7 (and, for the avoidance of doubt, without being subject to the pro rata requirement in Section 5.2), upon such terms, at such prices and with such considerations as the Company, the Company’s equity holders, their respective Affiliates and members of management, among other parties, may determine, including, without limitation, in negotiated transactions, open market purchases, by tender offer or any other transactions with one or more Holders and/or beneficial owners of Notes.

SECTION 5.9 Special Mandatory Redemption; Escrow.

(a) In the event that (i) the Escrow Outside Date occurs and the Escrow Agent shall not have received the Escrow Release Request on or prior to 5:00 p.m. (New York City time) on such date, (ii) the Company informs the Escrow Agent and the Trustee in writing that, in the reasonable judgment of the Company, the Rotech Acquisition will not be consummated on or prior to the Escrow Outside Date or (iii) the Company informs the Escrow Agent and the Trustee in writing that the Acquisition Agreement was terminated prior to the Escrow Outside Date (the date of any such event being the “Special Termination Date”), the Company shall redeem all of the Notes (the “Special Mandatory Redemption”) at a price (expressed as a percentage of the principal amount of the Notes to be redeemed) (the “Special Mandatory Redemption Price”) equal to 100.000%, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b) Notice of the Special Mandatory Redemption shall be delivered by the Company (or the Trustee, if applicable pursuant to the Escrow Agreement) substantially in the form attached as Exhibit C hereto promptly (and in no event later than one (1) Business Day following the Special Termination Date), to the Trustee, the Holders and the Escrow Agent, and shall provide that the Notes shall be redeemed on the third (3rd) Business Day after such notice is given by the Company in accordance with the terms of this Indenture (in each case, a “Special Mandatory Redemption Date”) or otherwise in accordance with the applicable procedures of DTC.

(c) In the event that (i) an Escrow Release Request has not been delivered by the Company in accordance with the Escrow Agreement prior to 5:00 p.m. (New York City time) on the Escrow Outside Date and (ii) an Escrow Redemption Notice has not been delivered by the Company in accordance with the Escrow Agreement prior to 5:00 p.m. (New York City time) on the Escrow Outside Date, then the Trustee shall deliver an Escrow Redemption Notice to the Escrow Agent in accordance with the Escrow Agreement prior to 6:00 p.m. (New York City time) on the Escrow Outside Date, which notice shall specify the Special Mandatory Redemption Date.

(d) On or prior to the Special Mandatory Redemption Date, pursuant to the Escrow Agreement, the Escrow Agent shall disburse to the Trustee, for further payment to each Holder on the Special Mandatory Redemption Date, the applicable Special Mandatory Redemption Price for such Holder’s Notes and, concurrently with the disbursement to the Trustee and after payment of any fees and expenses of the Trustee and the Escrow Agent, deliver any excess Escrowed Property (if any) to the Company.

(e) In the event that the Escrowed Property is insufficient to fund the Special Mandatory Redemption, if applicable, the Company will deposit with the Trustee an amount sufficient to fully fund the Special Mandatory Redemption Price plus fees and expenses of the Trustee and the Escrow Agent.

(f) For the avoidance of doubt, the Company shall not be required to effect any Special Mandatory Redemption following the Escrow Release.

(g) Any redemption made pursuant to this Section 5.9 shall be made pursuant to the procedures set forth in this Indenture and the Escrow Agreement, except to the extent inconsistent with this Section 5.9.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of at least 30.0% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture; provided that in the case of a failure to comply with this Indenture provisions described under Section 3.10, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness; or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to the greater of $100.0 million and 10% of LTM EBITDA or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of the greater of $100.0 million and 10% of LTM EBITDA other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) (A) any Note Guarantee by a Significant Subsidiary ceases to be in full force and effect, other than (1) in accordance with the terms of this Indenture; or (2) in connection with the bankruptcy of a Guarantor, so long as the aggregate assets of such Guarantor and any other Guarantor whose Note Guarantee ceased or ceases to be in full force as a result of a bankruptcy are less than the greater of $100.0 million and 10% of LTM EBITDA, or (B) a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Guarantee of the Notes, other than in accordance with the terms thereof or upon release of such Note Guarantee in accordance with this Indenture;

(7) the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding

(iii) consents to the appointment of a Custodian of it or for substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors;

(v) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(vi) takes any comparable action under any foreign laws relating to insolvency;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) in an involuntary case;

(B) appoints a Custodian of the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary) for substantially all of its property;

(C) orders the winding up or liquidation of the Company or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary); or

(D) any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(9) (i) the Liens created by the Notes Collateral Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Notes Collateral Documents) other than (A) in accordance with the terms of the relevant Notes Collateral Document and this Indenture, (B) the satisfaction in full of all Notes Obligations or (C) any loss of perfection that results from the failure of the Notes Collateral Agent (or its bailee pursuant to the terms of any applicable intercreditor agreement to which the Notes Collateral Agent is a party) to maintain possession of certificates delivered to it representing securities pledged under the Notes Security Documents and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; or

(10) the Company or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that together (as of the latest consolidated financial statements of the Company for a fiscal quarter end provided as required under Section 3.10 would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Notes Collateral Document is invalid or unenforceable (other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, the release of the Note Guarantee of such Guarantor in accordance with the terms of this Indenture or the release of such security interest in accordance with the terms of this Indenture and the Notes Collateral Documents);

provided that a Default under clause (3), (4) or (5) above will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of the outstanding Notes notify the Company of the Default (with a copy to the Trustee, if notice is given by the Holders) and, with respect to clauses (3) and (5) above, the Company does not cure such Default within the time specified in clause (3) or (5) above after receipt of such notice; provided, further, that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee and the Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company, the Trustee and the Notes Collateral Agent, as applicable, that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering any direction to the Trustee and the Notes Collateral Agent, as applicable.

(b) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee and the Notes Collateral Agent, as applicable, an Officer’s Certificate stating that the Company has initiated litigation (“Litigation”) in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter (a “Final Decision”). Once such Officer’s Certificate has been provided to the Trustee, the Trustee shall take no further action pursuant to the related Noteholder Direction until it has actual knowledge of a Final Decision. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee and the Notes Collateral Agent, as applicable, an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant (a “Verification Covenant Officer’s Certificate”), the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant, and the Trustee shall take no further action pursuant to the related Noteholder Direction until the Company provides a subsequent Officer’s Certificate to the Trustee that such Verification Covenant has been satisfied (a “Covenant Satisfaction Officer’s Certificate”). The Company shall promptly deliver a Covenant Satisfaction Officer’s Certificate following satisfaction by the applicable Directing Holder of its Verification Covenant. Any

breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and neither the Trustee nor the Notes Collateral Agent, as applicable, shall be deemed to have received such Noteholder Direction or any notice of such Default or Event of Default.

(c) Notwithstanding anything in clauses (a) and (b) of this Section 6.1 to the contrary, any Noteholder Direction delivered to the Trustee and the Notes Collateral Agent, as applicable, during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with clauses (a) and (b) of this Section 6.1.

(d) For the avoidance of doubt, the Trustee and the Notes Collateral Agent, as applicable, shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of Litigation or a Noteholder Direction after a Verification Covenant Officer’s Certificate has been provided to it prior to the receipt of a Covenant Satisfaction Officer’s Certificate. Neither the Trustee nor the Notes Collateral Agent, as applicable, shall have any liability or responsibility to the Company, any Holder or any other Person in connection with any Noteholder Direction or to determine whether or not any Holder has delivered a Position Representation or that such Position Representation conforms with this Indenture or any other Agreement.

(e) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action.

(f) Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such provision or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction to the extent such actual or alleged Default or Event of Default is the subject of litigation.

SECTION 6.2 Acceleration. If any Event of Default (other than an Event of Default described in clause (7) or (8) of Section 6.1(a)) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30.0% in principal amount of the outstanding Notes by written notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, will be due and payable immediately.

In the event of any Event of Default specified in clause (4) of Section 6.1(a), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)   (x) the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z) if the default that is the basis for such Event of Default has been cured; and

(2)   the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction.

If an Event of Default described in clause (7) or (8) of Section 6.1(a) occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or interest, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5 Control by Majority. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. However, the Trustee and the Notes Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or the Notes Collateral Agent in personal liability (it being understood that the Trustee has no duty to determine if any directed action is prejudicial to any Holder); provided, however, that the Trustee or the Notes Collateral Agent, as applicable, may take any other action deemed proper by the Trustee or the Notes Collateral Agent, as applicable, that is not inconsistent with such direction. Prior to taking any such action hereunder, each of the Trustee and the Notes Collateral Agent shall be entitled to indemnification satisfactory to it against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. Subject to Section 6.7, a Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30.0% in aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the contractual right of any Holder to receive payment of interest on the Notes held by such Holder or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes shall not be impaired or affected without the consent of such Holder (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Article III and IV and clauses (3), (4), (5) and (6) of Section 6.1(a) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payments of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note).

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of each of the Trustee and the Notes Collateral Agent and their respective agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their respective agents and counsel, and any other amounts due to the Trustee and the Notes Collateral Agent under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, liquidation, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities.

(a) Subject to the First Lien Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee and to the Notes Collateral Agent, in each case, for amounts due to it under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 20.0% in outstanding aggregate principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, and is actually known or notified in writing to a Trust Officer, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the same circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of Section 7.1(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1 and Section 7.2.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2 Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, judgment, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. Nothing herein shall require the Trustee to provide a notice to the Company in accordance with Section 6.1(3), (4), (5) or (9) of this Indenture (or analogous provision set forth in the terms of any Notes) absent a direction from Holders of a majority in principal amount of the Notes then outstanding (subject to the Trustee’s rights to be indemnified hereunder).

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, including without limitation, the Notes Collateral Agent, and each custodian and other Person employed to act hereunder; provided that only the Trustee acting in its capacity as Trustee and not any other capacity shall be subject to any prudent person standard.

(h) Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered and, if requested, provided to the Trustee and the Notes Collateral Agent, as applicable, security or indemnity satisfactory to the Trustee and the Notes Collateral Agent, as applicable, against the costs, expenses and liabilities which may be incurred therein or thereby.

(i) Neither the Trustee nor the Notes Collateral Agent shall be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee or the Notes Collateral Agent, as applicable.

(j) Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence or willful misconduct on its part, request and conclusively rely upon an Officer’s Certificate.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(n) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer.

(p) In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission and may conclusively rely on, and comply with, such instructions, directions, reports, notices or other communications or other information reasonably believed by it to be genuine and to have been sent by the proper Person; and the Trustee shall not, in the absence of negligence or willful misconduct on its part, have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance in good faith upon, or compliance in good faith with, such instructions, directions, reports, notices or other communications or information. Each party agrees to assume all risks arising out of the use of electronic methods by such party to submit instructions, directions, reports, notices or other communications or information to the Trustee by such party, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

(q) The permissive rights of the Trustee enumerated herein shall not be construed as duties and, with respect to such permissive rights, the Trustee shall not be answerable for other than its gross negligence or willful misconduct.

(r) The Trustee is not responsible for monitoring the performance of other persons or for the failure of others to perform their duties.

(s) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person in accordance with this Indenture who, at the time of making such request or giving such authority or consent, is the holder of any Note shall, to the extent provided in this Indenture, be conclusive and binding upon future holders of Notes, and upon Notes executed and delivered in exchange therefor or in place thereof.

(t) Notwithstanding anything to the contrary set forth herein, in no event shall the Trustee or the Paying Agent be liable for interest on any money received by it (including, but not limited to, any negative interest) except as the Trustee or the Paying Agent may otherwise agree in writing with the Company.

SECTION 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.10. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

SECTION 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Note Documents, shall not be accountable for the Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Issuer in this Indenture, the other Note Documents or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.5 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long it in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.6 Monies to Be Held in Trust. All monies received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed from time to time by the Company and the Trustee.

SECTION 7.7 Compensation and Indemnity. The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee and the Notes Collateral Agent from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee and the Notes Collateral Agent shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors, jointly and severally, shall reimburse each of the Trustee and the Notes Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee and the Notes Collateral Agent. The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee, the Notes Collateral Agent, their respective directors, officers, employees and agents and hold each of them harmless against any and all loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee or the Notes Collateral Agent) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final non-appealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties or exercise of its rights hereunder and under the Notes and other Note Documents, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and the other Note Documents and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee and the Notes Collateral Agent, as applicable, shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee or the Notes Collateral Agent, as applicable, to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Notes Collateral Agent, as applicable, shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee and the Notes Collateral Agent may have separate counsel and the Issuer shall pay the fees and expenses of such counsel; provided that the Issuer shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s and the Notes Collateral Agent’s defense, and, in the reasonable judgment of outside counsel to the Trustee or the Notes Collateral Agent, as applicable, there is no conflict of interest between the Issuer and the Trustee and the Notes Collateral Agent in connection with such defense; provided further that, the Company shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s and the Notes Collateral Agent’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture, payment of the Notes and any resignation or removal of the Trustee under Section 7.8 or the Notes Collateral Agent under Section 13.8. Without prejudice to any other rights available to the Trustee and the Notes Collateral Agent under applicable law, when the Trustee or the Notes Collateral Agent incurs fees, expenses or renders services after the occurrence of a Default specified in clause (7) or clause (8) of Section 6.1(a), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Law.

SECTION 7.8 Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in aggregate principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10.0% in aggregate principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee with respect to expense and liabilities incurred by it for actions taken or omitted to be taken in accordance with its rights, powers, and duties under this Indenture prior to such replacement. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9 Successor Trustee or Notes Collateral Agent by Merger. If the Trustee or the Notes Collateral Agent, as applicable, consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee or successor Notes Collateral Agent, as applicable.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10 Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

SECTION 7.11 Notes Collateral Documents.

By their acceptance of the Notes, each Holder is deemed to accept the terms of, agrees to be bound by and authorize and direct each of the Trustee and the Notes Collateral Agent, as applicable, to enter into and perform its respective obligations under, the Notes Collateral Documents.

By their acceptance of the Notes, the Holders and the other Notes Secured Parties authorize and instruct the Trustee and the Notes Collateral Agent, as applicable, to, without any further consent of any Holder or any other First Lien Secured Parties, join or enter into (or acknowledge and consent to) the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other intercreditor agreement that provides the Notes Obligations with pari passu or senior Lien and/or payment priority, in each case, that is permitted under this

Indenture (including with respect to priority) and to subject the Liens on the Collateral securing the Notes Obligations to the provisions thereof. By their acceptance of the Notes, the Holders and the other Notes Secured Parties irrevocably agree that (x) the Trustee and the Notes Collateral Agent may rely exclusively on an Officer’s Certificate as to whether any such intercreditor agreement that provides the Notes Obligations with pari passu or senior Lien and/or payment priority is permitted under this Indenture and the other Note Documents and (y) any intercreditor agreement entered into by the Trustee and the Notes Collateral Agent, as applicable, shall be binding on the Notes Secured Parties, and each Holder and each other Notes Secured Parties by their acceptance of the Notes agrees that it will take no actions contrary to the provisions of the First Lien Intercreditor Agreement and, if entered into and if applicable, any other intercreditor agreement.

It is hereby expressly acknowledged and agreed that, in entering into any Notes Collateral Document, the Trustee and the Notes Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Notes Collateral Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

SECTION 7.12 Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1 Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2 Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes

(including the Note Guarantees) and have Liens, if any, on the Collateral securing the Notes released, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under the Note Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2) the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.12 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties, indemnities and immunities of the Trustee and Notes Collateral Agent and the Issuer’s or Guarantors’ obligations in connection therewith; and

(4) this Article VIII with respect to provisions relating to Legal Defeasance.

SECTION 8.3 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.16, 3.19, 3.20, 3.21 and Section 4.1 (except clauses (1) and (2) of Section 4.1(a)) hereof and have Liens, if any, on the Collateral securing the Notes released, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1(a) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, clause (3)

of Section 6.1(a) (other than with respect to clauses (1) and (2) of Section 4.1(a)), clauses (4), (5), (6), (7) of Section 6.1(a) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary), and clause (8) of Section 6.1(a) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary) hereof shall not constitute Events of Default.

SECTION 8.4 Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3 hereof:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, interest, due on the Notes issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date; provided that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any legal defeasance or covenant defeasance. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions;

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B) since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as beneficial owners of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) [Reserved];

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate to the effect that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer or any Guarantor; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each to the effect that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5 Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6 Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.7 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1 Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Issuer, any Guarantor (with respect to its Note Guarantee or this Indenture), the Trustee and the Notes Collateral Agent, as applicable, may amend, supplement or modify any Note Documents, and the Company may direct the Trustee and the Notes Collateral Agent, as applicable, to enter into an amendment to the Note Documents, to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of the Notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Issuer or a Guarantor under any Note Document or to comply with Section 4.1;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes or alter the provisions of this Indenture relating to the form of the Notes (including related definitions);

(4) add to or modify the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5) make any change (including changing the CUSIP or other identifying number on any Notes) that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder in any material respect;

(6) at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(7) make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8) provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(9) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or successor Paying Agent thereunder pursuant to the requirements hereof or provide for the accession by the Trustee to any Note Document;

(10) secure the Notes and/or the related Guarantees or add collateral thereto;

(11) add an obligor or a Guarantor under this Indenture;

(12) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes not prohibited by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer the Notes in any material respect;

(13) comply with the rules and procedures of any applicable securities depositary;

(14) make any amendment to the provisions of this Indenture, the Guarantees and/or the Notes to eliminate the effect of any Accounting Change or in the application thereof as described in the last paragraph of the definition of “GAAP”;

(15) mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Notes Collateral Documents or otherwise;

(16) add Additional First Lien Secured Parties to any Notes Collateral Document;

(17) enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the First Lien Intercreditor Agreement, taken as a whole, or any joinder thereto;

(18) in the case of any Notes Collateral Document, include therein any legend required to be set forth therein pursuant to the First Lien Intercreditor Agreement or modify any such legend as required by the First Lien Intercreditor Agreement;

(19) provide for the succession of any parties to any Notes Collateral Document (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreements or any other agreement that is not prohibited by this Indenture;

(20) release Collateral from the Lien securing the Notes Obligations when permitted or required by this Indenture or any Notes Collateral Document;

(21) enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Junior Lien Intercreditor Agreement, taken as a whole, or any joinder thereto; and

(22) in the case of any Notes Collateral Document, include therein any legend required to be set forth therein pursuant to the Junior Lien Intercreditor Agreement or modify any such legend as required by the Junior Lien Intercreditor Agreement.

Subject to Section 9.2, upon the request of the Issuer and upon receipt by the Trustee and the Notes Collateral Agent, as applicable, of the documents described in Sections 9.6 and 14.2 hereof, the Trustee and the Notes Collateral Agent, as applicable, will join with the Issuer and the Guarantors in the execution of such amendment or supplement unless such amendment or supplement affects the Trustee’s or the Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amendment or supplement.

SECTION 9.2 With Consent of Holders. Except as provided below in this Section 9.2, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, if applicable, may amend or supplement any Note Document with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes and the Guarantees may be waived with the consent of the Holders of at least a majority in principal amount of all the outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 14.4 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer, and upon delivery to the Trustee or the Notes Collateral Agent, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee or the Notes Collateral Agent, as applicable, of the documents described in Section 9.6 and 14.2 hereof, the Trustee and the Notes Collateral Agent, as applicable, will join with the Issuer and the Guarantors in the execution of such amendment or supplement unless such amendment or supplement affects the Trustee’s or the Notes Collateral Agent’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amendment or supplement.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(3) reduce the principal of or extend the Stated Maturity of any such Note (other than provisions relating to Section 3.5 and Section 3.9);

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7;

(5) make any such Note payable in currency other than that stated in such Note;

(6) impair the contractual right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes (and, for the avoidance of doubt, the amendment, supplement or modification in accordance with the terms of this Indenture of Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 3.9, 3.10 and clauses (3), (4), (5) and (6) of Section 6.1(a) and the related definitions shall be deemed not to impair the contractual right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Note);

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8) make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Notes Collateral Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture or the Notes Collateral Documents.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

SECTION 9.3 [Reserved].

SECTION 9.4 Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5 Notation on or Exchange of Notes. The Issuer may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6 Trustee and the Notes Collateral Agent to Sign Amendments. The Trustee and the Notes Collateral Agent shall sign any amendment or supplement, security documents or intercreditor agreement authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent, as applicable. In executing any amendment or supplement, security documents or intercreditor agreement, the Trustee and the Notes Collateral Agent will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 14.2 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement, security documents or intercreditor agreement is authorized or permitted by this Indenture and any applicable Note Documents and is, in respect of such Opinion of Counsel, valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms. Notwithstanding the foregoing, (i) no Opinion of Counsel shall be required in connection with the execution of a supplemental indenture that is substantially in the form attached hereto as Exhibit B and (ii) no Officer’s Certificate and Opinion of Counsel shall be required in connection with the execution of a supplemental indenture by the Additional Guarantors that is substantially in the form attached hereto as Exhibit B.

ARTICLE X

GUARANTEE

SECTION 10.1 Guarantee. Subject to the provisions of this Article X, each Guarantor that executes this Indenture or a supplemental indenture hereto will fully, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder, the Trustee and the Notes Collateral Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations and liabilities of the Issuer under this Indenture (including without limitation interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 10.1, each Guarantor hereby agrees that this Indenture (or a supplemental indenture that is substantially in the form attached hereto as Exhibit B) shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee.

If an Officer whose signature is on this Indenture (or a supplemental indenture that is substantially in the form attached hereto as Exhibit B) no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h)any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Notes Collateral Agent or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2 Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign, state or provincial law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) Any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon:

(1) a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor, in each case as a result of which such Guarantor ceases to be a Restricted Subsidiary, or the sale, exchange, transfer or other disposition, of all or substantially all of the assets of the Guarantor, to a Person other than to the Company or a Restricted Subsidiary, in each case to the extent not otherwise prohibited by this Indenture;

(2) the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) defeasance or discharge of the Notes pursuant to Article VIII or Article XI;

(4) to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5) such Guarantor being (or being substantially concurrently) released or discharged from all of (i) its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under each Credit Agreement or (ii) in the case of a Note Guarantee made by a Guarantor (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to Section 3.7 hereof, the relevant Indebtedness, except in the case of (i) or (ii), a release as a result of the payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release, and if any such Guarantee of such Guarantor under any Credit Agreement or any Other Guarantee is so reinstated, such Note Guarantee shall also be reinstated);

(6) upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(7) upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date; or

(8) as described under Article IX.

If the Trustee or Notes Collateral Agent is asked to acknowledge such release or take any other action in connection with such release, the Trustee or the Notes Collateral Agent, as applicable, shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel, each stating that all covenants and conditions precedent contained in this Indenture and any applicable Note Document to such release and the requested action have been complied with.

SECTION 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Notes Collateral Agent and the Holders and each Guarantor shall remain liable to the Trustee, the Notes Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Notes Collateral Agent or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, the Notes Collateral Agent or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Notes Collateral Agent and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee, the Notes Collateral Agent and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1 Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder and the Liens, if any, on the Collateral securing the Notes will be released, when:

(a) either:

(1) all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, in the name, and at the expense of the Issuer;

(b) the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date (provided that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any satisfaction and discharge), and any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the Redemption Date that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(d) the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(e) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money in U.S. dollars toward the payment of such Notes issued hereunder at maturity or the Redemption Date, as the case may be.

In addition, the Issuer shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all covenants and conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations to the Trustee and the Notes Collateral Agent in Section 7.7 hereof and, if money in U.S. dollars has been deposited with the Trustee pursuant to clause (a)(1) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

SECTION 11.2 Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money in U.S. dollars or U.S. Government Obligations deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium) and interest for whose payment such money in U.S. dollars or U.S. Government Obligations has been deposited with the Trustee; but such money in U.S. dollars or U.S. Government Obligations need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Issuer have made any payment of principal of, premium or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

ESCROW MATTERS

SECTION 12.1 Escrow Account.

(a) Notwithstanding anything in this Indenture, on the Issue Date, substantially concurrently with the issuance of the Notes, the Issuer shall, pursuant to the terms of the Escrow Agreement, deposit (or cause to be deposited) into the Escrow Account the Escrow Funds. Funds held in the Escrow Account shall, pending release to fund the Special Mandatory Redemption as set forth in Section 5.9 hereof or as a result of the satisfaction of the Escrow Condition as set forth in the Escrow Agreement, be invested in accordance with the terms of the Escrow Agreement. By its acceptance of the Notes, each Holder shall be deemed to authorize and direct the Trustee to execute, deliver and perform its obligations under the Escrow Agreement.

(b) The Escrow Account shall not include cash to fund any accrued and unpaid interest owing to Holders, which is included in the Special Mandatory Redemption Price. The Escrow Funds deposited in the Escrow Account, and all other funds, securities, interest, dividends, distributions, earnings and other property and payments credited to the Escrow Account in connection with the Notes (less any property and/or funds paid in accordance with the Escrow Agreement) are referred to, collectively, as the “Escrowed Property.” The Escrowed Property shall be controlled by the Escrow Agent, on behalf of the Trustee and the Holders.

SECTION 12.2 Release of Escrowed Property.

Upon the satisfaction of the Escrow Condition, the Escrow Agreement will provide that the Escrow Agent will cause the liquidation of all Escrowed Property then held by it and cause the release of the proceeds of such liquidated Escrowed Property in accordance with the terms of the Escrow Agreement.

SECTION 12.3 Special Mandatory Redemption.

If a Special Mandatory Redemption of the Notes is to occur pursuant to Section 5.9, the Escrow Agreement will provide that the Escrow Agent will cause the liquidation of all Escrowed Property then held by it and cause the release of the proceeds of such liquidated Escrowed Property in accordance with the terms of the Escrow Agreement.

SECTION 12.4 Trustee Direction to Execute Escrow Agreement.

The Trustee is hereby authorized and directed to execute and deliver the Escrow Agreement.

ARTICLE XIII

SECURITY

SECTION 13.1 Escrow Account. The Notes shall be secured by a first-priority security interest in the Escrow Account, if applicable, provided, however, that such security interest shall automatically be released and terminate on that portion of the released Escrowed Property at such time as such portion of the Escrowed Property is released from the Escrow Account in accordance with the terms of the Escrow Agreement and, upon such release, the Company may take any actions as may be required to effectuate such release (including, without limitation, the filing of a UCC-3 termination statement) without further consent from any party.

SECTION 13.2 Notes Collateral Documents.

(a) On and from the Completion Date, the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and payment and performance of all other Obligations of the Company and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Note Guarantees, and the Notes Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Notes Collateral Documents.

On or following the Completion Date and subject to the First Lien Intercreditor Agreement, the Issuer and the Guarantors shall promptly execute, file or cause the filing of any and all documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the security interests created or intended to be created by the Notes Collateral Documents in the Collateral (including, for the avoidance of doubt, correcting any material defect or error that may be discovered in the execution, acknowledgement, filing or recordation of any Notes Collateral Document or other document or instrument relating to any Collateral), all at the expense of the Issuer.

(b) The security interests in the Collateral securing the Notes with respect to the Additional Guarantors will not be required to be in place on the Completion Date and will not be perfected on such date, but will be required to be put in place no later than 60 days after the Completion Date or such later date as the Controlling Collateral Agent may agree in its reasonable discretion (but in no event later than the date the security interest in the Collateral securing the Credit Agreements with respect to the relevant Persons is granted); provided that with respect to any Material Real Property, the relevant Guarantor shall cause such Material Real Property to be subjected to a Lien to the extent required by the Note Documents within 90 days (or such later date as the Controlling Collateral Agent may agree in its reasonable discretion) after acquisition of such Material Real Property (but in no event later than the date the security interest in the Material Real Property securing the Credit Agreements with respect to the relevant Persons is granted).

(c) Notwithstanding the foregoing or anything in this Indenture or any other Note Document to the contrary:

(1) Liens required to be granted from time to time shall be subject to exceptions and limitations set forth in the Notes Collateral Documents;

(2) no deposit account control agreement, securities account control agreement or other control agreements or control arrangements shall be required with respect to any deposit account, securities account or other asset specifically requiring perfection through control agreements;

(3) in the event any Guarantor is added that is organized in a jurisdiction other than the U.S., such Guarantor shall grant a perfected lien on substantially all of its assets (other than Excluded Property) pursuant to arrangements reasonably agreed between the Controlling Collateral Agent and the Company subject to customary limitations in such jurisdiction to be reasonably agreed to between the Controlling Collateral Agent and the Company; provided that, other than as provided in the immediately foregoing, no actions in any jurisdiction other than the U.S. or that are necessary to comply with the laws of any jurisdiction other than the United States of America shall be required in order to create any security interests in assets located, titled, registered or filed outside of the United States of America or to perfect such security interests (it being understood that other than as provided under this clause (C), there shall be no security agreements, pledge agreements, or share charge (or mortgage) agreements governed under the laws of any jurisdiction other than the United States of America);

(4) general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principle may limit the ability of a Foreign Subsidiary to provide a Guarantee or Collateral or may require that the Guarantee or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Company in consultation with the Controlling Collateral Agent; and

(5) no stock certificates of Immaterial Subsidiaries shall be required to be delivered to the Collateral Agent.

SECTION 13.3 Release of Collateral.

The Company and the Guarantors will be entitled to the automatic and immediate release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:

(1) to enable the Company and/or one or more Guarantors to consummate the sale, transfer or other disposition (including by the termination of capital leases or the repossession of the leased property in a capital lease by the lessor) of such property or assets (to a Person that is not the Company or a Guarantor) to the extent (A) consummated in accordance with, or not prohibited by, Section 3.5 hereof or (B) constituting a PHS Disposition;

(2) in the case any Collateral becomes Excluded Property;

(3) in the case of a Guarantor that is released from its Note Guarantee pursuant to the terms of this Indenture, the release of the property and assets of such Guarantor;

(4) upon the achievement of Investment Grade Status;

(5) if all other liens on such Collateral securing First Lien Obligations are released or will be released simultaneously therewith (other than any release by, or as a result of, payment in full and irrevocable termination of such First Lien Obligations);

(6) in accordance with Article IX hereof; and

(7) in accordance with the terms of the First Lien Intercreditor Agreement.

The Liens on the Collateral securing the Notes and the related Note Guarantees also will be released automatically and without further action by the Notes Collateral Agent, the Trustee or the Holders (i) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the related Note Guarantees and the Notes Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid, or (ii) upon a legal defeasance or covenant defeasance pursuant to Article VIII or a discharge pursuant to Article XI.”

Notwithstanding clause (4) above, if, after achievement of Investment Grade Status, the Notes cease to have such Investment Grade Status, the Company and the Guarantors shall take all actions reasonably necessary to provide to the Notes Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes valid, perfected, first priority security interests (subject to Permitted Liens) in the Collateral as soon as reasonably practicable, but in any event within 60 days after such Reversion Date (or such later date as the Controlling Collateral Agent may agree in its reasonable discretion).

With respect to any release or subordination of Collateral, upon receipt of an Officer’s Certificate and Opinion of Counsel stating that all covenants and conditions precedent under this Indenture and the Notes Collateral Documents, as applicable, to such release or subordination have been met and that it is permitted for the Trustee or the Notes Collateral Agent, as applicable, to execute and deliver the documents requested by the Company in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee and the Notes Collateral Agent shall execute, deliver or acknowledge (at the Company’s expense) any instruments or releases to evidence the release of any Guarantees and Collateral permitted to be released pursuant to this Indenture and the Notes Collateral Documents, as applicable, and shall do or cause to be done (at the Company’s expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate and Opinion of Counsel, and notwithstanding any term in this Indenture or in any Notes Collateral Document to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel, upon which it shall be entitled to conclusively rely.

SECTION 13.4 Suits to Protect the Collateral.

Subject to the provisions of Article VII and the Notes Collateral Documents, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Notes Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Notes Obligations hereunder.

Subject to the provisions of the Notes Collateral Documents, the Trustee and the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Notes Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.4 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

SECTION 13.5 Authorization of Receipt of Funds by the Trustee Under the Notes Collateral Documents.

Subject to the provisions of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, the Trustee is authorized to receive any funds for the benefit of the Holders under the Notes Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 13.6 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XIII to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

SECTION 13.7 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XIII upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XIII; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

SECTION 13.8 Notes Collateral Agent.

(a) The Company and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture and the Notes Collateral Documents, and the Company and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Notes Collateral Documents, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture and the Notes Collateral Documents, and consents and agrees to the terms of each Notes Collateral Document, as the same may be in effect or may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 13.8. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture and the Notes Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Notes Collateral Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Notes Collateral Documents, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Notes Collateral Documents, or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall be entitled to act pursuant to the instructions of the Holders and the Trustee with respect to the Notes Collateral Documents and the Collateral.

(c) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Notes Collateral Documents were named as this Indenture herein. The Notes Collateral Agent shall be entitled to compensation, reimbursement and indemnity as set forth in Section 7.7, as if references therein to Trustee were references to Notes Collateral Agent. For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Notes Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or its earlier termination, resignation or removal of the Collateral Agent, in such capacity.

(d) The Company hereby agrees that the Notes Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders, the Trustee and the Notes Collateral Agent, in each case pursuant to the terms of the Notes Collateral Documents and that the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Notes Collateral Agent and the Trustee, and that the Lien of this Indenture and the Notes Collateral Documents in respect of the Trustee, the Notes Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Notes Collateral Documents and actions that may be taken thereunder. The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(e) The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of its powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder or under any Notes Collateral Documents to which it is a party, except for its own gross negligence or willful misconduct. The Notes Collateral Agent shall have no liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, except for willful misconduct or if it shall have been grossly negligent in ascertaining the pertinent facts.

(f) The Notes Collateral Agent shall be entitled to seek and shall be fully justified in failing or refusing to take any action under this Indenture or the Notes Collateral Documents unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Except as otherwise provided in the Notes Collateral Documents, the Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Notes Collateral Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any action, the Notes Collateral Agent shall be entitled to refrain from taking such action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(g) The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 13.8), subject to the terms of the Notes Collateral Documents.

(h) Except as otherwise explicitly provided herein or in the Notes Collateral Documents, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture or the Note Documents, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Notes Collateral Documents.

(j) Neither the Trustee nor the Notes Collateral Agent shall have any obligation whatsoever to any of the Holders or to the Trustee, in the case of the Notes Collateral Agent, to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Notes Collateral Documents has been properly and completely listed or delivered, as the case may be, or the value, genuineness, validity, ownership, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture or any Notes Collateral Document, other than to exercise such rights, authorities and powers pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes or as otherwise provided in the Notes Collateral Documents. Further to the foregoing and notwithstanding anything to the contrary in this Indenture or the Notes Collateral Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Notes Collateral Documents (including without limitation the filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent be responsible for, or makes any representation regarding, the validity, effectiveness or priority of any of the Notes Collateral Documents or the security interests or Liens intended to be created thereby.

(k) The Notes Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or any income thereon. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which they accord similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith. The Notes Collateral Agent shall be permitted to use overnight carriers to transmit possessory collateral and shall be not liable for any items lost or damages in transmit.

(l) Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Notes Collateral Document to be executed after Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 13.8, (ii) instruct the Notes Collateral Agent to execute and enter into such Notes Collateral Document and (iii) certify that all covenants and conditions precedent, if any to the execution and delivery of the Notes Collateral Document have been compiled with; provided that in no event shall the Notes Collateral Agent be required to enter into a Notes Collateral Document that it determines adversely affects the Notes Collateral Agent. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Notes Collateral Documents.

(m) Upon receipt by the Notes Collateral Agent of a Security Document Order, the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, the Junior Lien Intercreditor Agreement or any other intercreditor agreement, as applicable. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Notes Collateral Document referred to in this Section 13.8(m), (ii) certify that the Junior Lien Intercreditor or other intercreditor agreement (as applicable) complies with the terms of this Indenture and the Note Documents and that all covenants and conditions precedent, if any, under this Indenture and the Note Documents to such execution and delivery have been complied with and (iii) instruct the Notes Collateral Agent to execute and enter into the Junior Lien Intercreditor Agreement or other intercreditor agreement (as applicable); provided that in no event shall the Notes Collateral Agent be required to enter into the Junior Lien Intercreditor Agreement or any other intercreditor agreement if it determines that such document adversely affects the Notes Collateral Agent. The Holders, by their acceptance of the Notes, authorize and direct the Notes Collateral Agent to execute such agreements and the Notes Collateral Agent shall be entitled to conclusively rely on such Security Document Order.

(n) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Notes Collateral Documents, and to the extent not prohibited under the First Lien Intercreditor Agreement, or any Junior Lien Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(o) Notwithstanding anything to the contrary contained in this Indenture or the Notes Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(p) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture or the Notes Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Notes Collateral Documents, the Notes Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Notes Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Company or the Guarantors, subject to the terms of the Notes Collateral Documents, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(q) Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to make any determination or inquire as to the sufficiency of any policies of insurance carried by the Company or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(r) Neither the Notes Collateral Agent nor the Trustee shall have any responsibility or liability for the actions or omissions of the Revolving Credit Agreement Collateral Agent or the collateral agent under the Term Loan Credit Agreement or any other “Controlling Collateral Agent” under the First Lien Intercreditor Agreement, nor shall the Trustee or Notes Collateral Agent be obligated at any time to indemnify any person in connection with the exercise of any remedy under the Notes Collateral Documents.

(s) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. The Notes Collateral Agent may be removed by the Company at any time, upon thirty days written notice to the Notes Collateral Agent. If the Notes Collateral Agent resigns or is removed under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed and has accepted such appointment within 30 days after the Notes Collateral Agent gave notice of resignation or was removed, the retiring Notes Collateral Agent may (at the expense of the Company), at its option, appoint a successor Notes Collateral Agent or petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring or removed Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation or removal hereunder, the provisions of this Section 13.8 (and Section 7.7) shall continue to inure to its benefit and the retiring or removed Notes Collateral Agent shall not by reason of such resignation or removal be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1 Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or to any Guarantor:

Owens & Minor, Inc.

10900 Nuckols Road, Suite 400

Glen Allen, Virginia 23060

Attention: Chief Financial Officer

Email: [***]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Ave

New York, New York 10022

Attention: Jennifer L. Lee, P.C.

Email: [***]

if to the Trustee or the Notes Collateral Agent, at its Corporate Trust Office, which Corporate Trust Office for purposes of this Indenture is at the date hereof located at:

Regions Bank

1180 West Peachtree Street, Suite 1200

Atlanta, GA 30309

Attention: Corporate Trust Services – Owens & Minor, Inc.

Telephone: [***]

Email: [***]

The Issuer, the Trustee or the Notes Collateral Agent by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Notes Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Notes Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

SECTION 14.2 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee and/or the Notes Collateral Agent to take or refrain from taking any action under this Indenture or any Notes Collateral Document, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or the Notes Collateral Agent, as applicable:

(1) an Officer’s Certificate in form satisfactory to the Trustee or the Notes Collateral Agent, as applicable (which shall include the statements set forth in Section 14.3 hereof), stating that, in the opinion of the signers, all covenants and conditions precedent, if any, provided for in this Indenture and related Notes Collateral Document relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form satisfactory to the Trustee or the Notes Collateral Agent (which shall include the statements set forth in Section 14.3 hereof), stating that, in the opinion of such counsel, all such covenants and conditions precedent have been complied with.

SECTION 14.3 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture:

(1) a statement that the individual making such certificate or opinion has read such covenants or conditions precedent provided for in this Indenture and related Notes Collateral Documents relating to the proposed action;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable such individual to express an informed opinion as to whether or not such covenants or conditions precedent have been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, all covenants and conditions precedent as provided for in this Indenture and related Notes Collateral Documents relating to the proposed action have been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 14.4 When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee or the Notes Collateral Agent shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee or the Notes Collateral Agent actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 14.5 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 14.6 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the jurisdiction of the place of payment. If a payment date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 14.7 Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES AND THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 14.8 Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 14.9 Waivers of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 14.10 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Notes Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as it may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 14.11 No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Issuer or any of its respective Subsidiaries or Affiliates, or such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 14.12 Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Notes Collateral Agent in this Indenture shall bind their respective successors.

SECTION 14.13 Counterparts; Electronic Signatures. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission (including a digital signature provided by DocuSign) shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic methods shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Indenture or in any Note, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic

Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything to the contrary set forth herein, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or format unless expressly agreed to by the Trustee or the Notes Collateral Agent pursuant to procedures approved by the Trustee or the Notes Collateral Agent, as applicable.

SECTION 14.14 Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 14.15 Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, pandemics, epidemics, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee or the Notes Collateral Agent, as applicable, shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 14.16 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 14.17 Intercreditor Agreements. Reference is made to the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and (b) authorizes and instructs the Trustee and the Notes Collateral Agent, as applicable, to enter into the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein.

SECTION 14.18 Waiver of Immunities. To the extent that the Issuer or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, the Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

SECTION 14.19 Judgment Currency. The Issuer and each Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

OWENS & MINOR, INC., as the Company

By:	/s/ Jonathan A. Leon
Name: Jonathan A. Leon
Title: Executive Vice President and Chief Financial Officer

APRIA HEALTHCARE GROUP LLC,
APRIA HEALTHCARE LLC,
APRIA HOLDCO LLC,
APRIA, INC.,
CPAP SLEEP STORE LLC,
HEALTHY LIVING HOME MEDICAL LLC, as Guarantors

By:	/s/ Perry A. Bernocchi
Name: Perry A. Bernocchi
Title: Chief Executive Officer

AVID MEDICAL, INC.,
HALYARD NORTH CAROLINA, LLC,
MEDICAL ACTION INDUSTRIES INC.,
O&M HALYARD, INC., as Guarantors

By:	/s/ Andrew G. Long
Name: Andrew G. Long
Title: President

[Signature Page to the Indenture]

BARISTA ACQUISITION I, LLC,
BARISTA ACQUISITION II, LLC,
as Guarantors

By:	/s/ Jonathan A. Leon
Name: Jonathan A. Leon
Title: President and Chief Financial Officer

BYRAM HEALTHCARE CENTERS, INC.,
BYRAM HOLDINGS I, INC.,
LOFTA,
as Guarantors

By:	/s/ Perry A. Bernocchi
Name: Perry A. Bernocchi
Title: President and Chief Executive Officer

O&M BYRAM HOLDINGS, GP,
as Guarantor

By:	Barista Acquisition I, LLC and Barista Acquisition II, LLC
Its:	Partners

By:	/s/ Jonathan A. Leon
Name: Jonathan A. Leon
Title: President and Chief Financial Officer

OWENS & MINOR DISTRIBUTION, INC.,
OWENS & MINOR INTERNATIONAL LOGISTICS, INC., OWENS & MINOR MEDICAL, LLC,
as Guarantors

By:	/s/ Andrew G. Long
Name: Andrew G. Long
Title: President and Chief Executive Officer

[Signature Page to the Indenture]

REGIONS BANK, as Trustee and Notes Collateral Agent

By:	/s/ Kristine Prall
Name: Kristine Prall
Title: Relationship Consultant

[Signature Page to the Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Applicable Restricted Notes Legend]

[Depository Legend, if applicable]

[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1] CUSIP NO. _____________

OWENS & MINOR, INC.,

10.000% Senior Secured Notes due 2030

Owens & Minor, Inc., a Virginia corporation (the “Issuer”), promises to pay to [Cede & Co.],2 or its registered assigns, the principal sum of _______________ U. S. dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto],3 on April 15, 2030 provided that (x) the Notes will mature on March 29, 2029 (the “First Springing Maturity Date”) unless on the First Springing Maturity Date less than $100.0 million in aggregate principal amount of the Issuer’s 4.500% Senior Notes due 2029 (the “2029 Notes”) (or any Indebtedness incurred to refinance the 2029 Notes which has a maturity date on or prior to April 1, 2030) is outstanding, and (y) the Notes will mature on December 31, 2029 (the “Second Springing Maturity Date”) unless on the Second Springing Maturity Date less than $100.0 million in aggregate principal amount of the Issuer’s 6.625% Senior Notes due 2030 (the “2030 Notes” and, together with the 2029 Notes, the “Existing Notes”) (or any Indebtedness incurred to refinance the Existing Notes which has a maturity date on or prior to April 1, 2030) is outstanding. The Issuer will promptly provide notice to the Holders and the Trustee of the occurrence of the First Springing Maturity Date or the Second Springing Maturity Date, if applicable.

Interest Payment Dates: April 15 and October 15, commencing on October 15, 2025

Record Dates: April 1 and October 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only.
[2]	Insert in Global Notes only.
[3]	Insert in Global Notes only.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

OWENS & MINOR, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 10.000% Senior Secured Notes due 2030 referred to in the within-mentioned Indenture.

REGIONS BANK,
as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]

OWENS & MINOR, INC.

10.000% SENIOR SECURED NOTES DUE 2030

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1. Interest

The Issuer promises to pay interest on the principal amount of this Note at 10.000% per annum from April 4, 2025 until maturity. The Issuer will pay interest semi-annually in arrears every April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be October 15, 2025. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 1 and October 1 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the third to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register, or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date or a Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3. Paying Agent and Registrar

The Issuer initially appoints Regions Bank (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of April 4, 2025, among the Issuer, the Guarantors named therein, the Trustee and the Notes Collateral Agent (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”). The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 10.000% Senior Secured Notes due 2030 referred to in the Indenture. The Notes include (i) $1,000,000,000 principal amount of the Issuer’s 10.000% Senior Secured Notes due 2030 issued under the Indenture on April 4, 2025 (the “Initial Notes”) and (ii) if and when issued, additional Notes that may be issued from time to time under the Indenture subsequent to April 4, 2025 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture. The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of the Indenture; provided that the Additional Notes will not be issued with the same CUSIP as the existing Notes unless such Additional Notes are fungible with the existing Notes for U.S. federal income tax purposes. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets, the incurrence of certain liens, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.

5. Guarantees

From and after the Issue Date, to guarantee the due and punctual payment of the principal, premium, if any, interest (including post-filing or post-petition interest in any proceeding under Bankruptcy Law) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, each Guarantor will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

6. Redemption

(a) At any time prior to April 15, 2027, the Company may redeem the Notes in whole or in part, at its option, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as a percentage of the principal amount of the Notes to be redeemed) equal to 100.000% plus the relevant Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the redemption date (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time and from time to time prior to April 15, 2027, the Company may on one or more occasions, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, redeem up to 40.0% of the aggregate principal amount of Notes issued under the Indenture on the Issue Date (together with Additional Notes) at a redemption price (expressed as a percentage of the principal amount of Notes to be redeemed) equal to 110.000%, plus accrued and unpaid interest, if any, to but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by the Company of one or more Equity Offerings of the Company; provided that not less than 40.0% of the original principal amount of the then-outstanding Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company or any of its Restricted Subsidiaries), unless all such Notes are redeemed substantially concurrently; provided further that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.

(c) In addition, at any time and from time to time prior to April 15, 2027, the Company may redeem up to 10.0% of the aggregate principal amount of the Notes issued under the Indenture (including Additional Notes) during each twelve-month period commencing from the Completion Date, upon notice as described under Section 5.2 of the Indenture, at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(d) Further, prior to April 15, 2027, the Company may redeem Notes issued under Indenture (including any Additional Notes) with the Net Available Cash received by the Company from any PHS Disposition (a “PHS Disposition Redemption”), upon notice as described under Section 5.2 of the Indenture at a redemption price equal to 103.000% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed the aggregate amount of the Net Available Cash from such PHS Disposition; provided that any such redemption is consummated not later than five Business Days from the later of (A) the date a PHS Disposition is consummated and (B) the receipt of the Net Available Cash from such PHS Disposition.

(e) Except pursuant to clauses (a), (b), (c) and (d) of this paragraph 6, the Notes will not be redeemable at the Company’s option prior to April 15, 2027.

(f) At any time and from time to time on or after April 15, 2027, the Company may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 15 of each of the years indicated in the table below:

Year	Percentage
2027	105.000%
2028	102.500%
2029 and thereafter	100.000%

(g) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Company, or any third party making such tender offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party shall have the right upon not less than 10 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Notes Register, given not more than 30 days following such purchase date to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Disposition Offer, Notes owned by the Company or its Affiliates or by funds controlled or managed by any Affiliate of the Company, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

(h) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(i) Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Section 5.1 through 5.6 of the Indenture.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Special Mandatory Redemption; Escrow

(a) In the event that (i) the Escrow Outside Date occurs and the Escrow Agent shall not have received the Escrow Release Request on or prior to 5:00 p.m. (New York City time) on such date, (ii) the Company informs the Escrow Agent and the Trustee in writing that, in the reasonable judgment of the Company, the Rotech Acquisition will not be consummated on or prior to the Escrow Outside Date or (iii) the Company informs the Escrow Agent and the Trustee in writing that the Acquisition Agreement was terminated prior to the Escrow Outside Date (the date of any such event being the “Special Termination Date”), the Company shall redeem all of the Notes (the “Special Mandatory Redemption”) at a price (expressed as a percentage of the principal amount of the Notes to be redeemed) (the “Special Mandatory Redemption Price”) equal to 100.000%, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(b) Notice of the Special Mandatory Redemption shall be delivered by the Company (or the Trustee, if applicable pursuant to the Escrow Agreement) substantially in the form attached as Exhibit C to the Indenture promptly (and in no event later than one (1) Business Day following the Special Termination Date), to the Trustee, the Holders and the Escrow Agent, and shall provide that the Notes shall be redeemed on the third (3rd) Business Day after such notice is given by the Company in accordance with the terms of the Indenture (in each case, a “Special Mandatory Redemption Date”) or otherwise in accordance with the applicable procedures of DTC.

(c) In the event that (i) an Escrow Release Request has not been delivered by the Company in accordance with the Escrow Agreement prior to 5:00 p.m. (New York City time) on the Escrow Outside Date and (ii) an Escrow Redemption Notice has not been delivered by the Company in accordance with the Escrow Agreement prior to 5:00 p.m. (New York City time) on the Escrow Outside Date, then the Trustee shall deliver an Escrow Redemption Notice to the Escrow Agent in accordance with the Escrow Agreement prior to 6:00 p.m. (New York City time) on the Escrow Outside Date, which notice shall specify the Special Mandatory Redemption Date.

(d) On or prior to the Special Mandatory Redemption Date, pursuant to the Escrow Agreement, the Escrow Agent shall disburse to the Trustee, for further payment to each Holder on the Special Mandatory Redemption Date, the applicable Special Mandatory Redemption Price for such Holder’s Notes and, concurrently with the disbursement to the Trustee and after payment of any fees and expenses of the Trustee and the Escrow Agent, deliver any excess Escrowed Property (if any) to the Company.

(e) In the event that the Escrowed Property is insufficient to fund the Special Mandatory Redemption, if applicable, the Company will deposit with the Trustee an amount sufficient to fully fund the Special Mandatory Redemption Price plus fees and expenses of the Trustee and the Escrow Agent.

(f) For the avoidance of doubt, the Company shall not be required to effect any Special Mandatory Redemption following the Escrow Release.

(g) Any redemption made pursuant to this paragraph 7 and Section 5.9 of the Indenture shall be made pursuant to the procedures set forth in this paragraph 7, the Indenture and the Escrow Agreement, except to the extent inconsistent with this paragraph 7 and Section 5.9 of the Indenture.

8. Repurchase Provisions

If a Change of Control occurs, unless a third party makes a Change of Control Offer or the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all of the outstanding Notes, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a price in cash equal to 101.000% (or, in the case of a Non-Qualifying PHS Disposition, 105.000%) of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive the interest due on the repurchase date, as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Issuer may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase Notes and, at the Issuer’s option, Pari Passu Indebtedness out of the Excess Proceeds in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

9. Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal, premium, if any, interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its written request unless an abandoned property law designates another Person to receive such money. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment as general creditors unless an abandoned property law designates another person for payment.

12. Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture and have Liens, if any, on the Collateral securing the Notes released if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any and interest on the Notes to redemption or maturity, as the case may be.

13. Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Note Documents may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement the Note Documents as provided in the Indenture.

14. Defaults and Remedies

If any Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Guarantors) occurs and is continuing, the Trustee by written notice to the Issuer, or the Holders of at least 30.0% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (or any group of Restricted Subsidiaries, that taken together as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries, would constitute a Significant Subsidiary) occurs and is continuing, the principal of and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of at least 30.0% in principal amount of the outstanding Notes may rescind any acceleration with respect to the Notes and its consequences. A notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

Any Noteholder Direction provided by any one or more Directing Holders must be accompanied by a Position Representation, which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to make a Verification Covenant. In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering any direction to the Trustee and the Notes Collateral Agent, as applicable.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee and the Notes Collateral Agent, as applicable, an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending Final Decision. Once such Officer’s Certificate has been provided to the Trustee, the Trustee shall take no further action pursuant to the related Noteholder Direction until it has actual knowledge of a Final Decision. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee and the Notes Collateral Agent, as applicable, an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and neither the Trustee nor the Notes Collateral Agent shall be deemed to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs, any Noteholder Direction delivered to the Trustee and the Notes Collateral Agent, as applicable, during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the preceding two paragraphs.

15. Security

From and after the Completion Date, the Notes and the Note Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Notes Collateral Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold a security interest in the Collateral for its benefit and the benefit of the Holders of the Notes, in each case pursuant to the Notes Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the foreclosure and release of Collateral), each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs each of the Trustee and the Notes Collateral Agent, as applicable, to enter into the Notes Collateral Documents on the Issue Date (or thereafter, in accordance with the terms of the Indenture), and to perform its obligations and exercise its rights thereunder in accordance therewith.

16. Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer and its Affiliates and Subsidiaries.

17. No Recourse Against Others

No director, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

19. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

20. CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

21. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Owens & Minor, Inc.

10900 Nuckols Road, Suite 400

Glen Allen, Virginia 23060

Attention: Chief Financial Officer

Email: [***]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐ acquired for the undersigned’s own account, without transfer; or

(2)	☐ transferred to the Issuer; or

(3)	☐ transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐ transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐ transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐ transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐  Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in minimum denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date: __________ Your Signature

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee: _______________________________________________________________
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

[  ] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [  ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Entities” and each a “Guaranteeing Entity”), Owens & Minor, Inc., as Issuer, and Regions Bank, a national banking association, as Trustee and Notes Collateral Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of Owens & Minor, Inc., the Guarantors named therein, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an indenture dated as of April 4, 2025 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,000 million of 10.000% Senior Secured Notes due 2030 of the Issuer (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Entity shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor, the Trustee and the Notes Collateral Agent are authorized to execute and deliver a supplemental indenture to add additional Guarantors, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity, the Issuer, the other Guarantors, the Trustee and the Notes Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1. Agreement to be Bound. Each Guaranteeing Entity hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2. Guarantee. Each Guaranteeing Entity agrees, on a joint and several basis with all the existing Guarantors [and the other Guaranteeing Entities], to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

Section 3.1. Notices. All notices and other communications to the Guaranteeing Entities shall be given as provided in the Indenture to such Guaranteeing Entities, at their addresses set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.

[INSERT ADDRESS]

Section 3.2. Merger and Consolidation. No Guaranteeing Entity shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(f) of the Indenture.

Section 3.3. Release of Guarantee. This Guarantee shall be released in accordance with Section 10.2 of the Indenture.

Section 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders, the Trustee and the Notes Collateral Agent any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.7. Benefits Acknowledged. Each Guaranteeing Entity’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Entity acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.9. The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission (including a digital signature provided by DocuSign) shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic methods shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Indenture or in any Note, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything to the contrary set forth herein, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or format unless expressly agreed to by the Trustee or the Notes Collateral Agent pursuant to procedures approved by the Trustee or the Notes Collateral Agent, as applicable.

Section 3.11. Execution and Delivery. Each Guaranteeing Entity agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[GUARANTEEING ENTITY],
as a Guarantor

By:
Name:
Title:

OWENS & MINOR, INC.

By:
Name:
Title:

[Signature Page to Supplemental Indenture]

REGIONS BANK,
as Trustee and Notes Collateral Agent

By:
Name:
Title:

[Signature Page to Issue Date Supplemental Indenture]

EXHIBIT C

Form of Special Mandatory Redemption Notice

TO THE HOLDERS OF

10.000% SENIOR SECURED NOTES DUE 2030

OWENS & MINOR, INC.

(CUSIP Nos. 690732 AH5 (144A) / U68336 AD5 (Reg S))

(ISIN Nos. US690732AH53 (144A) / USU68336AD59 (Reg S))

NOTICE IS HEREBY GIVEN that Owens & Minor, Inc., a Virginia corporation (the “Issuer”), pursuant to the Indenture, dated as of April 4, 2025 (the “Indenture”), between the Issuer and Regions Bank, as trustee (the “Trustee”) and as Notes Collateral Agent, will redeem all of its outstanding 10.000% Senior Secured Notes due 2030 (the “Notes”) on [___________], 2025 (the “Special Mandatory Redemption Date”) pursuant to Section 5.9(a) of the Indenture and paragraph 7(a) of the Notes. The redemption price for each Note will be $1,000.000 per $1,000.00 principal amount thereof, plus accrued and unpaid interest thereon from April 4, 2025, or from the most recent date to which interest has been paid or provided for, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). Capitalized terms used herein (but otherwise not defined) shall have such meanings as set forth in the Indenture.

Unless the Issuer defaults in payment of the Special Mandatory Redemption Price, interest on the Notes called for redemption shall cease to accrue on and after the Special Mandatory Redemption Date.

In order to receive the redemption payment, the Notes must be surrendered for payment: (a) in book-entry form in accordance with the procedures of The Depository Trust Company; or (b) by delivering the Notes to be redeemed to the Paying Agent at:

Regions Bank

1180 West Peachtree Street, Suite 1200

Atlanta, GA 30309

Attention: Kristine Prall, VP, CCTS

Telephone: [***]

Email: [***]

The method of delivery of the Notes is at the election and risk of the Holder. If delivered by mail, certified or registered mail, properly insured, is recommended.

No representation is being made as to the correctness of the CUSIP numbers either as printed on the Notes or as contained in this notice. Holders should rely only on the other identification numbers printed on the Notes.

Date: [   ], 2025

By:	[OWENS & MINOR, INC.]

[REGIONS BANK, as Trustee]

EXHIBIT D

[Attached]

SECURITY AGREEMENT

dated as of

[_], 2025

among

OWENS & MINOR, INC.,

CERTAIN SUBSIDIARIES OF OWENS & MINOR, INC.,

collectively, as the Initial Grantors,

and

REGIONS BANK,

as Notes Collateral Agent

TABLE OF CONTENTS

		PAGE

ARTICLE I

Definitions

SECTION 1.01	Indenture	1
SECTION 1.02	Other Defined Terms	1

ARTICLE II

Pledge of Securities

SECTION 2.01	Pledge	4
SECTION 2.02	Delivery of the Pledged Collateral	5
SECTION 2.03	Representations, Warranties and Covenants	6
SECTION 2.04	Certification of Limited Liability Company and Limited Partnership Interests	7
SECTION 2.05	Registration in Nominee Name; Denominations	7
SECTION 2.06	Voting Rights; Dividends and Interest	7
SECTION 2.07	Uncertificated Securities	9

ARTICLE III

Security Interests in Personal Property

SECTION 3.01	Security Interest	9
SECTION 3.02	Representations and Warranties	11
SECTION 3.03	Covenants	12
SECTION 3.04	Other Actions	15

ARTICLE IV

Remedies

SECTION 4.01	Remedies upon Default	16
SECTION 4.02	Application of Proceeds	17
SECTION 4.03	Grant of Intellectual Property License	18

ARTICLE V

Miscellaneous

SECTION 5.01	Notices	19
SECTION 5.02	Waivers; Amendment	19
SECTION 5.03	Notes Collateral Agent’s Fees and Expenses; Indemnification	19
SECTION 5.04	Successors and Assigns	20
SECTION 5.05	Survival of Agreement	20
SECTION 5.06	Counterparts; Effectiveness; Several Agreement	20

-i-

Schedules

SCHEDULE I	Pledged Equity; Pledged Debt
SCHEDULE II	Legal Names, Etc.
SCHEDULE III	Addresses
SCHEDULE IV	Intellectual Property

Exhibits

EXHIBIT I	Form of Security Agreement Supplement
EXHIBIT II	Form of Short Form Intellectual Property Security Agreement
EXHIBIT III	Form of Security Agreement Supplement for Intellectual Property

-ii-

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of [_], 2025, among OWENS & MINOR, INC., a Virginia corporation (the “Issuer”), certain subsidiaries of the Issuer listed on the signature pages hereto (collectively with the Issuer, the “Initial Grantors”), certain other subsidiaries of the Issuer from time to time party hereto and REGIONS BANK (“Regions”), as collateral agent for the Notes Secured Parties (in such capacity and together with its successors and assigns, the “Notes Collateral Agent”).

WHEREAS, pursuant to that certain Indenture, dated as of April 4, 2025 (as amended, restated, amended and restated, extended, replaced, refinanced, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the Guarantors from time to time party thereto and Regions, as trustee (in such capacity, and together with its successors and permitted assigns, the “Trustee”) and as Notes Collateral Agent, the Issuer issued $1,000,000,000 in aggregate principal amount of 10.000% Senior Secured Notes due 2030 (together with any Additional Notes issued under the Indenture, the “Notes”) upon the terms and subject to the conditions set forth therein and the Grantors agreed to guarantee the Issuer’s obligations under the Notes. Each Grantor is an Affiliate of the Issuer, will derive substantial benefits from the issuance of the Notes pursuant to the Indenture and are willing to execute and deliver this Agreement.

WHEREAS, this Agreement is required by the terms of the Indenture.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Indenture. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Indenture. All capitalized terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

SECTION 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the New York UCC.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 3.03(h)(v).

“Agreement” means this Security Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations in the United States Copyright Office, including those listed on Schedule IV.

“Excluded Equity” means Equity Interests (i) of any Unrestricted Subsidiary, (ii) of any Foreign Subsidiary or CFC Holding Company (in each case other than any Guarantor), in each case of the Issuer or a Domestic Subsidiary of the Issuer and not otherwise constituting Excluded Equity, in excess of 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary or CFC Holding Company (and of any subsidiary of such Foreign Subsidiary or CFC Holding Company), (iii) of any Subsidiary with respect to which the Controlling Collateral Agent and the Issuer have determined in their reasonable judgment and agreed in writing that the costs of providing a pledge of such Equity Interests or perfection thereof is excessive in view of the benefits to be obtained by the Notes Secured Parties therefrom, (iv) of any captive insurance companies, not-for-profit Subsidiaries, special purpose entities, (v) of any non-Wholly Owned Restricted Subsidiary; (vi) any Securitization Subsidiary; and (vii) of any Subsidiary outside the United States (other than any Guarantor) the pledge of which is prohibited by applicable Laws or which would reasonably be expected to result in a violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers.

“Excluded Property” means (i) any fee-owned real property that is not a Material Real Property and any leasehold interests in real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters), (ii) (A) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable Laws in the relevant jurisdiction in the case of jurisdictions other than the U.S.), (B) letter of credit rights to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable Laws in the relevant jurisdiction in the case of jurisdictions other than the U.S.) and (C) commercial tort claims, (iii) assets for so long as a pledge thereof or a security interest therein is prohibited by applicable Laws, (iv) margin stock, (v) any cash, deposit accounts and securities accounts (including securities entitlements and related assets) (it being understood that this exclusion shall not affect the grant of the Lien on proceeds of Collateral and all proceeds of Collateral shall be Collateral), (vi) any lease, license or other agreements, or any property subject to a purchase money security interest, Finance Lease Obligations or similar arrangements, in each case to the extent permitted under the Note Documents, to the extent that a pledge thereof or a security interest therein would violate or invalidate such lease, license or agreement, purchase money, finance lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Issuer or a Guarantor) after giving effect to the applicable anti-assignment clauses of the Uniform Commercial Code and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (vii) assets for which a pledge thereof or security interest therein would result in a material adverse tax consequence as reasonably determined by the Issuer (and subject to the reasonable consent of the Controlling Collateral Agent); provided that nothing in this clause (vii) shall limit the pledge of assets by any Foreign Subsidiary that is a Guarantor without the Controlling Collateral Agent’s consent, (viii) assets for which the Controlling Collateral Agent and the Issuer have determined in their reasonable judgment and agree in writing that the cost of creating or perfecting such pledges or security interests therein would be excessive in view of the benefits to be obtained by the relevant Secured Parties (as defined in the First Lien Intercreditor Agreement) therefrom, (ix) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Federal law, (x) Excluded Equity and (xi) any asset of any Subsidiary of the Issuer that is a CFC or CFC Holding Company.

“General Intangibles” has the meaning specified in Article 9 of the New York UCC and includes corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, licenses, whether entered into as licensor or licensee and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor, as the case may be, to secure payment by an Account Debtor of any of the Accounts.

“Grantor” means, collectively, the Initial Grantors and any Person that executes and delivers a Security Agreement Supplement pursuant to Section 5.14.

“Initial Grantors” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Intellectual Property” means any and all intellectual property or similar proprietary rights arising under applicable Law, whether owned or licensed, including any and all (i) Patents, Copyrights, Trademarks, trade secrets, proprietary technical and business information, know-how, show-how and any other proprietary data or information, the intellectual property rights in software, databases and related documentation and all improvements to any of the foregoing, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable with respect to any of the foregoing, and (iii) rights to sue for past, present and future infringement, misappropriation or other violations of any of the foregoing.

“Issuer” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Licenses” means any and all (i) written agreements granting to any third party any license or similar right under any Patent, Trademark, Copyright, trade secret or other intellectual property right now or hereafter owned by any Grantor, or under which any Grantor obtains any right under any Patent, Trademark, Copyright, trade secret or other intellectual property right now or hereafter owned by any third party, (ii) income, fees, royalties, damages, claims and payments now or hereafter due or payable with respect to the foregoing, and (iii) rights to sue for past, present and future breaches of the foregoing.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole, or (b) a material adverse effect on the rights and remedies of the Notes Secured Parties or the Notes Collateral Agent under any Note Document.

“Material Real Property” means (a) each fee-owned real property set forth on Schedule 1.01E and (b) other than Excluded Property, any fee-owned real property acquired by any Grantor following the Completion Date (or owned by any Person that becomes a Grantor after the Completion Date) located in the United States with a fair market value in excess of $15,000,000.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Notes Collateral Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Notes Secured Parties” means the “Notes Secured Parties” under and as defined in the Indenture.

“Patents” means all of the following: (a) all patents of the United States or the equivalent thereof in any other country, all registrations thereof, and all applications for patents of the United States or the equivalent thereof in any other country, and all rights to claim priority thereto, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule IV and (b) all reissues, continuations, divisionals, continuations-in-part, or extensions thereof, and the inventions disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Regions” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Secured Obligations” means, without duplication, (a) all Notes Obligations and (b) all costs and expenses incurred in connection with enforcement and collection of the Notes Obligations, including the fees, charges and disbursements of counsel.

“Security Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“Security Agreement Supplement for Intellectual Property” means an instrument in the form of Exhibit III hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Termination Date” means the date on which all Notes Obligations (other than contingent indemnification obligations and other contingent obligations not yet accrued and payable) have been paid in full.

“Trademarks” means all of the following: (a) all trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers, and all registrations and applications filed in connection therewith, including registrations and applications for registration in the United States Patent and Trademark Office or any similar offices in any other country, and all renewals thereof, including those listed on Schedule IV, and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II

Pledge of Securities

SECTION 2.01 Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guaranty, each Grantor hereby pledges to the Notes Collateral Agent, its successors and assigns, for the benefit of the Notes Secured Parties, and hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Notes Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under and whether now or hereafter existing or arising (i) all Equity Interests held by it on the Completion Date in the Issuer and any Wholly Owned Restricted Subsidiary, including, without limitation, the Equity Interests listed on Schedule I and any other Equity Interests in any Wholly Owned Restricted Subsidiary obtained in the future by such Grantor and the certificates (if any) representing all such Equity Interests (collectively, the “Pledged Equity”); provided that the Pledged Equity shall not include any Excluded Equity; (ii) (A) the debt securities owned by it on the Completion Date including, without limitation, the debt securities listed opposite the name of such Grantor on Schedule I, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the debt securities referred to in clauses (A), (B) and (C) of this clause (ii) are collectively referred to as the “Pledged Debt”); (iii) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (iv) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii) and (iii) above; and (v) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (v) above being collectively referred to as the “Pledged Collateral”); provided that in no event shall the Pledged Collateral include any Excluded Property.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Notes Collateral Agent, its successors and assigns, for the benefit of the Notes Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02 Delivery of the Pledged Collateral.

(a) Each Grantor agrees promptly (and in any event (i) with respect to Pledged Securities owned on the Completion Date, within the time period set forth on Schedule I and (ii) with respect to Pledged Securities acquired after the Completion Date, within 45 days (as such date may be extended by the Controlling Collateral Agent in its sole discretion) of receipt thereof) to deliver or cause to be delivered to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated); provided that, in the case of promissory notes or other instruments evidencing Indebtedness, such Pledged Securities shall be required to be delivered only to the extent required pursuant to paragraph (b) of this Section 2.02.

(b) Each Grantor will cause (i) any Indebtedness for borrowed money (other than intercompany loans referred to in clause (ii) below) having an aggregate principal amount in excess of $10,000,000 individually owed to such Grantor by any Person and (ii) any intercompany loans owed to such Grantor, in each case to be evidenced by a duly executed promissory note (or pursuant to a global note) that is pledged and delivered to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, pursuant to the terms hereof; provided, that (x) any intercompany loan with a stated principal amount that is equal to or less than $2,500,000 shall not be required to be evidenced by a promissory note and pledged and delivered to the Notes Collateral Agent and (y) no intercompany loan with a stated principal amount that is greater than $2,500,000 shall be required to be evidenced by a promissory note and pledged and delivered to the Notes Collateral Agent where the stated principal amount of such intercompany loan, together with the stated principal amount of all other intercompany loans with a stated principal amount that is greater than $2,500,000 not evidenced by promissory note and not delivered to the Notes Collateral Agent, is less than or equal to $10,000,000 in the aggregate for all Grantors.

(c) Upon delivery to the Notes Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Notes Collateral Agent and by such other instruments and documents as the Notes Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Notes Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement or otherwise modify, as applicable, any prior schedules so delivered.

SECTION 2.03 Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Notes Collateral Agent, for the benefit of the Notes Secured Parties, that:

(a) as of the date hereof, Schedule I correctly sets forth the percentage of the issued and outstanding units or shares (as applicable) of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder;

(b) each Grantor has good and valid rights in and title to the Pledged Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Notes Collateral Agent the Security Interest in such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person, except for (i) consents and approvals which have been obtained and are in full force and effect and (ii) consents and approvals the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) the Pledged Equity and Pledged Debt (solely with respect to Pledged Debt issued by a Person other than a Grantor or a Subsidiary of the Grantors, to the best of the Grantors’ knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, are fully paid and, in the case of Pledged Equity representing corporate interests, nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than a Grantor or a Subsidiary of the Grantors, to the best of the Grantors’ knowledge), are legal, valid and binding obligations of the issuers thereof;

(d) except for the security interests granted hereunder, each of the Grantors (i) is and will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by such Grantors, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens however arising, of all Persons whomsoever, in each case subject to (x) any transfers made in compliance with the Indenture and (y) Permitted Liens;

(e) except for restrictions and limitations imposed or permitted by the Note Documents, or securities or other laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal or organization document provisions that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Notes Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Notes Collateral Agent of rights and remedies hereunder;

(f) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(g) other than as set forth in the Indenture, no consent or approval of any governmental authority or any other Person was or is necessary for the validity of the pledge effected hereby, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Grantors in favor of the Notes Secured Parties, (ii) the consents and approvals which have been obtained and are in full force and effect and (iii) consents and approvals the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(h) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Notes Collateral Agent in accordance with this Agreement, the Notes Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Notes Obligations, subject to Permitted Liens; and

(i) the pledge effected hereby is effective to vest in the Notes Collateral Agent, for the benefit of the Notes Secured Parties, the rights of the Notes Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 2.04 Certification of Limited Liability Company and Limited Partnership Interests. Each certificate representing an interest in any limited liability company or limited partnership owned by any Grantor and pledged under Section 2.01 shall be delivered to the Notes Collateral Agent in accordance with Section 2.02.

SECTION 2.05 Registration in Nominee Name; Denominations.

(a) The Notes Collateral Agent, on behalf of the Notes Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Notes Collateral Agent, if an Event of Default shall occur and be continuing and the Notes Collateral Agent shall give the Issuer prior written notice of its intent to exercise such rights, and each Grantor will promptly give to the Notes Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor.

(b) If an Event of Default shall occur and be continuing and the Notes Collateral Agent shall give the Issuer prior written notice of its intent to exercise such rights, the Notes Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement and the other Note Documents.

SECTION 2.06 Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Notes Collateral Agent shall have given three (3) Business Days’ prior written notice to the Issuer that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner or holder of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Indenture and the other Note Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral or the rights and remedies of any of the Notes Collateral Agent or the other Notes Secured Parties under this Agreement, the Indenture or any other Notes Document or the ability of the Notes Secured Parties to exercise the same, unless such exercise of powers is in connection with an action permitted by the Indenture.

(ii) The Notes Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as each Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Note Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Notes Collateral Agent and the Notes Secured Parties and, if required by Section 2.02, shall be forthwith delivered to the Notes Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Notes Collateral Agent). So long as no Event of Default has occurred and is continuing, the Notes Collateral Agent shall promptly deliver to each Grantor at such Grantor’s expense any Pledged Securities in its possession if requested in writing to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Indenture in accordance with this Section 2.06(a)(iii).

(b) Upon the occurrence and during the continuance of an Event of Default and after the Notes Collateral Agent shall have provided three (3) Business Days’ prior written notice to the Issuer of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Notes Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held for the benefit of the Notes Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Notes Collateral Agent upon request in the same form as so received (with any necessary endorsement reasonably requested by the Notes Collateral Agent). Any and all money and other property paid over to or received by the Notes Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Notes Collateral Agent in an account to be established by the Notes Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Issuer has delivered to the Notes Collateral Agent a certificate to that effect, the Notes Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Notes Collateral Agent shall have provided three (3) Business Days’ prior written notice to the Issuer of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Notes Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Notes Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Holders of a majority in aggregate principal amount of the Notes then outstanding, the Notes Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 2.06 and the Notes Collateral Agent shall have all the obligations it would otherwise have under paragraph (a)(ii) of this Section 2.06.

(d) Any notice given by the Notes Collateral Agent to the Grantors suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) may be given with respect to one or more of the Grantors at the same or different times and (ii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Notes Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Notes Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

SECTION 2.07 Uncertificated Securities. No Grantor will permit any issuer of Pledged Securities, which Pledged Securities are uncertificated, to modify its organization documents or otherwise elect to treat such Pledged Securities as certificated stock or as a security pursuant to Section 8-103(c) of the UCC without delivering all certificates evidencing such Pledged Securities to the Notes Collateral Agent in accordance with Section 2.02.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01 Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Notes Obligations including the Guaranty, each Grantor hereby mortgages and pledges to the Notes Collateral Agent, its successors and assigns, for the benefit of the Notes Secured Parties, and hereby grants to the Notes Collateral Agent, its successors and assigns, for the benefit of the Notes Secured Parties, a security interest (the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment and Fixtures;

(v) all General Intangibles;

(vi) all Goods;

(vii) all Instruments;

(viii) all Intellectual Property and Licenses;

(ix) all Inventory;

(x) all Investment Property;

(xi) all books and records pertaining to the Article 9 Collateral; and

(xii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Property; provided, however, that “Excluded Property” shall not include any Proceeds, substitutions or replacements of any Excluded Property unless such Proceeds, substitutions or replacements would independently constitute Excluded Property.

(b) Each Grantor hereby irrevocably authorizes (but does not obligate) the Notes Collateral Agent for the benefit of the Notes Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect or being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and, if applicable, any organizational identification number or incorporation number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates. Each Grantor agrees to provide such information to the Notes Collateral Agent promptly upon request.

(c) The Notes Collateral Agent is further irrevocably authorized (but not obligated) to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office thereof) such documents as may be necessary or advisable for the purpose of perfecting or confirming the Security Interest granted by each Grantor, with notice to each, but without the signature of any, Grantor (only if such signature cannot reasonably be obtained by the Notes Collateral Agent), and naming any Grantor or the Grantors as debtors and the Notes Collateral Agent as secured party.

(d) The Security Interest is granted as security only and shall not subject the Notes Collateral Agent or any other Notes Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02 Representations and Warranties. Each Grantor jointly and severally represents and warrants to the Notes Collateral Agent and the other Notes Secured Parties, that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, subject to Permitted Liens, and has full power and authority to grant to the Notes Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person, except for (i) consents and approvals which have been obtained and are in full force and effect and (ii) consents and approvals the failure of which to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) This Agreement has been duly executed and delivered by each Grantor that is a party hereto. This Agreement constitutes a legal, valid and binding obligation of such Grantor, enforceable against each Grantor that is a party hereto in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

(c) (i) The information set forth on Schedule II and Schedule III hereto is correct and complete as of the Completion Date.

(ii) The UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared based upon the information provided in Schedule III for filing in each governmental, municipal or other office specified in Schedule III, are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States pending or issued Patents, United States applied for or registered Trademarks and United States applied for and registered Copyrights, in each case, owned by such Grantor) that are necessary to establish a legal, valid and perfected security interest in favor of the Notes Collateral Agent (for the benefit of the Notes Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

(iii) A fully executed agreement in the form of Exhibit II hereto has been delivered for recording by, as applicable, the United States Patent and Trademark Office or the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to establish a valid and perfected security interest in favor of the Notes Collateral Agent (for the benefit of the Notes Secured Parties) in respect of all Collateral consisting of registrations and applications for Patents, Trademarks and Copyrights (including exclusive Licenses to United States registered Copyrights) in which a security interest may be perfected by filing such agreement in, as applicable, the United States Patent and Trademark Office or the United States Copyright Office, and no further or subsequent filing or refiling is necessary (other than (x) such filings and actions as are necessary to perfect the Security Interest with respect to any United States After-Acquired Intellectual Property and (y) the filing of Uniform Commercial Code financing and continuation statements contemplated in subsection (ii) of this Section 3.02(c)).

(d) The Security Interest shall constitute (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Notes Obligations, including the Guaranty, (ii) subject to the filings described in Section 3.02(c) (including payment of applicable fees in connection therewith), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code in the relevant jurisdiction, and (iii) subject to the filings described in Section 3.02(c), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a fully executed agreement in the form of Exhibit II hereto with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens. Notwithstanding the foregoing, but without limiting Grantors’ obligations with respect to filing, recording, or registering of Uniform Commercial Code financing and continuation statements pursuant to subsection (ii) of Section 3.02(c), nothing in this Agreement or any other Note Document shall require any Grantor to make any filings or take any other actions to record or perfect the Notes Collateral Agent’s lien on and Security Interest in any Intellectual Property (x) in any office other than in the United States Patent and Trademark Office or in the United States Copyright Office, or (y) subsisting outside of the United States.

(e) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Permitted Liens. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or any other applicable laws covering any Article 9 Collateral or (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(f) Schedule IV hereto sets forth a list of (i) United States issued Patents and pending Patent applications, other than certain immaterial Patents owned by the Grantors as of the Completion Date, (ii) United States registered Trademarks and Trademarks for which applications for registration are pending (other than any Excluded Property), and (iii) United States registered Copyrights and Copyrights for which applications for registration are pending, other than certain immaterial Copyrights owned by the Grantors as of the Completion Date, in each case, owned by or an Initial Grantor as of the date hereof and registered or pending with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office, as well as exclusive Licenses of United States registered Copyrights to which a Grantor is a party. On the Completion Date, except as would not, either individually or in the aggregate, be expected to have a Material Adverse Effect, each Grantor owns or possesses the right to use the Collateral consisting of Intellectual Property with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Notes Collateral Agent the Security Interest in such Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

SECTION 3.03 Covenants.

(a) Each Grantor agrees promptly (and, in any event, in sufficient time to enable all filings to be made within any applicable statutory period, under the Uniform Commercial Code, that are required in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Article 9 Collateral, for the benefit of the Notes Secured Parties) to notify the Notes Collateral Agent in writing of any change (i) in legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (iii) in the jurisdiction of organization or incorporation of any Grantor or (iv) in its organizational identification number (in the case of this clause (iv), to the extent an organizational identification number is required by applicable law to be disclosed on the UCC financing statements for such Grantor).

(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Notes Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien other than Permitted Liens.

(c) Each Grantor shall, on the date hereof, execute and deliver fully executed agreements in the form of Exhibit II and record the security interest granted herein to the Notes Collateral Agent with the United States Patent and Trademark Office and United States Copyright Office, as applicable.

(d) Each quarter, at the time of delivery of quarterly financial statements with respect to the preceding fiscal quarter pursuant to Section 3.10 of the Indenture (and in the case of the last fiscal quarter of each year, at the time of delivery of the annual financial statements pursuant to Section 3.10 of the Indenture), the Issuer shall deliver to the Notes Collateral Agent an appropriate supplement to this Agreement substantially in the form of Exhibit II or III hereto, as applicable, with respect to all After-Acquired Intellectual Property owned by each Grantor as of the last day of the prior fiscal quarter and as of the date of such supplement, but only to the extent that such After-Acquired Intellectual Property is (i) an issued Patent (or published application therefor), registered Trademark (or application therefor) or a registered Copyright, in each case, which is issued in or registered or pending with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office, or (ii) a License under which any Grantor is the exclusive licensee of a United States registered Copyright, in each case, to the extent that such After Acquired Intellectual Property is not covered by any previous short form agreement in the form of Exhibit II or Exhibit III so signed and delivered by it.

(e) The Issuer agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as are necessary or as the Notes Collateral Agent may from time to time reasonably request to obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral that is in excess of $10,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be pledged in accordance with Section 3.04(a) and delivered to the Notes Collateral Agent in accordance with Section 3.04(a), for the benefit of the Notes Secured Parties, duly endorsed in a manner reasonably satisfactory to the Notes Collateral Agent.

(f) At its option, the Notes Collateral Agent may, with three (3) Business Days’ prior written notice to the Issuer, discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not constituting Permitted Liens, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Indenture or this Agreement and within a reasonable period of time after the Notes Collateral Agent has requested that it do so. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Notes Collateral Agent or any Notes Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Note Documents.

(g) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person, the value of which is in excess of $10,000,000, to secure payment and performance of an Account, such Grantor shall promptly collaterally assign such security interest to the Notes Collateral Agent for the benefit of the Notes Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(h) Each Grantor (rather than the Notes Collateral Agent or any Notes Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Notes Collateral Agent and the other Notes Secured Parties from and against any and all liability for such performance.

(i) Covenants Regarding Intellectual Property.

(i) Without limiting the generality of the foregoing, each Grantor hereby authorizes the Notes Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule IV hereto to specifically identify any asset or item owned by the Grantor that may constitute a registration or application for Copyrights, Patents or Trademarks, as applicable, with the United States Patent and Trademark Office or the United States Copyright Office; provided that any Grantor shall have the right, exercisable within fifteen (15) days after it has been notified by the Notes Collateral Agent of the specific identification of such Collateral, to advise the Notes Collateral Agent in writing of any material inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral.

(ii) Subject, for the avoidance of doubt, to clause (vi) below, each Grantor agrees to take, at its expense, such reasonable steps as it determines are appropriate in its reasonable business judgment in the United States Patent and Trademark Office, the United States Copyright Office and any other governmental authority located in the United States (including any domain name registrar), to (x) maintain the validity and enforceability of any registered material Collateral owned by such Grantor in full force and effect, and (y) pursue the maintenance of or prosecution of each material Patent, Trademark, or Copyright registration or application, now or hereafter included in such Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of applications for renewal, the filing of affidavits under Sections 8 and 15 or the U.S. Trademark Act and the payment of maintenance fees.

(iii) Subject, for the avoidance of doubt, to clause (vi) below, no Grantor shall knowingly do or authorize any act or knowingly omit to do any act whereby any Collateral consisting of material Intellectual Property owned by such Grantor may prematurely lapse, be terminated, or become invalid or unenforceable or abandoned (or in the case of a trade secret, becomes publicly known).

(iv) Subject, for the avoidance of doubt, to clause (vi) below, each Grantor shall take commercially reasonable steps to preserve and protect each item of Collateral consisting of material Intellectual Property owned by such Grantor to the extent required under applicable law, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the material Trademarks, substantially consistent with the quality of the products and services as of the date hereof.

(v) Each Grantor agrees that, should it obtain ownership of any Collateral consisting of Intellectual Property after the Completion Date, or should any U.S. trademark application (or registration resulting therefrom) initially filed on an intent-to-use basis no longer constitute Excluded Property (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property shall automatically become part of the Collateral subject to the terms and conditions of this Agreement with respect thereto.

(vi) Notwithstanding anything to the contrary contained herein, nothing in this Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, ceasing to preserve or protect, or otherwise allowing to lapse, terminate, be abandoned, be invalidated, become unenforceable, or be put into the public domain, any Intellectual Property in the Collateral to the extent permitted under the Indenture or if such Grantor determines in its reasonable business judgment that such Intellectual Property is no longer material to the conduct of its business.

SECTION 3.04 Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Notes Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any Instruments (other than checks to be deposited in the ordinary course of business) constituting Collateral and evidencing an amount in excess of $10,000,000, such Grantor shall forthwith endorse, collaterally assign and deliver the same to the Notes Collateral Agent for the benefit of the Notes Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Notes Collateral Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities constituting Collateral evidencing an individual aggregate amount in excess of $10,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Notes Collateral Agent for the benefit of the Notes Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Notes Collateral Agent may from time to time reasonably request. Except to the extent otherwise provided in Section 2.07, if any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Notes Collateral Agent’s request and following the occurrence and continuance of an Event of Default such Grantor shall promptly notify the Notes Collateral Agent thereof and, at the Notes Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Notes Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Notes Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Notes Collateral Agent to become the registered owner of the securities.

(c) Intellectual Property. With respect to any After-Acquired Intellectual Property which constitutes Collateral that is (i) an issued Patent (or a published application therefor), registered Trademark (or application therefor) or a registered Copyright, in each case, which is issued in or registered or pending with, as applicable, the United States Patent and Trademark Office or the United States Copyright Office, or (ii) a License under which any Grantor is the exclusive licensee of a United States registered Copyright, and, in each case, which is not covered by any short form agreement in the form of Exhibit II previously signed and delivered to the Notes Collateral Agent, the applicable Grantor will promptly cooperate as necessary, or as reasonably requested by, and necessary to enable, the Notes Collateral Agent, to make any necessary or reasonably desirable recordations with, as applicable, the United States Patent and Trademark Office or United States Copyright Office, as appropriate, such Grantor shall promptly file and record appropriate instruments or documents with the United States Patent and Trademark Office or United States Copyright Office for such recordation, as appropriate.

ARTICLE IV

Remedies

SECTION 4.01 Remedies upon Default.

(a) Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Notes Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Notes Obligations under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or other applicable law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Notes Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Notes Collateral Agent and make it available to the Notes Collateral Agent at a place and time to be designated by the Notes Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Notes Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Notes Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; (iv) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Notes Collateral Agent shall deem appropriate and (v) cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Notes Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Notes Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained). The Notes Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Notes Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(b) The Notes Collateral Agent shall give the applicable Grantors ten (10) days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Notes Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Notes Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Notes Collateral Agent may (acting at the direction of Holders of a majority in aggregate principal amount of the Notes then outstanding) determine. The Notes Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Notes Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Notes Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Notes Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Notes Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Notes Secured Party from any Grantor as a credit against the purchase price, and such Notes Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Notes Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Notes Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Notes Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Notes Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. To the extent permitted by applicable law, any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02 Application of Proceeds.

(a) Subject to the terms of the Indenture, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other applicable intercreditor agreement entered into from time to time, the Notes Collateral Agent shall apply to proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in each case to the extent received after the occurrence and during the continuance of an Event of Default as a result of an enforcement of remedies or in connection with a proceeding under any Debtor Relief Law, in the order of priority set forth in Section 6.10 of the Indenture.

(b) If, despite the provisions of this Agreement, any Notes Secured Party shall receive any payment or recovery from the proceeds of any collection, sale or realization of Collateral in excess of its portion of payments on account of the Notes Obligations to which it is then entitled in accordance with this Agreement, such Notes Secured Party shall hold such payment or other recovery in trust for the benefit of all Notes Secured Parties hereunder for distribution in accordance with this Section 4.02 and shall deliver such payment or recovery to the Notes Collateral Agent for distribution in accordance with this Section 4.02.

(c) The Notes Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Notes Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money therefor by the Notes Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Notes Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(d) [Reserved].

(e) [Reserved].

(f) Each of the Notes Secured Parties hereby agrees not to challenge or question in any proceeding the validity or enforceability of this Agreement (in each case as a whole or any term or provision contained herein) or the validity of any Lien or financing statement in favor of the Notes Collateral Agent for the benefit of all the Notes Secured Parties as provided in this Agreement, or the equal and ratable sharing of any such Lien.

SECTION 4.03 Grant of Intellectual Property License. For the purpose of enabling the Notes Collateral Agent to exercise rights and remedies under this Agreement effective at such time as the Notes Collateral Agent shall be lawfully entitled to exercise such rights and remedies under this Agreement, each Grantor hereby grants to the Notes Collateral Agent, effective only after and during the continuance of an Event of Default, a non-exclusive, irrevocable (subject to the last sentence of this Section 4.03) license (exercisable without payment of royalty or other compensation to any such Grantor) to, solely to the extent necessary to exercise such rights and remedies, use or sublicense any of the Collateral now owned or hereafter acquired by such Grantor that constitutes Intellectual Property and license rights included in the General Intangibles, and wherever the same may be located, and including in such license, solely to the extent necessary to exercise such rights and remedies, reasonable access to media in which any of the licensed items may be recorded or stored and to all computer software used for the compilation or printout thereof; provided, however, that nothing in this Section 4.03 shall require any Grantor to grant any license if it does not have the right to do so or that is prohibited by any rule of law, statute or regulation or is prohibited by, or that would constitute a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of such license by the Notes Collateral Agent and its rights thereunder may be exercised, at the option of the Notes Collateral Agent, only during the continuation of an Event of Default; provided that any permitted license, sublicense or other transaction entered into by the Notes Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default, provided that it was entered into in accordance with the terms of this Agreement. For the avoidance of doubt, at the time of the release of the Lien as set forth in Section 5.13, the license granted to the Notes Collateral Agent pursuant to this Section 4.03 shall automatically and immediately terminate.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.1 of the Indenture. All communications and notices hereunder to any Grantor shall be given to it in care of the Issuer as provided in Section 13.1 of the Indenture.

SECTION 5.02 Waivers; Amendment.

(a) No failure or delay by the Notes Collateral Agent or any Notes Secured Parties in exercising any right or power hereunder or under any other Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Notes Collateral Agent and the Notes Secured Parties hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Notes Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.2 of the Indenture.

SECTION 5.03 Notes Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Notes Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 7.7 of the Indenture as if such section was set out in full herein mutatis mutandis.

(b) Without limitation of its indemnification obligations under the other Notes Documents, the Grantors agree to indemnify the Notes Collateral Agent in accordance with Section 7.7 of the Indenture (as if such section was set out in full herein mutatis mutandis).

(c) [Reserved].

(d) Any such amounts payable as provided hereunder shall be additional Notes Obligations secured hereby and by the other Notes Collateral Documents. The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Note Document, the consummation of the transactions contemplated hereby, the repayment of any of the Notes Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Note Document, or any investigation made by or on behalf of the Notes Collateral Agent or any other Notes Secured Party. All amounts due under this Section 5.03 shall be payable within ten (10) days of written demand therefor, setting forth such amounts in reasonable detail.

SECTION 5.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Notes Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 5.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in the Note Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Note Document shall be considered to have been relied upon by the Notes Secured Parties and shall survive the execution and delivery of the Note Documents, regardless of any investigation made by any Notes Secured Parties or on its behalf.

SECTION 5.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The Notes Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any Security Agreement Supplement, Security Agreement Supplement for Intellectual Property, amendments to this Agreement, or waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Notes Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Notes Collateral Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Notes Collateral Agent pursuant to procedures approved by it. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Notes Collateral Agent and a counterpart hereof shall have been executed on behalf of the Notes Collateral Agent, and thereafter shall be binding upon such Grantor and the Notes Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Notes Collateral Agent and the other Notes Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Indenture. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 5.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.08 Right of Set-Off. In addition to any rights and remedies of the Notes Secured Parties provided by Law, upon the occurrence and during the continuance of any Event of Default, each Notes Secured Party and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Grantor, any such notice being waived by the Issuer (on its own behalf and on behalf of each Grantor and its Subsidiaries) to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than any payroll, trust and tax accounts) at any time held by, and other Indebtedness at any time owing by, such Notes Secured Party and its Affiliates, as the case may be, to or for the credit or the account of the respective Grantors and their Subsidiaries against any and all Notes Obligations owing to such Notes Secured Party and its Affiliates hereunder or under any other Note Document, now or hereafter existing, irrespective of whether or not such Notes Secured Party or Affiliate shall have made demand under this Agreement or any other Note Document and although such Notes Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Notes Secured Party agrees promptly to notify the Issuer and the Trustee after any such set off and application made by such Notes Secured Party or Affiliate, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Notes Secured Party and its Affiliates under this Section 5.08 are in addition to other rights and remedies (including other rights of setoff) that the Notes Secured Parties may have.

SECTION 5.09 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN).

(b) EXCEPT AS SET FORTH IN THE FOLLOWING PARAGRAPH, ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (PROVIDED THAT IF NONE OF SUCH COURTS CAN AND WILL EXERCISE SUCH JURISDICTION, SUCH EXCLUSIVITY SHALL NOT APPLY), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR AND THE NOTES COLLATERAL AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GRANTOR AND THE NOTES COLLATERAL AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED HERETO.

NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE NOTES COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (I) FOR PURPOSES OF ENFORCING A JUDGMENT, (II) IN CONNECTION WITH EXERCISING REMEDIES AGAINST THE COLLATERAL IN A JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED, (III) IN CONNECTION WITH ANY PENDING BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING IN SUCH JURISDICTION OR (IV) TO THE EXTENT THE COURTS REFERRED TO IN THE PREVIOUS PARAGRAPH DO NOT HAVE JURISDICTION OVER SUCH LEGAL ACTION OR PROCEEDING OR THE PARTIES OR PROPERTY SUBJECT HERETO.

SECTION 5.10 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 5.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12 Security Interest Absolute. All rights of the Notes Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Note Document, any agreement with respect to any of the Notes Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Notes Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Note Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Notes Obligations or (d) any other circumstance that might otherwise constitute a defense (other than a defense of payment in full of all the Notes Obligations) available to, or a discharge of, any Grantor in respect of the Notes Obligations or this Agreement.

SECTION 5.13 Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall automatically terminate on the Termination Date with respect to all Notes Obligations and the Liens granted hereunder shall automatically be released in accordance with Section 13.3 of the Indenture.

(b) In connection with any termination or release pursuant to paragraph (a) of this Section 5.13, upon receipt of the documents required by Section 13.3 of the Indenture, the Notes Collateral Agent shall execute and deliver to any Grantor or authorize the filing of, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5.13 shall be without recourse to or warranty by the Notes Collateral Agent.

SECTION 5.14 Additional Grantors. Any Person required to become party to this Agreement pursuant to Section 3.7 of the Indenture may do so by executing and delivering a Security Agreement Supplement and/or Security Agreement Supplement for Intellectual Property and such Person shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15 Notes Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Notes Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Notes Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (until the Termination Date) and coupled with an interest. Without limiting the generality of the foregoing, the Notes Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Notes Collateral Agent to the Issuer of its intent to exercise such rights, with full power of substitution either in the Notes Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) upon prior written notice to the Issuer, to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) upon prior written notice to the Issuer, to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Notes Collateral Agent; (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Notes Collateral Agent were the absolute owner of the Collateral for all purposes and (i) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance, indorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; provided that nothing herein contained shall be construed as requiring or obligating the Notes Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Notes Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Notes Collateral Agent and the other Notes Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates or controlling Persons or any of the directors, officers, employees, agents, advisors or members of any of the foregoing.

SECTION 5.16 Appointment and General Authority of the Notes Collateral Agent, Etc.

By acceptance of the benefits of this Agreement and any other Notes Collateral Documents, each Notes Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Notes Collateral Agent as its agent hereunder and under such other Notes Collateral Documents, (ii) to confirm that the Notes Collateral Agent shall have the authority to act as the exclusive agent of such Notes Secured Party for the enforcement of any provisions of this Agreement and such other Notes Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Notes Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Notes Collateral Document and (iv) to agree to be bound by the terms of this Agreement and any other Notes Collateral Documents.

The Notes Collateral Agent may from time to time resign and appoint a successor Notes Collateral Agent in accordance with the provisions of Section 13.8 of the Indenture, and such successor shall be entitled to all of the rights and remedies of the Notes Collateral Agent under this Agreement in relation thereto.

In acting hereunder, the Notes Collateral Agent shall be entitled to (a) all of the rights, benefits, protections, immunities and indemnities provided to it in the Indenture, all of which are incorporated by reference herein in their entirety, (b) if applicable, receive an Officer’s Certificate and an Opinion of Counsel in accordance with Section 14.2 of the Indenture, and (c) act with the consent of the requisite holders as provided in the Indenture. The Notes Collateral Agent shall have no discretion under the Note Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

SECTION 5.17 Action by the Notes Collateral Agent.

(a) The Notes Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Notes Collateral Agent by another Notes Secured Party, and the Notes Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (ii) the contents of any certificate, report or other document delivered under or in connection with this Agreement or any other Note Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement, any other Note Document, or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Note Document, or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Notes Collateral Documents, (5) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in this Agreement or any other Note Document, other than to confirm receipt of items expressly required to be delivered to the Notes Collateral Agent.

(b) By accepting the benefits hereof, each Notes Secured Party acknowledges that it has, independently and without reliance upon the Notes Collateral Agent or any other Notes Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision regarding the making or continuation of extensions of credit to the Obligors. By accepting the benefits hereof, each Notes Secured Party also acknowledges that it will, independently and without reliance upon the Notes Collateral Agent or any other Notes Secured Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

SECTION 5.18 Intercreditor Agreement.

Notwithstanding anything herein to the contrary, the liens and security interests granted to the Notes Collateral Agent on behalf of the Notes Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Notes Collateral Agent hereunder are subject to the provisions of the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other applicable intercreditor agreement entered into by the Notes Collateral Agent in accordance with Section 7.11 of the

Indenture. In the event of any conflict between the terms of the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any other applicable intercreditor agreement entered into by the Notes Collateral Agent in accordance with Section 7.11 of the Indenture and the terms of this Agreement, the terms of the First Lien Intercreditor Agreement, such Junior Lien Intercreditor Agreement and such other applicable intercreditor agreement shall govern and control. Notwithstanding anything herein to the contrary, until such time as the Discharge of the First Lien Obligations (as defined in the First Lien Intercreditor Agreement) or the Discharge of Senior Obligations (as defined in the Junior Lien Intercreditor Agreement) has occurred, (a) any covenant hereunder requiring (or any representation or warranty hereunder to the extent that it would have the effect of requiring) the delivery of possession or control to the Notes Collateral Agent of the Shared Collateral (as defined in the First Lien Intercreditor Agreement) or Senior Collateral (as defined in the Junior Lien Intercreditor Agreement) shall be deemed to have been satisfied (or, in the case of any representation and warranty, shall be deemed to be true) if, prior to the Discharge of the First Lien Obligations (as defined in the First Lien Intercreditor Agreement) or the Discharge of Senior Obligations (as defined in the Junior Lien Intercreditor Agreement), such possession or control shall have been, subject to and in accordance with the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, delivered to the Controlling Collateral Agent (as defined in the First Lien Intercreditor Agreement) and (b) any covenant hereunder requiring (or any representation or warranty hereunder to the extent it would have the effect of requiring) the giving of any notice to the Notes Collateral Agent or any other Person, the provision of voting rights or the obtaining of any consent of the Notes Collateral Agent or any Person, in each case, solely in connection with any Shared Collateral or any Senior Collateral, shall be deemed to be satisfied if the applicable Grantor complies with the requirements of the similar provision of the Term Credit Agreement Security Agreement (as defined in the First Lien Intercreditor Agreement) or the Senior Credit Agreement Security Agreement (as defined in the Junior Lien Intercreditor Agreement). For the avoidance of doubt, no right, power or remedy granted to the Notes Collateral Agent hereunder shall be exercised by the Notes Collateral Agent, and no direction shall be given by the Notes Collateral Agent, in contravention of any the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other applicable intercreditor agreement.

It is understood and agreed that, prior to the Discharge of First Lien Obligations, notwithstanding anything contained herein to the contrary, to the extent that the Controlling Collateral Agent is satisfied with, or agrees to any deliveries or documents required to be provided in respect of any matters relating to, the Shared Collateral or makes any determination in respect of any matters relating to the Shared Collateral (including, without limitation, extensions of time or waivers for the creation and perfection of security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets (including extensions beyond the Completion Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Completion Date, and any determination that the cost, burden, difficulty, or consequence of obtaining or perfecting a security interest in a particular asset outweighs the benefit of a security interest to the relevant Secured Parties (as defined in the First Lien Intercreditor Agreement) afforded thereby)), the Notes Collateral Agent (without any independent review, verification or determination) shall be deemed to be satisfied with such deliveries and/or documents and the judgment of the Controlling Collateral Agent in respect of any such matters shall be deemed to be the judgment of the Notes Collateral Agent in respect of such matters under the Indenture and the other Note Documents and the Note Collateral Agent shall have no responsibility or liability relating thereto.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OWENS & MINOR, INC., as the Issuer and an Initial Grantor

By:
Name:
Title:

OWENS & MINOR DISTRIBUTION, INC., as an Initial Grantor

By:
Name:
Title:

OWENS & MINOR MEDICAL, INC., as an Initial Grantor

By:
Name:
Title:

BARISTA ACQUISITION I, LLC, as an Initial Grantor

By:
Name:
Title:

BARISTA ACQUISITION II, LLC, as an Initial Grantor

By:
Name:
Title:

O&M HALYARD, INC., as an Initial Grantor

By:
Name:
Title:

BYRAM HEALTHCARE CENTERS, INC., as an Initial Grantor

By:
Name:
Title:

OWENS & MINOR INTERNATIONAL LOGISTICS, INC., as an Initial Grantor

By:
Name:
Title:

O&M BYRAM HOLDINGS, GP, as an Initial Grantor

By:
Name:
Title:

BYRAM HOLDINGS I, INC., as an Initial Grantor

By:
Name:
Title:

OWENS & MINOR HEALTHCARE SUPPLY, INC., as an Initial Grantor

By:
Name:
Title:

MEDICAL ACTION INDUSTRIES, INC., as an Initial Grantor

By:
Name:
Title:

AVID MEDICAL, INC., as an Initial Grantor

By:
Name:
Title:

HALYARD NORTH CAROLINA, LLC, as an Initial Grantor

By:
Name:
Title:

STONEOAK MERGER SUB INC., as an Initial Grantor

By:
Name:
Title:

APRIA, INC., as an Initial Grantor

By:
Name:
Title:

APRIA HEALTHCARE GROUP LLC, as an Initial Grantor

By:
Name:
Title:

APRIA HEALTHCARE LLC, as an Initial Grantor

By:
Name:
Title:

APRIA HOLDCO LLC, as an Initial Grantor

By:
Name:
Title:

CPAP SLEEP STORE LLC., as an Initial Grantor

By:
Name:
Title:

DMEHUB LLC, as an Initial Grantor

By:
Name:
Title:

HEALTHY LIVING HOME MEDICAL LLC, as an Initial Grantor

By:
Name:
Title:

LOFTA, as an Initial Grantor

By:
Name:
Title:

REGIONS BANK, as Notes Collateral Agent

By:
Name:
Title:

SCHEDULE I

TO THE SECURITY

AGREEMENT

Pledged Equity

Record Owner	Issuer	Certificate No.	No. Shares / Interest	Percentage Pledged

Pledged Debt

SCHEDULE II

TO THE SECURITY

AGREEMENT

Legal Names, Etc.

Legal Name	Other Legal Names in past 5 Years (Date of Change)	Trade Names	Org ID	Tax ID

SCHEDULE III

TO THE SECURITY AGREEMENT

Addresses

Grantor	Mailing Address	County	Jurisdiction

SCHEDULE IV

TO THE SECURITY AGREEMENT

United States Applied for and Registered Intellectual Property

Issued Patents and Pending Patent Applications

Registered owner/ Grantor	Patent Title	Patent No. or Application No.	Issue Date

Trademark Registrations and Trademark Applications

Registered owner/ Grantor	Trademark	Registration No. or Application No.	Application Date or Registration Date

Copyright Registrations

Registered owner/ Grantor	Title of Work	Registration No. or Application No.	Application Date or Registration Date

Exclusive Licenses to Copyright Registrations

EXHIBIT I

TO THE SECURITY AGREEMENT

FORM OF SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT NO. [__] (this “Supplement”), dated as of [__________], to the Security Agreement dated as of [_], 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) among the Grantors as defined therein, and REGIONS BANK (“Regions”) as collateral agent for the Notes Secured Parties (in such capacity and together with its successors and assigns, the “Notes Collateral Agent”).

A. Reference is made to that certain Indenture, dated as of the date hereof (as amended, restated, amended and restated, extended, replaced, refinanced, supplemented or otherwise modified from time to time, the “Indenture”), among OWENS & MINOR, INC., a Virginia corporation (the “Issuer”), the Guarantors from time to time party thereto and Regions, as trustee (in such capacity, and together with its successors and permitted assigns, the “Trustee”) and as Notes Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture and the Security Agreement referred to therein.

C. In connection with the Indenture, the Issuer and the other Grantors have entered into the Security Agreement. Section 5.14 of the Security Agreement provides that certain Persons may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Security Agreement.

Accordingly, the Notes Collateral Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.14 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Notes Obligations does hereby create and grant to the Notes Collateral Agent, its successors and assigns, for the benefit of the Notes Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Notes Collateral Agent and the other Notes Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

Exhibit I-1

SECTION 3. This Supplement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Supplement shall be effective as delivery of an original executed counterpart of this Supplement. The Notes Collateral Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, any Security Agreement Supplement, Security Agreement Supplement for Intellectual Property, amendments to this Agreement, or waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Notes Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Notes Collateral Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Notes Collateral Agent pursuant to procedures approved by it.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the Pledged Collateral and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Security Agreement.

SECTION 9. The New Grantor agrees to reimburse the Notes Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Notes Collateral Agent in accordance with the terms of the Indenture.

[Remainder of Page Intentionally Blank]

Exhibit I-2

IN WITNESS WHEREOF, the New Grantor and the Notes Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Jurisdiction of Formation:
Address Of Chief Executive Office:

REGIONS BANK, as Notes Collateral Agent

By:
Name:
Title:

Exhibit I-3

SCHEDULE I

Pledged Equity

Grantor	Issuer	Class of Equity Interest	Par Value	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares of the Same Class of Equity Interest	Date of Delivery

Pledged Debt

Grantor	Debt Issuer	Description of Debt	Debt Certificate No(s)	Final Scheduled Maturity	Outstanding Principal Amount	Date of Delivery

Exhibit I-4

EXHIBIT II

TO THE SECURITY AGREEMENT

FORM OF SHORT FORM

[PATENT / TRADEMARK / COPYRIGHT] SECURITY AGREEMENT1

This [PATENT / TRADEMARK / COPYRIGHT] SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “[Patent / Trademark / Copyright] Security Agreement”) dated [_], 2025, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of REGIONS BANK (“Regions”) as Notes Collateral Agent (the “Notes Collateral Agent”) for the Notes Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture and the Security Agreement referred to therein.

WHEREAS, OWENS & MINOR, INC., a Virginia corporation (the “Issuer”), the Guarantors from time to time party thereto and Regions, as trustee (in such capacity, and together with its successors and permitted assigns, the “Trustee”) and as Notes Collateral Agent have entered into the Indenture, dated as of [_], 2025 (the “Closing Date”) (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Issuer issued $1,000,000,000 in aggregate principal amount of [_]% Senior Secured Notes due 2030 (together with any Additional Notes issued under the Indenture, the “Notes”) upon the terms and subject to the conditions therein.

WHEREAS, in connection with the Indenture, the Grantors have entered into the Security Agreement dated as of the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Notes Collateral Agent, for the benefit of the Notes Secured Parties, a security interest in, among other property, certain Intellectual Property of the Grantors, and have agreed as a condition thereof to execute this [Patent / Trademark / Copyright Security Agreement] for recording with the [United States Patent and Trademark Office] [United States Copyright Office].

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Notes Collateral Agent for the benefit of the Notes Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(a) [all issued and pending Patents (as defined in the Security Agreement) in the United States Patent and Trademark Office, including those set forth in Schedule [A] hereto;]

(b) [all registered Trademarks (as defined in the Security Agreement) and Trademarks for which applications are pending in the United States Patent and Trademark Office, including those set forth in Schedule [A] hereto (excluding any Excluded Property);] and

[1]	Note: To be broken out into an individual short-form agreement for patents, trademarks and copyrights for filing purposes.

Exhibit II-1

(c) [all registered Copyrights (as defined in the Security Agreement) in the United States Copyright Office and exclusive Licenses (as defined in the Security Agreement) to United States registered Copyrights, including those set forth in Schedule [A] hereto].

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by each Grantor under this [Patent / Trademark / Copyright Security Agreement] secures the payment of all Notes Obligations of such Grantor now or hereafter existing under or in respect of the Note Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this [Patent / Trademark / Copyright Security Agreement] secures, as to each Grantor, the payment of all amounts that constitute part of the Notes Obligations and that would be owed by such Grantor to any Notes Secured Party under the Note Documents but for the fact that such Notes Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Grantor.

SECTION 3. Recordation. This [Patent / Trademark / Copyright Security Agreement] has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the [United States Patent and Trademark Office] [United States Copyright Office]. Each Grantor authorizes and requests that the [Register of Copyrights] [Commissioner for Patents and the Commissioner for Trademarks] record this [Patent / Trademark / Copyright Security Agreement].

SECTION 4. Execution in Counterparts. This [Patent / Trademark / Copyright Security Agreement] may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this [Patent / Trademark / Copyright Security Agreement] by facsimile or other electronic transmission (including “.pdf” or “.tif” files) shall be effective as delivery of an original executed counterpart of this [Patent / Trademark / Copyright Security Agreement]. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this [Patent / Trademark / Copyright Security Agreement] and the transactions contemplated hereby (including, without limitation, any Security Agreement Supplement, Security Agreement Supplement for Intellectual Property, amendments to this Agreement, or waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Notes Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Notes Collateral Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Notes Collateral Agent pursuant to procedures approved by it.

SECTION 5. Grants, Rights and Remedies. This [Patent / Trademark / Copyright Security Agreement] has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Notes Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this [Patent / Trademark / Copyright Security Agreement] and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

Exhibit II-2

SECTION 6. Governing Law. This [Patent / Trademark / Copyright Security Agreement] shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7. Severability. In case any one or more of the provisions contained in this [Patent / Trademark / Copyright Security Agreement] should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature Pages Follow]

Exhibit II-3

IN WITNESS WHEREOF, each Grantor has caused this [Patent / Trademark / Copyright Security Agreement] to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[_________________], as an Initial Grantor

By:
Name:
Title:

Signature Page to

Intellectual Property Security Agreement

REGIONS BANK,
as Notes Collateral Agent

By:
Name:
Title:

Signature Page to

Intellectual Property Security Agreement

[SCHEDULE A]

United States Patents and Patent Applications

Registered owner/ Grantor	Patent Title	Patent No. or Application No.

Exhibit II-1

[SCHEDULE A]

United States Trademark Registrations and Trademark Applications

Registered owner/ Grantor	Trademark	Registration No. or Application No.

Exhibit II-2

[SCHEDULE A]

United States Copyright Registrations

Registered owner/ Grantor	Title of Work	Registration No.

Exclusive Licenses to United States Copyright Registrations

Exhibit II-3

EXHIBIT III

TO THE SECURITY AGREEMENT

FORM OF SECURITY AGREEMENT SUPPLEMENT

FOR [PATENTS / TRADEMARKS / COPYRIGHTS]2

SUPPLEMENT NO. [__] (this “Supplement”) dated as of [____________], to the Security Agreement dated as of [_], 2025 (the “Closing Date”) among OWENS & MINOR, INC., a Virginia corporation (the “Issuer”), certain subsidiaries of the Issuer from time to time party thereto and REGIONS BANK (“Regions”), as Notes Collateral Agent (the “Notes Collateral Agent”) for the Notes Secured Parties (the “Security Agreement”).

A. Reference is made to that certain Indenture, dated as of the date hereof (as amended, restated, amended and restated, extended, replaced, refinanced, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuer, the Guarantors from time to time party thereto and Regions, as trustee (in such capacity, and together with its successors and permitted assigns, the “Trustee”) and as Notes Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture and the Security Agreement referred to therein.

C. In connection with the Indenture, the Issuer and the other Grantors have entered into the Security Agreement. Section 5.14 of the Security Agreement provides that certain Persons may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Person (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Security Agreement.

Accordingly, the Notes Collateral Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.14 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Notes Collateral Agent and the other Notes Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Notes Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New

[2]	Note: To be broken out into an individual short-form agreement for patents, trademarks and copyrights for filing purposes (to the extent applicable).

Exhibit III-1

Grantor, and the Notes Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication (including “.pdf” or “.tif” files) shall be as effective as delivery of a manually signed counterpart of this Supplement. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Supplement and the transactions contemplated hereby (including, without limitation, any Security Agreement Supplement, Security Agreement Supplement for Intellectual Property, amendments to this Agreement, or waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Notes Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Notes Collateral Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Notes Collateral Agent pursuant to procedures approved by it.

[SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the Collateral owned by the New Grantor consisting of (i) issued and pending Patents in the United States Patent and Trademark Office, (ii) registered Trademarks and Trademarks for which applications are pending in the United States Patent and Trademark Office (excluding any Excluded Property) and (iii) registered Copyrights in the United States Copyright Office and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.]

SECTION 5. The New Grantor hereby grants to the Notes Collateral Agent for the benefit of the Notes Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the Collateral, including:

(a) [all issued and pending Patents (as defined in the Security Agreement) in the United States Patent and Trademark Office, including those set forth in Schedule I hereto;]

(b) [all registered Trademarks (as defined in the Security Agreement) and Trademarks for which applications are pending in the United States Patent and Trademark Office, including those set forth in Schedule I hereto (excluding any Excluded Property); and]

(c) [all registered Copyrights (as defined in the Security Agreement) in the United States Copyright Office and exclusive Licenses (as defined in the Security Agreement) to United States registered Copyrights, including those set forth in Schedule I hereto.]

SECTION 7. This Supplement has been entered into in conjunction with the provisions of the Security Agreement. The New Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Notes Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Supplement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 8. The New Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this Supplement.

Exhibit III-2

SECTION 9. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 10. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 11. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 12. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Security Agreement.

SECTION 13. Reimbursement of the Notes Collateral Agent’s expenses under this Supplement shall be governed by the applicable sections of the Security Agreement.

[Remainder of Page Intentionally Blank]

Exhibit III-3

IN WITNESS WHEREOF, the New Grantor and the Notes Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR], as a Grantor

By:
Name:
Title:

Jurisdiction of Formation/Incorporation:
Address Of Chief Executive Office:

REGIONS BANK, as Notes Collateral Agent

By:
Name:
Title:

Exhibit III-4

SCHEDULE I

TO SUPPLEMENT NO. [__] TO THE

SECURITY AGREEMENT

United States Applied for and Registered Intellectual Property

United States Patents and Patent Applications

Registered owner/ Grantor	Patent Title	Patent No. or Application No.

United States Trademark Registrations and Trademark Applications

Registered owner/ Grantor	Trademark	Registration No. or Application No.

United States Copyright Registrations

Registered owner/ Grantor	Title of Work	Registration No.

Exclusive Licenses to United Stated Copyright Registrations

Exhibit III-5

EXHIBIT E

[Attached]

Execution Version

FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT

dated as of March 29, 2022

among

BANK OF AMERICA, N.A.,

as 2021 Security Agreement Collateral Agent and RCF Credit Agreement Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

as Initial Additional First Lien Collateral Agent,

and

each Additional Collateral Agent from time to time party hereto,

and acknowledged and agreed by

OWENS & MINOR, INC.,

OWENS & MINOR DISTRIBUTION, INC.,

OWENS & MINOR MEDICAL, INC.,

BARISTA ACQUISITION I, LLC,

BARISTA ACQUISITION II, LLC

O&M HALYARD, INC.,

BYRAM HEALTHCARE CENTERS, INC.,;

and

APRIA, INC.

as Borrowers

and

the other Grantors from time to time party hereto

FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of March 29, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among BANK OF AMERICA, N.A., in its capacity, together with its successors in such capacity, as 2021 Security Agreement Collateral Agent (as defined below) and as RCF Credit Agreement Collateral Agent (as defined below) under the RCF Credit Agreement (as defined below), JPMORGAN CHASE BANK, N.A., in its capacity, together with its successors in such capacity, as the Initial Additional First Lien Collateral Agent (as defined below) under the Initial Additional First Lien Agreement (as defined below), and each Additional Collateral Agent (as defined below) from time to time party hereto as collateral agent for any First Lien Obligations (as defined below) of any other Class (as defined below), and acknowledged and agreed by OWENS & MINOR, INC., a Virginia corporation (the “Parent Borrower”), OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation (“Distribution”), OWENS & MINOR MEDICAL, INC., a Virginia corporation (“Medical”), BARISTA ACQUISITION I, LLC, a Virginia limited liability company (“Barista I”), BARISTA ACQUISITION II, LLC, a Virginia limited liability company (“Barista II”), O&M HALYARD, INC., a Virginia corporation (“O&M Halyard”), BYRAM HEALTHCARE CENTERS, INC., a New Jersey corporation (“Byram”) APRIA, INC., a Delaware corporation (“Apria”, and together with the Parent Borrower, Distribution, Medical, Barista I, Barista II, O&M Halyard and Byram, the “Borrowers”), and the other Grantors (as defined below) party hereto.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein, if defined in the New York UCC, have the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below.

“2021 Security Agreement” means that certain Security Agreement, dated as of March 10, 2021, among Owens & Minor, Inc., the other “Grantors” party thereto, and Bank of America, N.A., as collateral agent for the 2021 Security Agreement Secured Parties.

“2021 Security Agreement Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the 2021 Security Agreement Secured Parties, together with its successors in such capacity.

“2021 Security Agreement Obligations” has the meaning assigned to the term “Secured Obligations” in the 2021 Security Agreement, together with any Refinancing thereof.

“2021 Security Agreement Secured Parties” has the meaning assigned to the term “Secured Parties” in the 2021 Security Agreement.

“Additional Collateral Agent” has the meaning assigned to such term in Article IX.

“Additional First Lien Obligations” means all obligations of the Borrowers and the other Grantors that shall have been designated as such pursuant to Article IX, together with any Refinancing thereof; provided, that the holders of any such Refinancing debt (or the applicable Collateral Agent on their behalf) shall, to the extent not already party hereto in such capacity, bind themselves in writing to the terms of this Agreement.

“Additional First Lien Obligations Documents” means the notes, the indentures, security documents or any other agreements or instruments under which Additional First Lien Obligations of any Series are issued or incurred and all other instruments, agreements and other documents evidencing or governing Additional First Lien Obligations of such Series or providing any guarantee, Lien or other right in respect thereof.

“Additional Secured Parties” means the holders of any Additional First Lien Obligations and any collateral agent named as authorized representative for such Series in the Collateral Agent Joinder Agreement.

“Administrative Agents” means the Initial Additional Administrative Agent, the RCF Credit Agreement Administrative Agent and any administrative agent (in its capacity as such) for any Additional First Lien Obligations.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Amend” means, in respect of any agreement, to amend, restate, supplement, waive or otherwise modify such agreement, in whole or in part. The terms “Amended” and “Amendment” shall have correlative meanings.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, principal accounting officer, the president, any vice president, treasurer, general counsel, secretary or another executive officer of such Person.

“Bankruptcy Case” has the meaning assigned to such term in Section 5.01(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrowers” has the meaning assigned to such term in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

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“Class”, when used in reference to:

(a) any First Lien Obligations, (x) for purposes of Article II hereof, refers to whether such First Lien Obligations are the 2021 Security Agreement Obligations, the Initial Additional First Lien Obligations or the Additional First Lien Obligations of any Series and (y) for all other purposes hereof, refers to whether such First Lien Obligations are the RCF Credit Agreement Obligations, the Initial Additional First Lien Obligations or the Additional First Lien Obligations of any Series;

(b) any Collateral Agent, (x) for purposes of Article II hereof, refers to whether such Collateral Agent is the 2021 Security Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent or the Additional Collateral Agent with respect to the Additional First Lien Obligations of any Series and (y) for all other purposes hereof, refers to whether such Collateral Agent is the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent or the Additional Collateral Agent with respect to the Additional First Lien Obligations of any Series;

(c) any Secured Parties, (x) for purposes of Article II hereof, refers to whether such Secured Parties are the 2021 Security Agreement Secured Parties, the Initial Additional First Lien Secured Parties or the holders of the Additional First Lien Obligations of any Series and (y) for all other purposes hereof, refers to whether such Secured Parties are the RCF Credit Agreement Secured Parties, the Initial Additional First Lien Secured Parties or the holders of the Additional First Lien Obligations of any Series

(d) any Secured Credit Documents, refers to whether such Secured Credit Documents are the RCF Credit Agreement Documents (including the 2021 Security Agreement), the Initial Additional First Lien Documents or the Additional First Lien Obligations Documents with respect to Additional First Lien Obligations of any Series, and

(e) any Security Documents, refers to whether such Security Documents are part of the 2021 Security Agreement (and the other Collateral Documents (as defined in the RCF Credit Agreement)), the Initial Additional First Lien Documents (and the other Collateral Documents (as defined in the Initial Additional First Lien Agreement)) or the security documents with respect to Additional First Lien Obligations of any Series.

“Collateral” means all assets of any of the Borrowers or any of the Grantors now or hereafter subject to a Lien securing any First Lien Obligation.

“Collateral Agent Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit I.

“Collateral Agents” means the 2021 Security Agreement Collateral Agent, the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent.

“Control” has the meaning assigned thereto in the definition of “Affiliate”.

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“Controlling Collateral Agent” means (a) until the earlier of (x) the Discharge of the RCF Credit Agreement Obligations and (y) the initial occurrence of the Non-Controlling Collateral Agent Enforcement Date, the RCF Credit Agreement Collateral Agent, (b) from the earlier of (x) the Discharge of the RCF Credit Agreement Obligations and (y) the initial occurrence of the Non-Controlling Collateral Agent Enforcement Date and until the earlier of (x) the Discharge of the Initial Additional First Lien Obligations and (y) any subsequent occurrence of the Non-Controlling Collateral Agent Enforcement Date, the Initial Additional First Lien Collateral Agent and (c) thereafter, the Major Non-Controlling Collateral Agent as of the occurrence of the event described in clause (b) of this definition.

“Controlling Secured Parties” means, with respect to any Shared Collateral, the Class of First Lien Obligations whose Collateral Agent is the Controlling Collateral Agent for such Shared Collateral.

“Default” means a “Default” (or similar event, however denominated) as defined in any Secured Credit Document.

“DIP Financing” has the meaning assigned to such term in Section 5.01(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 5.01(b).

“DIP Lenders” has the meaning assigned to such term in Section 5.01(b).

“Discharge” means, with respect to any Shared Collateral and any Class of First Lien Obligations, the date on which such Class of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Event of Default” means an “Event of Default” (or similar event, however denominated) as defined in any Secured Credit Document.

“First Lien Obligations” means (a) all the 2021 Security Agreement Obligations, (b) all the Initial Additional First Lien Obligations and (c) all the Additional First Lien Obligations.

“Grantor Joinder Agreement” means a supplement to this Agreement substantially in the form of Exhibit II.

“Grantors” means, at any time, each Borrower and each Subsidiary of the Parent Borrower that, at such time, pursuant to Security Documents of any Class have granted a Lien on any of its assets to secure any First Lien Obligations of such Class (including any Subsidiary which becomes a party to this Agreement as contemplated by Section 10.12).

“Impairment” has the meaning assigned to such term in Section 2.02.

“Indebtedness” has the meaning assigned to such term in the RCF Credit Agreement or in the Initial Additional First Lien Agreement, as applicable.

“Initial Additional Administrative Agent” has the meaning assigned to the term “Administrative Agent” in the Initial Additional First Lien Agreement and shall include any successor administrative agent.

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“Initial Additional First Lien Agreement” means that certain Term Loan Credit Agreement, dated as of March 29, 2022 among the Borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, together with any Refinancing thereof; provided, (a) the obligations in respect of any such Refinancing are secured by Liens on the Shared Collateral that rank pari passu to the Liens securing the First Lien Obligations and (b) that the holders of any such Refinancing debt (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement.

“Initial Additional First Lien Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Initial Additional First Lien Secured Parties, together with its successors in such capacity.

“Initial Additional First Lien Documents” means the Initial Additional First Lien Agreement and the other related facility “Loan Documents” as defined in the Initial Additional First Lien Agreement.

“Initial Additional First Lien Obligations” means the “Secured Obligations” as such term is defined in the Initial Additional First Lien Security Agreement.

“Initial Additional First Lien Secured Parties” means the means the Initial Additional First Lien Collateral Agent and the holders of the Initial Additional First Lien Obligations issued pursuant to the Initial Additional First Lien Agreement.

“Initial Additional First Lien Security Agreement” means the Security Agreement, dated as of the date hereof, among the Borrowers, the Initial Additional First Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(a) any case or proceeding commenced by or against any Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, receivership, recapitalization or adjustment or marshalling of the assets or liabilities of any Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrowers or any other Grantor or its assets or any similar case or proceeding relative to any Borrower or any other Grantor or its creditors or its assets, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities, assignment for the benefit of creditors or other winding up of or relating to any Borrower or any other Grantor or its assets, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency and whether or not in a court supervised proceeding; or

(c) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrowers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.02.

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“Intervening Lien” has the meaning assigned to such term in Section 2.02.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease (as defined in the RCF Credit Agreement) having substantially the same economic effect as any of the foregoing).

“Major Non-Controlling Collateral Agent” means, with respect to any Shared Collateral, the Collateral Agent of the Class of First Lien Obligations (other than the RCF Credit Agreement Obligations or, for the avoidance of doubt, the 2021 Security Agreement Obligations) that constitutes the largest outstanding principal amount of any Indebtedness for borrowed money then outstanding Class of First Lien Obligations (other than the RCF Credit Agreement Obligations or, for the avoidance of doubt, the 2021 Security Agreement Obligations) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Collateral Agent” means, at any time with respect to any of the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent, any such Collateral Agent that is not the Controlling Collateral Agent.

“Non-Controlling Collateral Agent Enforcement Date” means, with respect to any Non-Controlling Collateral Agent, the date which is 180 days (throughout which 180 day period such Non-Controlling Collateral Agent was the Major Non-Controlling Collateral Agent) after the occurrence of both (a) an Event of Default (under and as defined in the Secured Credit Documents under which such Non-Controlling Collateral Agent is the Collateral Agent) and (b) the Controlling Collateral Agent’s and each other Collateral Agent’s receipt of written notice from such Non-Controlling Collateral Agent certifying that (x) such Non-Controlling Collateral Agent is the Major Non-Controlling Collateral Agent and that an Event of Default (under and as defined in the Secured Credit Documents under which such Non-Controlling Collateral Agent is the Collateral Agent) has occurred and is continuing and (y) the First Lien Obligations of the Class with respect to which such Non-Controlling Collateral Agent is the Collateral Agent are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Secured Credit Documents; provided that the Non-Controlling Collateral Agent Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, at any time, the Related Secured Parties of any Non-Controlling Collateral Agent.

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“Parent Borrower” has the meaning assigned to such term in the preamble hereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the Security Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(b).

“RCF Credit Agreement” means the Credit Agreement dated as of March 10, 2021 (as amended pursuant to that certain Amendment No. 1 to Credit Agreement dated, February 22, 2022, and that certain Amendment No. 2 to Credit Agreement, dated March 29, 2022) by and among the Borrowers, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent and collateral agent, and one or more other financing arrangements (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, together with any Refinancing thereof; provided (a) that the collateral agent for any such other financing arrangement or agreement becomes a party hereto by executing and delivering a Collateral Agent Joinder Agreement and (b) in the case of any refinancing or replacement, the Parent Borrower designates such financing arrangement or agreement as the “RCF Credit Agreement” (and not an Additional First Lien Obligation) hereunder.

“RCF Credit Agreement Administrative Agent” has the meaning assigned to the term “Administrative Agent” in the RCF Credit Agreement and shall include any successor administrative agent.

“RCF Credit Agreement Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the RCF Credit Agreement Secured Parties, together with its successors in such capacity.

“RCF Credit Agreement Documents” has the meaning assigned to the term “Loan Documents” in the RCF Credit Agreement.

“RCF Credit Agreement Obligations” has the meaning assigned to the term “Obligations” in the RCF Credit Agreement, together with any Refinancing thereof.

“RCF Credit Agreement Secured Parties” has the meaning assigned to the term “Secured Parties” in the RCF Credit Agreement.

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“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease, retire, restructure, amend, increase, modify, supplement or replace, or to issue other Indebtedness or enter alternative financing arrangements in exchange or replacement for, such Indebtedness, in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Secured Credit Documents” means, with respect to the Collateral Agent or Secured Parties of any Class, the Secured Credit Documents of such Class.

“Related Secured Parties” means, with respect to the Collateral Agent of any Class, the Secured Parties of such Class.

“Secured Credit Documents” means, collectively, (a) the RCF Credit Agreement Documents (including the 2021 Security Agreement), (b) the Initial Additional First Lien Documents and (c) the Additional First Lien Obligations Documents.

“Secured Parties” means (a) the 2021 Security Agreement Secured Parties, (b) the Initial Additional First Lien Secured Parties and (c) the Additional Secured Parties.

“Security Documents” means (a) the 2021 Security Agreement and the other Collateral Documents (as defined in the RCF Credit Agreement), (b) the Initial Additional First Lien Security Agreement and the other Collateral Documents (as defined in the Initial Additional First Lien Agreement) and (c) any other agreement entered into in favor of the Collateral Agent of any other Class for the purpose of securing the First Lien Obligations of such Class.

“Series”, when used in reference to Additional First Lien Obligations, refers to such Additional First Lien Obligations as shall have been issued or incurred pursuant to the same indentures or other agreements and with respect to which the same Person acts as the Additional Collateral Agent.

“Shared Collateral” means, at any time, Collateral on which Collateral Agents or Secured Parties of any two or more Classes have at such time a Lien (including as a result of the agreements set forth in Section 4.01). If First Lien Obligations of more than two Classes are outstanding at any time, then any Collateral shall constitute Shared Collateral with respect to First Lien Obligations of any Class only if the Collateral Agent or Secured Parties of such Class have at such time a Lien on such Collateral.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

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SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, and Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Concerning the Collateral Agents.

(a) Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by the 2021 Security Agreement Collateral Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to the 2021 Security Agreement Collateral Agent pursuant to the authorization thereof under the 2021 Security Agreement. It is understood and agreed that the 2021 Security Agreement Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the 2021 Security Agreement Collateral Agent for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

(b) Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by the RCF Credit Agreement Collateral Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to the RCF Credit Agreement Collateral Agent pursuant to the authorization thereof under the RCF Credit Agreement. It is understood and agreed that the RCF Credit Agreement Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the RCF Credit Agreement Collateral Agent for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

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(c) Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by the Initial Additional First Lien Collateral Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to the Initial Additional First Lien Collateral Agent pursuant to the authorization thereof under the Initial Additional First Lien Agreement. It is understood and agreed that the Initial Additional First Lien Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the Initial Additional First Lien Collateral Agent for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

(d) Each acknowledgement, agreement, consent and waiver (whether express or implied) in this Agreement made by any Additional Collateral Agent, whether on behalf of itself or any of its Related Secured Parties, is made in reliance on the authority granted to such Additional Collateral Agent pursuant to the authorization thereof under the Additional First Lien Obligations Documents relating to such Class of First Lien Obligations. It is understood and agreed that no Additional Collateral Agent shall be responsible for or have any duty to ascertain or inquire into whether any of its Related Secured Parties is in compliance with the terms of this Agreement, and no party hereto or any other Secured Party shall have any right of action whatsoever against the Additional Collateral Agent for any failure of any of its Related Secured Parties to comply with the terms hereof or for any of its Related Secured Parties taking any action contrary to the terms hereof.

ARTICLE II

Lien Priorities; Proceeds

SECTION 2.01 Relative Priorities.

(a) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien on any Shared Collateral securing any First Lien Obligation, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or any Secured Credit Document, or any other circumstance whatsoever (but, in each case, subject to Section 2.01(b) and Section 2.02 of this Agreement), the Collateral Agent under each Class, for itself and on behalf of its Related Secured Parties, agrees that Liens on any Shared Collateral securing First Lien Obligations of such Class shall be of equal priority.

(b) Each of the 2021 Security Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent, for itself and on behalf of its Related Secured Parties, agrees that, notwithstanding (x) any provision of any Secured Credit Document to the contrary (but subject to Section 2.02 of this Agreement) and (y) the date, time, method, manner or order of grant, attachment or perfection of any Lien on any Shared Collateral securing any Class of First Lien Obligation, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or any Secured Credit Document, or any other circumstance whatsoever (but, in each case, subject to Section 2.02 of this Agreement), if an Event of Default has occurred and is continuing and (i) such Collateral Agent or any of its Related Secured Parties takes any action to enforce rights or exercise remedies in respect of any Shared Collateral (including any such action referred to in Section 3.01(a) of this Agreement), (ii) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of any Borrower or any other Grantor (including any adequate protection

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payments) or (iii) such Collateral Agent or any of its Related Secured Parties receives any payment with respect to any Shared Collateral pursuant to any intercreditor agreement (other than this Agreement), then the proceeds or distributions of any sale, collection or other liquidation of any Shared Collateral obtained by such Collateral Agent or any of its Related Secured Parties on account of such enforcement of rights or exercise of remedies, and any such distributions or payments received by such Collateral Agent or any of its Related Secured Parties (all such proceeds, distributions and payments being collectively referred to as “Proceeds”), shall be applied as follows:

(i) FIRST, to the payment of all amounts owing to and all costs and expenses incurred by any Collateral Agent or any Administrative Agent (in each case, in their capacities as such), pursuant to the terms of any Secured Credit Document or in connection with any enforcement of rights or exercise of remedies pursuant thereto, including all court costs and the reasonable documented fees and expenses of agents and legal counsel and, in each case, including all costs and expenses incurred in enforcing its rights to obtain such payment;

(ii) SECOND, subject to Section 2.02 of this Agreement, to the payment in full of all First Lien Obligations of each Class secured by a Lien on such Shared Collateral at the time due and payable (the amounts so applied to be distributed, as among such Classes of First Lien Obligations, ratably in accordance with the amounts of the First Lien Obligations of each such Class on the date of such application); provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among the holders of First Lien Obligations and solely for purposes of this clause SECOND and not any other documents governing First Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First Lien Obligations of each Class of First Lien Obligations shall include only the maximum amount of Post-Petition Interest on the First Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and

(iii) THIRD, after payment in full of all the First Lien Obligations, to the Borrowers and the other Grantors or their successors or assigns, as their interests may appear, or as a court of competent jurisdiction may direct.

(c) For the avoidance of doubt, any amounts to be distributed pursuant to this Section 2.01 shall be distributed by the Controlling Collateral Agent to each of the 2021 Security Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent for further distribution to its Related Secured Parties.

(d) It is acknowledged that the First Lien Obligations of any Class may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(b) of this Agreement or the provisions of this Agreement defining the relative rights of the Secured Parties of any Class.

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SECTION 2.02 Impairments. It is the intention of the parties hereto that the Secured Parties of any given Class of First Lien Obligations (and not the Secured Parties of any other Class of First Lien Obligations) bear the risk of any determination by a court of competent jurisdiction that (i) any First Lien Obligations of such Class of First Lien Obligations are unenforceable under applicable law or are subordinated to any other obligations (other than to any First Lien Obligations), (ii) the Secured Parties of such Class of First Lien Obligations do not have a Lien on any of the Collateral securing any First Lien Obligations of any other Class of First Lien Obligations and/or (iii) any Person (other than any Collateral Agent or Secured Party) has a Lien on any Shared Collateral that is senior in priority to the Lien on such Shared Collateral securing First Lien Obligations of such Class of First Lien Obligations, but junior to the Lien on such Shared Collateral securing any other Class of First Lien Obligations (any such Lien being referred to as an “Intervening Lien”, and any such Person being referred to as an “Intervening Creditor”) (any condition with respect to First Lien Obligations of such Class of First Lien Obligations being referred to as an “Impairment” of such Class); provided that the existence of a maximum claim with respect to any real property subject to a mortgage that applies to all First Lien Obligations shall not be deemed to be an Impairment of any Class of First Lien Obligations. In the event an Impairment exists with respect to First Lien Obligations of any Class, the results of such Impairment shall be borne solely by the Secured Parties of such Class of First Lien Obligations, and the rights of the Secured Parties of such Class of First Lien Obligations (including the right to receive distributions in respect of First Lien Obligations of such Class of First Lien Obligations pursuant to Section 2.01(b) of this Agreement of this Agreement) set forth herein shall be modified to the extent necessary so that the results of such Impairment are borne solely by the Secured Parties of such Class. In furtherance of the foregoing, in the event First Lien Obligations of any Class of First Lien Obligations shall be subject to an Impairment in the form of an Intervening Lien of any Intervening Creditor, the value of any Shared Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted solely from the Shared Collateral or Proceeds to be distributed in respect of First Lien Obligations of such Class.

SECTION 2.03 Payment Over. Each Collateral Agent of each Class, on behalf of itself and its Related Secured Parties, agrees that if such Collateral Agent or any of its Related Secured Parties shall at any time obtain possession of any Shared Collateral or receive any Proceeds (other than as a result of any application of Proceeds pursuant to Section 2.01(b) of this Agreement), then it shall hold such Shared Collateral or Proceeds in trust for the other Secured Parties and promptly transfer such Shared Collateral or Proceeds, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01(b) hereof.

SECTION 2.04 Determinations with Respect to Amounts of Obligations and Liens. Whenever the Collateral Agent of any Class shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any other Class, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any other Class (and whether such Lien constitutes a valid and perfected Lien), it may request that such information be furnished to it in writing by the Collateral Agent of such other Class and shall be entitled to make such determination on the basis

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of the information so furnished; provided that if, notwithstanding the request of the Collateral Agent of such Class, the Collateral Agent of such other Class shall fail or refuse reasonably promptly to provide the requested information, the Collateral Agent of such Class shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of an Authorized Officer of the Parent Borrower. Each Collateral Agent may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Secured Party or any other Person as a result of such determination or any action taken or not taken pursuant thereto.

SECTION 2.05 Exculpatory Provisions. Without limitation of Article VI, none of the Collateral Agents or any Secured Parties shall be liable for any action taken or omitted to be taken by any Collateral Agent or Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement.

ARTICLE III

Rights and Remedies; Matters Relating to Shared Collateral

SECTION 3.01 Exercise of Rights and Remedies.

(a) Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any junior Liens on Shared Collateral). Neither of any Non-Controlling Collateral Agent or any Non-Controlling Secured Party shall commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power as a secured creditor with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to junior Liens on any Shared Collateral), whether under any Secured Credit Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting in accordance with the applicable Secured Credit Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at any time. Without limitation of the foregoing, (A) in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Grantor, each Collateral Agent or any of its Related Secured Parties may file a proof of claim or statement of interest with respect to the applicable obligations thereto, (B) in any Insolvency or Liquidation Proceeding commenced by or against any Borrower or any other Grantor, each Collateral Agent or its Related Secured Parties may file any necessary or appropriate responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Collateral Agent or Related Secured Party, (C) except as otherwise set forth in this Agreement, each Collateral Agent or its Related Secured Parties may file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of any Borrower or any other Grantor arising under any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, and (D) each Collateral Agent and its Related Secured Party may vote on any plan of reorganization in any Insolvency or Liquidation Proceeding of any Borrower or any other Grantor, in each case (A) through (D) above to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement or the terms of the Security Documents applicable to such Collateral Agent.

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(b) Notwithstanding the equal priority of the Liens securing each Class of First Lien Obligations with respect to the Shared Collateral, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Collateral Agent or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent or any Controlling Secured Party of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any Secured Party or any Collateral Agent with respect to any Collateral not constituting Shared Collateral or impair any rights available to them as unsecured creditors.

SECTION 3.02 Prohibition on Contesting Liens. Each of the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent agrees, on behalf of itself and its Related Secured Parties, that neither such Collateral Agent nor any of its Related Secured Parties will, and each hereby waives any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any other Collateral Agent or any of its Related Secured Parties in all or any part of the Shared Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any such Collateral Agent or any of its Related Secured Parties to enforce this Agreement.

SECTION 3.03 Prohibition on Challenging this Agreement. Each of the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent agrees, on behalf of itself and its Related Secured Parties, that neither such Collateral Agent nor any of its Related Secured Parties will attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any such Collateral Agent or any of its Related Secured Parties to enforce this Agreement.

SECTION 3.04 Release of Liens. The parties hereto agree and acknowledge that the release of Liens on any Shared Collateral securing First Lien Obligations of any Class, whether in connection with a sale, transfer or other disposition of such Shared Collateral or otherwise, shall be governed by and subject to the Secured Credit Documents of such Class, and that nothing in this Agreement shall be deemed to amend or affect the terms of the Secured Credit Documents of such Class with respect thereto; provided that if, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Controlling Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Class of Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens on the Shared Collateral

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of the Controlling Collateral Agent are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(b) hereof. Each Collateral Agent agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the any other Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section 3.04.

ARTICLE IV

Collateral

SECTION 4.01 Bailment for Perfection of Security Interests.

(a) The Possessory Collateral shall be delivered to the Controlling Collateral Agent and by accepting such Possessory Collateral such Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 4.01.

(b) The Controlling Collateral Agent shall, upon the Discharge of the First Lien Obligations with respect to which such Collateral Agent is the Collateral Agent, transfer the possession and control of the Possessory Collateral, together with any necessary endorsements but without recourse or warranty, to the successor Controlling Collateral Agent. In connection with any transfer under the foregoing sentence by any Collateral Agent, such transferor Collateral Agent agrees to take all actions in its power as shall be necessary or reasonably requested by the transferee Collateral Agent to permit the transferee Collateral Agent to obtain, for the benefit of its Related Secured Parties, a first priority security interest in the applicable Possessory Collateral. The Borrowers and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer, except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 4.01.

(d) The duties or responsibilities of each Collateral Agent under this Section 4.01 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Secured Party for purposes of perfecting the Lien held by such Secured Parties thereon.

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SECTION 4.02 Delivery of Documents. Promptly after the execution and delivery to any Collateral Agent by any Grantor of any Security Document (other than (a) any Security Document in effect on the date hereof and (b) any Additional First Lien Obligations Document referred to in paragraph (b) of Article IX, but including any amendment, amendment and restatement, waiver or other modification of any such Security Document or Additional First Lien Obligations Document), the Parent Borrower shall deliver to each Collateral Agent party hereto at such time a copy of such Security Document.

ARTICLE V

Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings

SECTION 5.01 Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding against any Borrower or any other Grantor, and the parties hereto acknowledge that this Agreement is intended to be and shall be enforceable as a “subordination” agreement under Bankruptcy Code Section 510(a) or any equivalent provision of any other Bankruptcy Law. All references herein to any Grantor shall apply to any trustee for such Person and such Person as a debtor-in-possession.

(b) If any Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or other applicable Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law and/or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each of the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent (other than, in each case, the Collateral Agent that is the Controlling Collateral Agent) agrees (on behalf of itself and its Related Secured Parties) that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent shall then oppose or object to such DIP Financing and/or such DIP Financing Liens and/or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each of the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent (other than, in each case, any such Collateral Agent that is the Controlling Collateral Agent) agrees (on behalf of itself and its Related Secured Parties) that it will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Collateral Agent will confirm the priorities with respect to such Shared Collateral as set forth herein); provided, in each case, that (A) the Secured Parties of each Class retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after

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the commencement of such proceeding, with the same priority vis-à-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Secured Parties of each Class are granted Liens on any additional collateral pledged to any Secured Parties as adequate protection or otherwise in connection with such DIP Financing and/or use of cash collateral, with the same priority vis-à-vis the Secured Parties as set forth in this Agreement (other than any Liens of the Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 of this Agreement, and (D) if any Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing and/or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 of this Agreement; provided, further, that this Agreement shall not limit the right of the Secured Parties of each Class to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Secured Parties of such Class or the Collateral Agent with respect thereto that shall not constitute Shared Collateral; and provided, further, however, that, each of the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent agrees (on behalf of itself and its Related Secured Parties) not to object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing and/or use of cash collateral permitted by this paragraph.

ARTICLE VI

The Controlling Collateral Agent

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01(b) hereof.

(b) In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent or any other Controlling Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each

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Class of Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or any other Secured Party of any other Class arising out of (i) any actions which any Collateral Agent or Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Collateral Agent or any holders of First Lien Obligations, in any Insolvency or Liquidation Proceeding of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 5.01, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Parent Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Collateral Agent representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

(c) The Controlling Collateral Agent shall not have any duties or obligations to any Non-Controlling Secured Party except those expressly set forth herein. Without limiting the generality of the foregoing, the Controlling Collateral Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;

(iv) shall not, except as expressly set forth herein, be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct (as determined by a final non-appealable order of a court of competent jurisdiction) or (2) in reliance on a certificate from the Parent Borrower stating that such action is permitted by the terms of this Agreement. The Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Class of First Lien Obligations unless and until notice describing such Event of Default and referencing the applicable Secured Credit Documents is given to the Controlling Collateral Agent;

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(v) shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Secured Credit Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (5) the value or the sufficiency of any Collateral for any Class of First Lien Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and

(vi) need not segregate money held hereunder from other funds except to the extent required by law and shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

ARTICLE VII

Other Agreements

SECTION 7.01 Concerning Secured Credit Documents and Collateral.

(a) The Secured Credit Documents of any Class may be Amended, in whole or in part, in accordance with their terms, in each case without notice to or the consent of the Collateral Agent or any Secured Parties of any other Class; provided that nothing in this paragraph shall affect any limitation on any such Amendment that is set forth in the Secured Credit Documents of any such other Class.

(b) The Grantors agree that they shall not grant to any Person any Lien on any Shared Collateral securing First Lien Obligations of any Class other than through the Collateral Agent of such Class (it being understood that the foregoing shall not be deemed to prohibit grants of set-off rights to Secured Parties of any Class).

(c) The Grantors agree that they shall not, and shall not permit any Subsidiary to, grant or permit or suffer to exist any additional Liens (unless otherwise permitted under each Secured Credit Document) on any asset or property to secure any Class of First Lien Obligations unless it has granted a Lien on such asset or property to secure each other Class of First Lien Obligations; provided, that to the extent the foregoing is not complied with for any reason, without limiting any other rights and remedies available to the Secured Parties of any Class, each such Secured Party agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 7.01(c) shall be subject to Article II.

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SECTION 7.02 Refinancings. The First Lien Obligations of any Class may be increased or Refinanced (including, for the avoidance of doubt, any additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs, and accrued interest, fees and expenses in connection with such Refinancing), in whole or in part, in each case, without notice to, or the consent of the Collateral Agent or any Secured Party of any other Class, all without affecting the priorities provided for herein or the other provisions hereof, so long as permitted by the terms of each Secured Credit Document; provided, that if any obligations of the Grantors in respect of such Refinancing indebtedness shall be secured by Liens on any Shared Collateral, such obligations and the holders thereof shall be subject to and bound by the provisions of this Agreement and, if not already, the collateral agent under such obligations shall become a party hereto by executing and delivering a Collateral Agent Joinder Agreement.

SECTION 7.03 Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Lien Obligations of any Class previously made shall be avoided or rescinded for any reason whatsoever (including an order or judgment for disgorgement of a preference, fraudulent transfer or other avoidance action under the Bankruptcy Code, other applicable Bankruptcy Law, or any similar law), then the terms and conditions of this Agreement shall be fully applicable thereto until all the First Lien Obligations of such Class shall again have been satisfied in full.

SECTION 7.04 Reorganization Modifications. In the event the First Lien Obligations of any Class are modified pursuant to applicable law, including Section 1129 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, any reference to the First Lien Obligations of such Class or the Secured Credit Documents of such Class shall refer to such obligations or such documents as so modified.

SECTION 7.05 Further Assurances. Each of the Collateral Agents and the Grantors agrees that it will execute, or will cause to be executed, such reasonable further documents, agreements and instruments, and take all such reasonable further actions, as may be required under any applicable law, or which any Collateral Agent may reasonably request, to effectuate the terms of this Agreement.

ARTICLE VIII

No Reliance; No Liability

SECTION 8.01 No Reliance; Information. Each of the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent, on behalf of its Related Secured Parties, acknowledges that (a) its Related Secured Parties have, independently and without reliance upon any Collateral Agent or any Related Secured Parties, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the Secured Credit Documents to which they are party and (b) its Related Secured Parties will, independently and without reliance upon any Collateral Agent or any of its Related Secured Parties, and based on such documents and information as they shall from time to time deem appropriate, continue to make their own credit decision in taking or not taking any action under this Agreement or any other Secured Credit Document. The Collateral Agent or Secured Parties of any Class shall have no duty to disclose to any Collateral Agent or any Secured Party of any other Class any information relating to any Borrower or any of the Grantors or their Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the First Lien Obligations, that is known or becomes

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known to any of them or any of their Affiliates. If the Collateral Agent or any Secured Party of any Class, in its sole discretion, undertakes at any time or from time to time to provide any such information to, as the case may be, the Collateral Agent or any Secured Party of any other Class, it shall be under no obligation (i) to make, and shall not be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

SECTION 8.02 No Warranties or Liability.

(a) Each of the RCF Credit Agreement Collateral Agent, the Initial Additional First Lien Collateral Agent and each Additional Collateral Agent, for itself and on behalf of its Related Secured Parties, acknowledges and agrees that no Collateral Agent or Secured Party of any other Class has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Secured Credit Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Collateral Agent and the Secured Parties of any Class will be entitled to manage and supervise their loans and other extensions of credit in the manner set forth in their Related Secured Credit Documents. No Collateral Agent of any Class shall, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship or other implied duties in respect of any other Collateral Agent or any other Secured Party.

(b) No Collateral Agent or Secured Parties of any Class shall have any express or implied duty to the Collateral Agent or any Secured Party of any other Class to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of a Default or an Event of Default under any Secured Credit Document (other than, in each case, this Agreement), regardless of any knowledge thereof that they may have or be charged with.

SECTION 8.03 Rights of Initial Additional First Lien Collateral Agent. Notwithstanding anything contained herein to the contrary, the Initial Additional First Lien Collateral Agent shall be entitled to the same rights, protections, immunities and indemnities as set forth in the Initial Additional First Lien Agreement as if the provisions setting forth those rights, protections, immunities and indemnities are fully set forth herein.

ARTICLE IX

Additional First Lien Obligations

The Borrowers and the other Grantors may from time to time, subject to any limitations contained in any Secured Credit Documents in effect at such time, incur and designate additional indebtedness and related obligations that are, or are to be, secured by Liens on any assets of the Borrowers or any of the other Grantors that would, if such Liens were granted, constitute Shared Collateral as Additional First Lien Obligations by delivering to each Collateral Agent party hereto at such time a certificate of an Authorized Officer of the Parent Borrower:

(a) describing the indebtedness and other obligations being designated as Additional First Lien Obligations, and including a statement of the maximum aggregate outstanding principal amount of such indebtedness as of the date of such certificate;

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(b) setting forth a summary of the Additional First Lien Obligations Documents under which such Additional First Lien Obligations are or will be issued or incurred or the guarantees of or Liens securing such Additional First Lien Obligations are, or are to be, granted or created, and attaching copies of such Additional First Lien Obligations Documents as each Grantor has executed and delivered to the Person that serves as the collateral agent, collateral trustee or a similar representative for the holders of such Additional First Lien Obligations (such Person being referred to as the “Additional Collateral Agent”) with respect to such Additional First Lien Obligations on the closing date of such Additional First Lien Obligations, certified as being true and complete in all material respects by an Authorized Officer of the Parent Borrower;

(c) identifying the Person that serves as the Additional Collateral Agent;

(d) certifying that the incurrence of such Additional First Lien Obligations, the creation of the Liens securing such Additional First Lien Obligations and the designation of such Additional First Lien Obligations as “Additional First Lien Obligations” hereunder do not or will not violate or result in a Default under any provision of any Secured Credit Document of any Class in effect at such time;

(e) certifying that the Additional First Lien Obligations Documents authorize the Additional Collateral Agent to become a party hereto by executing and delivering a Collateral Agent Joinder Agreement and provide that, upon such execution and delivery, such Additional First Lien Obligations and the holders thereof shall become subject to and bound by the provisions of this Agreement; and

(f) attaching a fully completed Collateral Agent Joinder Agreement executed and delivered by the Additional Collateral Agent.

Upon the delivery of such certificate and the related attachments as provided above and as so long as the statements made therein are true and correct as of the date of such certificate, the obligations designated in such notice shall become Additional First Lien Obligations for all purposes of this Agreement. Notwithstanding anything herein contained to the contrary, each Collateral Agent may conclusively rely on such certificate delivered by the Parent Borrower, and upon its receipt of such certificate, each Collateral Agent shall execute the Collateral Agent Joinder Agreement evidencing its acknowledgment thereof, and shall incur no liability to any Person for such execution.

23

ARTICLE X

Miscellaneous

SECTION 10.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to the Borrowers or any Grantor, to the Parent Borrower, at its address at:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Attention: Treasurer

Telephone: [***]

Facsimile: [***]

with a copy to:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Attention: General Counsel

Telephone: [***]

Facsimile: [***]

and a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Thomas James Dobleman

Email: [***]

Phone: [***]

Fax: [***]

(b) if to the 2021 Security Agreement Collateral Agent or the RCF Credit Agreement Collateral Agent, to it at:

Bank of America, N.A.

Gateway Village -900 Bldg.

900 W Trade St.

Mailcode: NC1-026-06-04

Charlotte, NC 28255-0001

Attn: Jose Martinez

Phone: [***]

Email: [***]

(c) if to the Initial Additional First Lien Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Taylor Senior

Phone No: [***]

Email: [***]

24

With copy(s) to:

JPMorgan Chase Bank, N.A.

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No: [***]

Email: [***]

   [***]

(d) if to any Additional Collateral Agent, to it at the address set forth in the applicable Collateral Agent Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to in writing by any party hereto from time to time, notices and other communications to such party may also be delivered by e-mail to the e-mail address of a representative of such party provided from time to time by such party.

SECTION 10.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

25

(b) Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except as contemplated by the Secured Credit Documents and then pursuant to an agreement or agreements in writing entered into by each Collateral Agent then party hereto and the Parent Borrower; provided that without any action or consent of any Collateral Agent (i) (A) this Agreement may be supplemented by a Collateral Agent Joinder Agreement, and an Additional Collateral Agent may become a party hereto, in accordance with Article IX and (B) this Agreement may be supplemented by a Grantor Joinder Agreement, and a Subsidiary may become a party hereto, in accordance with Section 10.12 and (ii) in connection with any Refinancing of First Lien Obligations of any Class, the Collateral Agents then party hereto shall enter (and are hereby authorized to enter without the consent of any other Secured Party), at the request of any Collateral Agent or the Parent Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing; provided that such Collateral Agent shall not be required to enter into such amendments or modifications unless it shall have received a certificate of an Authorized Officer of the Parent Borrower certifying that such Refinancing is permitted hereunder.

SECTION 10.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto (and their Related Secured Parties) and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits hereunder.

SECTION 10.04 Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 10.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication (including “.pdf” or “.tif” files) shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement or any notice, certificate, document, agreement or instrument in respect thereof shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

26

SECTION 10.07 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any party hereto or its properties in the courts of any jurisdiction.

(c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.07. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01, such service to be effective upon receipt. Nothing in this Agreement will affect the right of any party hereto or any Secured Party to serve process in any other manner permitted by law.

SECTION 10.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.09 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

27

SECTION 10.10 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 10.11 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Parties, the Borrowers and the Grantors in relation to one another. Nothing in this Agreement is intended to or shall impair the obligations of any Borrower or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms. For the avoidance of doubt, nothing contained herein shall be construed to constitute a waiver or an amendment of any covenant of any Borrower or any other Grantor contained in any Secured Credit Document, which restricts the incurrence of any Indebtedness or the grant of any Lien.

SECTION 10.12 Additional Grantors. In the event any Subsidiary shall have granted a Lien on any of its assets to secure any First Lien Obligations, the Parent Borrower shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by any Subsidiary of a Grantor Joinder Agreement, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 10.13 Specific Performance. Each Collateral Agent of any Class, on behalf of itself and its Related Secured Parties, may demand specific performance of this Agreement. Each Collateral Agent of any Class, on behalf of itself and its Related Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the Secured Parties.

SECTION 10.14 Integration. This Agreement, together with the other Secured Credit Documents, represents the agreement of each of the Grantors and the Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, any Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

[SIGNATURE PAGE FOLLOWS]

28

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as 2021 Security Agreement Collateral Agent and RCF Credit Agreement Collateral Agent

By:	/s/ Gavin Shak
Name: Gavin Shak Title: Assistant Vice President

JPMORGAN CHASE BANK, N.A., as Initial Additional First Lien Collateral Agent

By:	/s/ Erin Barragan
Name: Erin Barragan Title: Authorized Officer

29

ACKNOWLEDGED AND AGREED:

OWENS & MINOR, INC., a Virginia corporation,

BARISTA ACQUISITION I, LLC
a Virginia limited liability company,

BARISTA ACQUISITION II, LLC
a Virginia limited liability company,

O&M HALYARD, INC.,
a Virginia corporation,

OWENS & MINOR DISTRIBUTION, INC.,
a Virginia corporation,

OWENS & MINOR MEDICAL, INC.,
a Virginia corporation,

AVID MEDICAL, INC.
a Delaware corporation,

MEDICAL ACTION INDUSTRIES,
a Delaware corporation,

OWENS & MINOR HEALTHCARE SUPPLY, INC., a Virginia corporation,

OWENS & MINOR INTERNATIONAL LOGISTICS, INC., a Virginia corporation,

By:	/s/ Nicholas J. Pace
Name: Nicholas J. Pace Title: Corporate Secretary

BYRAM HEALTHCARE CENTERS, INC., a New Jersey corporation, as a Grantor

By:	/s/ Perry A. Bernocchi
Name: Perry A. Bernocchi Title: Chief Executive Officer

BYRAM HOLDINGS I, INC., a New Jersey corporation, as a Grantor

By:	/s/ Perry A. Bernocchi
Name: Perry A. Bernocchi Title: President

30

O&M BYRAM HOLDINGS, GP, a Delaware general partnership, as a Grantor
By: Barista Acquisition I, LLC
Barista Acquisition II, LLC
Its: Partners

By:	/s/ Nicholas J. Pace
Name: Nicholas J Pace
Title: Corporate Secretary

HALYARD NORTH CAROLINA, LLC, a North Carolina limited liability company, as a Grantor

By:	/s/ Nicholas J. Pace
Name: Nicholas J Pace
Title: Secretary

APRIA, INC., a Delaware corporation, as an Initial Grantor

By:	/s/ Daniel J. Starck
Name: Daniel J. Starck
Title: Chief Executive Officer

APRIA HEALTHCARE GROUP LLC, a Delaware limited liability company,

APRIA HEALTHCARE LLC, a Delaware limited liability company,

APRIA HOLDCO LLC, a Delaware limited liability company,

CPAP Sleep Store LLC, a Delaware limited liability company,

DMEHUB LLC, a Delaware limited liability company,

HEALTHY LIVING HOME MEDICAL LLC, a Delaware limited liability company, each as an Initial Grantor

By:	/s/ Daniel J. Starck
Name: Daniel J. Starck
Title: Chief Executive Officer

LOFTA, INC., a California corporation, as an Initial Grantor

By:	/s/ Bharat V. Patel
Name: Bharat V. Patel
Title: Chief Financial Officer

31

STONEOAK MERGER SUB, INC., a Delaware corporation, as an Initial Grantor

By:	/s/ Nicholas J. Pace
Name: Nicholas J. Pace
Title: Vice President

32

EXHIBIT I

[FORM OF] COLLATERAL AGENT JOINDER AGREEMENT NO. [    ] dated as of [    ], 20[ ] (this “Joinder Agreement”) to the FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of March 29, 2022 (the “Intercreditor Agreement”), BANK OF AMERICA, N.A., as the 2021 Security Agreement Collateral Agent and the RCF Credit Agreement Collateral Agent, JPMORGAN CHASE BANK, N.A., as Initial Additional First Lien Collateral Agent, and each Additional Collateral Agent from time to time party thereto and acknowledged and agreed by OWENS & MINOR, INC., a Virginia corporation (the “Parent Borrower”), OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation (“Distribution”), OWENS & MINOR MEDICAL, INC., a Virginia corporation (“Medical”), BARISTA ACQUISITION I, LLC, a Virginia limited liability company (“Barista I”), BARISTA ACQUISITION II, LLC, a Virginia limited liability company (“Barista II”), O&M HALYARD, INC., a Virginia corporation (“O&M Halyard”), BYRAM HEALTHCARE CENTERS, INC., a New Jersey corporation (“Byram”, and together with the Parent Borrower, Distribution, Medical, Barista I, Barista II and O&M Halyard, the “Borrowers”), and the other Grantors party thereto.

A.	Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.

The Borrowers proposes to issue or incur Additional First Lien Obligations and the Person identified in the signature pages hereto as the “Additional Collateral Agent” (the “Additional Collateral Agent”) will serve as the collateral agent, collateral trustee or a similar representative for the Additional Secured Parties. The Additional First Lien Obligations are being designated as such by the Borrowers in accordance with Article IX of the Intercreditor Agreement.

C.

The Additional Collateral Agent wishes to become a party to the Intercreditor Agreement and to acquire and undertake, for itself and on behalf of the Additional Secured Parties, the rights and obligations of an “Additional Collateral Agent” thereunder. The Additional Collateral Agent is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become an Additional Collateral Agent thereunder.

Accordingly, the Additional Collateral Agent and the Borrowers agree as follows, for the benefit of the Additional Collateral Agent, the Borrowers and each other party to the Intercreditor Agreement:

SECTION 1 Accession to the Intercreditor Agreement. The Additional Collateral Agent (a) hereby accedes and becomes a party to the Intercreditor Agreement as an Additional Collateral Agent for the Additional Secured Parties from time to time in respect of the Additional First Lien Obligations, (b) agrees, for itself and on behalf of the Additional Secured Parties from time to time in respect of the Additional First Lien Obligations, to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of an Additional Collateral Agent under the Intercreditor Agreement.

SECTION 2 Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the Additional Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic communication (including “.pdf” or “.tif” files) shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement. The words “execution,” “signed,” “signature,” and words of similar import in this Joinder Agreement or any notice, certificate, document, agreement or instrument in respect thereof shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 3 Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement.

SECTION 4 Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5 Severability. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6 Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Intercreditor Agreement. All communications and notices hereunder to the Additional Collateral Agent shall be given to it at the address set forth under its signature hereto, which information supplements Section 10.01 of the Intercreditor Agreement.

SECTION 7 Expense Reimbursement. The Borrowers agree to reimburse each Collateral Agent for its reasonable and invoiced out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable and invoiced fees, other charges and disbursements of counsel for each Collateral Agent.

IN WITNESS WHEREOF, the Additional Collateral Agent has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF ADDITIONAL COLLATERAL AGENT], as ADDITIONAL COLLATERAL AGENT for the ADDITIONAL SECURED PARTIES

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Acknowledged by:

OWENS & MINOR, INC. as the Parent Borrower

By:
Name:
Title:

OWENS & MINOR DISTRIBUTION, INC., as a Borrower

By:
Name:
Title:

OWENS & MINOR MEDICAL, INC., as a Borrower

By:
Name:
Title:

BARISTA ACQUISITION I, LLC, as a Borrower

By:
Name:
Title:

BARISTA ACQUISITION II, LLC, as a Borrower

By:
Name:
Title:

O&M HALYARD, INC., as a Borrower

By:
Name:
Title:

BYRAM HEALTHCARE CENTER, INC., as a Borrower

By:
Name:
Title:

[EACH SUBSIDIARY GUARANTOR], as a Grantor

By:

Name:
Title:

EXHIBIT II

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [    ] dated as of [    ], 20[ ] (this “Grantor Joinder Agreement”) to the FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of March 29, 2022 (the “Intercreditor Agreement”), among BANK OF AMERICA, N.A., as the 2021 Security Agreement Collateral Agent and the RCF Credit Agreement Collateral Agent, JPMORGAN CHASE BANK, N.A., as Initial Additional First Lien Collateral Agent, and each Additional Collateral Agent from time to time party thereto and acknowledged and agreed by OWENS & MINOR, INC., a Virginia corporation (the “Parent Borrower”), OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation (“Distribution”), OWENS & MINOR MEDICAL, INC., a Virginia corporation (“Medical”), BARISTA ACQUISITION I, LLC, a Virginia limited liability company (“Barista I”), BARISTA ACQUISITION II, LLC, a Virginia limited liability company (“Barista II”), O&M HALYARD, INC., a Virginia corporation (“O&M Halyard”), BYRAM HEALTHCARE CENTERS, INC., a New Jersey corporation (“Byram”, and together with the Parent Borrower, Distribution, Medical, Barista I, Barista II and O&M Halyard, the “Borrowers”), and the other Grantors party thereto.

A.	Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.

[    ], a Subsidiary of the Parent Borrower (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure First Lien Obligations and such Additional Grantor is not a party to the Intercreditor Agreement.

C.

The Additional Grantor wishes to become a party to the Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Grantor Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become a Grantor thereunder.

D.	Accordingly, the Additional Grantor agrees as follows, for the benefit of the Collateral Agents, the Borrowers and each other party to the Intercreditor Agreement:

SECTION 1 Accession to the Intercreditor Agreement. In accordance with Section 10.12 of the Intercreditor Agreement, the Additional Grantor (a) hereby accedes and becomes a party to the Intercreditor Agreement as a Grantor with the same force and effect as if originally named therein as a Grantor, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Intercreditor Agreement.

SECTION 2 Representations, Warranties and Acknowledgement of the Additional Grantor. The Additional Grantor represents and warrants to each Collateral Agent and each Secured Party that this Grantor Joinder Agreement has been duly authorized, executed and delivered by such Additional Grantor and constitutes the legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3 Counterparts. This Grantor Joinder Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Grantor Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Grantor Joinder Agreement that bears the signature of the Additional Grantor. Delivery of an executed signature page to this Grantor Joinder Agreement by facsimile transmission or other electronic communication (including “.pdf” or “.tif” files) shall be as effective as delivery of a manually signed counterpart of this Grantor Joinder Agreement. The words “execution,” “signed,” “signature,” and words of similar import in this Grantor Joinder Agreement or any notice, certificate, document, agreement or instrument in respect thereof shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 4 Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement.

SECTION 5 Governing Law. THIS GRANTOR JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6 Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7 Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Intercreditor Agreement.

SECTION 8 Expense Reimbursement. The Additional Grantor agrees to reimburse each Collateral Agent for its reasonable and invoiced out-of-pocket expenses in connection with this Grantor Joinder Agreement, including the reasonable and invoiced fees, other charges and disbursements of counsel for each Collateral Agent.

IN WITNESS WHEREOF, the Additional Grantor has duly executed this Grantor Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Acknowledged by:

BANK OF AMERICA, N.A.,

as 2021 Security Agreement Collateral Agent and RCF Credit Agreement Collateral Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Initial Additional First Lien Collateral Agent

By:
Name:
Title:

[EACH OTHER ADDITIONAL
COLLATERAL AGENT], as Additional
Collateral Agent

By:
Name:
Title:

EXHIBIT F

[Attached]

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

dated as of [__________]

among

JPMorgan chase bank, N.A.,

as Senior Credit Agreement Collateral Agent,

REGIONS BANK,

as Senior Indenture Collateral Agent, and

[______________],

as Initial Junior Lien Collateral Agent,

and

Each additional Representative from time to time party hereto,

and acknowledged and agreed by

OWENS & MINOR, INC.,

as the Parent Borrower

OWENS & MINOR DISTRIBUTION, INC.,

OWENS & MINOR MEDICAL, INC.,

BARISTA ACQUISITION I, LLC,

BARISTA ACQUISITION II, LLC

APRIA, INC.,

O&M HALYARD, INC.,

and

BYRAM HEALTHCARE CENTERS, INC.,

as Borrowers

and

the other Grantors from time to time party hereto

i

ii

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [__________] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among JPMORGAN CHASE BANK, N.A., as Representative for the Senior Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Senior Credit Agreement Collateral Agent”), Regions Bank, as notes collateral agent for the Senior Indenture Secured Parties (in such capacity, the “Senior Indenture Collateral Agent”), [___________], as Representative for the Initial Junior Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Junior Lien Collateral Agent”), and each additional Junior Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09, and acknowledged and agreed by OWENS & MINOR, INC., a Virginia corporation (the “Parent Borrower”), OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation (“Distribution”), OWENS & MINOR MEDICAL, INC., a Virginia corporation (“Medical”), BARISTA ACQUISITION I, LLC, a Virginia limited liability company (“Barista I”), BARISTA ACQUISITION II, LLC, a Virginia limited liability company (“Barista II”), O&M HALYARD, INC., a Virginia corporation (“O&M Halyard”), APRIA, INC., a Delaware corporation (“Apria”), BYRAM HEALTHCARE CENTERS, INC., a New Jersey corporation , (“Byram”, and together with Parent Borrower, Distribution, Medical, Barista I, Barista II, Apria, and O&M Halyard, the “Borrowers”), and the other Grantors (as defined below) party hereto.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Credit Agreement Collateral Agent (for itself and on behalf of the Senior Credit Agreement Secured Parties), the Senior Indenture Collateral Agent (for itself and on behalf of the Senior Indenture Secured Parties), the Initial Junior Lien Collateral Agent (for itself and on behalf of the Initial Junior Lien Secured Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Junior Priority Representative (for itself and on behalf of the Junior Priority Debt Parties under the applicable Junior Priority Debt Facility) agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein, if defined in the New York UCC, have the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below.

“Additional Junior Priority Debt” means any Indebtedness that is issued or guaranteed by the Borrowers and/or any other Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) (other than Indebtedness constituting Initial Junior Lien Obligations), which Indebtedness and guarantees are secured by the Junior Priority Collateral (or any portion thereof) on a pari passu or junior basis (but without regard to control of remedies, other than as provided by the terms of the applicable Additional Junior Priority Debt Documents) with the Initial Junior Lien Obligations and any other Junior Priority Debt Obligations and which the applicable Additional Junior Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by such Junior Priority Collateral on a subordinate basis to the Senior Obligations (and which is not secured by Liens on any assets or property of the Borrowers or any other Grantor other than the Junior Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document in effect at the time of such incurrence, security grant or guarantee and (ii) the Representative for

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the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to an Applicable Intercreditor Agreement (if relevant). Additional Junior Priority Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Junior Priority Debt Documents” means, with respect to any series, issue or class of Additional Junior Priority Debt, the promissory notes, loan agreements, indentures, the Junior Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Junior Priority Debt Facility” means each indenture, loan agreement or other governing agreement with respect to any Additional Junior Priority Debt.

“Additional Junior Priority Debt Obligations” means, with respect to any series, issue or class of Additional Junior Priority Debt, all amounts owing pursuant to the terms of such Additional Junior Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest, fees, expenses (including interest, fees, and expenses that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, attorneys’ costs, indemnities and other amounts payable by a Grantor under any Additional Junior Priority Debt Document.

“Additional Junior Priority Debt Parties” means, with respect to any series, issue or class of Additional Junior Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any other Grantor under any related Additional Junior Priority Debt Documents.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrowers and/or any Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) (other than Indebtedness constituting Senior Credit Agreement Obligations or Senior Indenture Obligations) which Indebtedness and guarantees are secured by the Senior Collateral (or a portion thereof) on a basis that is senior to the Initial Junior Lien Obligations (but not senior to the Senior Credit Agreement Obligations or Senior Indenture Obligations) (and which is not secured by Liens on any assets or property of the Borrowers or any other Grantor other than the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Junior Priority Debt Document in effect at the time of such incurrence, security grant or guarantee and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to an Applicable Intercreditor Agreement (if relevant). Additional Senior Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, loan agreements, indentures, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Senior Debt Facility” means each indenture, loan agreement or other governing agreement with respect to any Additional Senior Debt.

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“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest, fees, expenses (including interest, fees, and expenses that accrue after the commencement of a Bankruptcy Case, regardless of whether such interest, fees, or expenses is an allowed claim under such Bankruptcy Case), letter of credit commissions, reimbursement obligations, charges, attorneys’ costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrowers or any Grantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrowers and the Senior Credit Agreement Collateral Agent, the Senior Indenture Collateral Agent or the Initial Junior Lien Collateral Agent, as the context requires.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, principal accounting officer, the president, any vice president, treasurer, general counsel, secretary or another executive officer of such Person.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Junior Priority Collateral.

“Collateral Agents” means the Senior Credit Agreement Collateral Agent, the Senior Indenture Collateral Agent, any collateral agent designated pursuant to any Additional Senior Debt Documents, the Initial Junior Lien Collateral Agent and any collateral agent designated pursuant to any Additional Junior Priority Debt Documents.

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“Collateral Documents” means the Senior Collateral Documents and the Junior Priority Collateral Documents.

“Debt Facility” means any Senior Facility and any Junior Priority Debt Facility.

“Designated Junior Priority Representative” means (i) the Initial Junior Lien Collateral Agent, until such time as the Initial Junior Lien Agreement ceases to be the only Junior Priority Debt Facility under this Agreement and (ii) thereafter, the Junior Priority Representative designated from time to time by the Junior Priority Majority Representatives, in a notice to the Designated Senior Representative and the Borrowers hereunder, as the “Designated Junior Priority Representative” for purposes hereof.

“Designated Senior Representative” means the “Controlling Collateral Agent” (as defined in the Senior Indenture).

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Junior Priority Debt Obligations thereunder, as the case may be, are paid in full in cash or other consideration acceptable to the holders thereof (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made), all commitments if any to extend credit are terminated (including letters of credit, the undrawn amount of which constitutes Senior Obligations, which shall be terminated), and no longer secured by Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Obligations” means the date on which the Discharge of Senior Obligations has occurred.

“Grantors” means the Borrowers, the other Guarantors, and each of their respective Subsidiaries or direct or indirect parent company of the Parent Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors.

“Governmental Authority” means any nation or government, any state, provincial, country, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means each Person that guarantees any Senior Obligations pursuant to any Senior Debt Documents.

“Indebtedness” has the meaning assigned to such term in the Senior Credit Agreement, the Senior Indenture or the Initial Junior Lien Agreement, as applicable.

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“Initial Junior Lien Agreement” means that certain [Indenture][Credit Agreement][Other Agreement], dated as of [    ], among the Borrower, [the Guarantors identified therein,] and [     ], as [trustee][administrative agent], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and one or more other financing arrangements (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement, indenture, credit facility, commercial paper facility or new agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder (provided that such Indebtedness is permitted to be incurred under the Senior Debt Documents and the Junior Priority Debt Documents); provided, (a) that the obligations in respect of any Refinancing are secured by Liens on the Shared Collateral that rank junior to the Liens securing the Senior Obligations and (b) that the holders of any Refinancing debt (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement.

“Initial Junior Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the Initial Junior Agreement.

“Initial Junior Lien Debt Documents” means the Initial Junior Lien Agreement and the other related facility [“Documents”] as defined in the Initial Junior Lien Agreement.

“Initial Junior Lien Obligations” means the [“Obligations”] as such term is defined in the Initial Junior Lien Security Agreement.

“Initial Junior Lien Secured Parties” means the Initial Junior Lien Collateral Agent and the holders of the Initial Junior Lien Obligations issued pursuant to the Initial Junior Lien Agreement and any other “Secured Parties” or similar term as defined in the Initial Junior Lien Agreement.

“Initial Junior Lien Security Agreement” means the [security][collateral] agreement, dated as of the date hereof, among the Borrowers, the Initial Junior Lien Collateral agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against any Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrowers or any other Grantor or any similar case or proceeding relative to the Borrowers or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

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(3) any other proceeding of any type or nature in which substantially all claims of creditors of any Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex II or Annex III hereof.

“Junior Permitted Actions” has the meaning assigned to such term in Section 3.01(a).

“Junior Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Junior Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Junior Priority Collateral” means any [“Collateral”] as defined in any Initial Junior Lien Debt Document or any other Junior Priority Debt Document or any other assets or property of the Borrowers or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Debt Obligation.

“Junior Priority Collateral Documents” means the Initial Junior Lien Security Agreement and the other [“Collateral Documents”] as defined in the Initial Junior Lien Agreement and each of the collateral agreements, security agreements, any Applicable Intercreditor Agreement and other instruments and documents executed and delivered by the Borrowers or any other Grantor for purposes of providing collateral security for any Junior Priority Debt Obligation.

“Junior Priority Debt” means any Initial Junior Lien Obligations and any Additional Junior Priority Debt.

“Junior Priority Debt Documents” means the Initial Junior Lien Debt Documents and any Additional Junior Priority Debt Documents.

“Junior Priority Debt Facilities” means the Initial Junior Lien Agreement and any Additional Junior Priority Debt Facilities.

“Junior Priority Debt Obligations” means the Initial Junior Lien Obligations and any Additional Junior Priority Debt Obligations.

“Junior Priority Debt Parties” means the Initial Junior Lien Secured Parties and any Additional Junior Priority Debt Parties.

“Junior Priority Enforcement Date” means, with respect to any Junior Priority Representative, the date which is 180 days after the occurrence of both (i) an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Junior Priority Representative that (x) such Junior Priority Representative is the Designated Junior

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Priority Representative and that an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative has been named as Representative) has occurred and is continuing and (y) the Junior Priority Debt Obligations of the series with respect to which such Junior Priority Representative is the Junior Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Junior Priority Debt Document; provided that the Junior Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time any Senior Representative has commenced and is diligently pursuing any enforcement action with respect to all or a material portion of Shared Collateral or (2) at any time the Grantor which has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Junior Priority Lien” means the Liens on the Junior Priority Collateral in favor of Junior Priority Debt Parties under Junior Priority Collateral Documents.

“Junior Priority Majority Representatives” means Junior Priority Representatives representing at least a majority of the then aggregate principal amount of outstanding Junior Priority Debt Obligations for borrowed money.

“Junior Priority Representative” means (i) in the case of the Initial Junior Lien Obligations or the Initial Junior Lien Secured Parties, the Initial Junior Lien Collateral Agent and (ii) in the case of any Junior Priority Debt Facility incurred after the date hereof, the Junior Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Junior Priority Debt Facility that is named as the Representative in respect of such Junior Priority Debt Facility in the applicable Joinder Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, assignment (by way of security or otherwise), deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Possessory Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession or control of any Collateral Agent under the terms of the Senior Collateral Documents or the Junior Priority Collateral Documents.

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“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Junior Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, exchange, renew, refund, repay, prepay, redeem, purchase, defease, retire, restructure, amend, increase, modify, supplement or replace, or to issue other Indebtedness or enter alternative financing arrangements in exchange or replacement for, such Indebtedness, in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Senior Obligations” has the meaning assigned to such term in Section 8.10.

“Representative(s)” means, individually and/or collectively, each of the Senior Representatives and the Junior Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Secured Obligations” means the Senior Obligations and the Junior Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Junior Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Senior Credit Agreement Loan Document, the Senior Indenture Document or any other Senior Debt Document or any other assets or property of the Borrowers or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

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“Senior Collateral Documents” means the Senior Credit Agreement Security Agreement and the other “Collateral Documents” as defined in the Senior Credit Agreement, the “Notes Collateral Documents” as defined in the Senior Indenture, any Applicable Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrowers or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March [ ], 2022 by and among the Borrowers, the Parent Borrower, the other guarantors party thereto from time to time, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and one or more other financing arrangements (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement, indenture, credit facility, commercial paper facility or new agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder (provided that such Indebtedness is permitted to be incurred under the Senior Debt Documents and the Junior Priority Debt Documents); provided (a) that the obligations in respect of any such other financing arrangement or agreement are secured by Liens on the Shared Collateral that rank pari passu with the Liens securing the Senior Obligations and (b) that the collateral agent for any such other financing arrangement or agreement becomes a party to an Applicable Intercreditor Agreement.

“Senior Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the Senior Credit Agreement.

“Senior Credit Agreement Loan Documents” means the Senior Credit Agreement and the other “Loan Documents” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Obligations” means the “Obligations” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Senior Credit Agreement.

“Senior Credit Agreement Security Agreement” means the “Security Agreement” as defined in the Senior Credit Agreement.

“Senior Debt Documents” means the Senior Credit Agreement Loan Documents, the Senior Indenture Documents and any Additional Senior Debt Documents.

“Senior Facilities” means the Senior Credit Agreement, the Senior Indenture and any Additional Senior Debt Facilities.

“Senior Indenture” means the Indenture dated as of April [ ], 2025, by and between the Parent Borrower, each of the Guarantors party thereto, Regions Bank, as trustee, and the Senior Indenture Collateral Agent.

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“Senior Indenture Documents” means Senior Indenture and each other “Note Documents” as defined in the Senior Indenture.

“Senior Indenture Obligations” means the “Notes Obligations” arising under and as defined in the Senior Indenture.

“Senior Indenture Secured Parties” shall mean the “Note Secured Parties” as defined in the Senior Indenture.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Majority Representatives” means Senior Representatives representing at least a majority of the then aggregate principal amount of outstanding Senior Obligations for borrowed money.

“Senior Obligations” means the Senior Credit Agreement Obligations, the Senior Indenture Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Senior Credit Agreement Obligations or the Senior Credit Agreement Secured Parties, the Senior Credit Agreement Collateral Agent, (ii) in the case of any Senior Indenture Obligations or the Senior Indenture Secure Parties, the Senior Indenture Collateral Agent and (iii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Senior Credit Agreement Secured Parties, the Senior Indenture Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility (or their Representatives) and the holders of Junior Priority Debt Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, company, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

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“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

Section 2.01. (a) Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Priority Representative or any Junior Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Junior Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations now or hereafter held by or on behalf of any Junior Priority Representative, any Junior Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Junior Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrowers, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

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Section 2.02. Nature of Senior Lender Claims. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased from time to time, in each case, without notice to or consent by the Junior Priority Representatives or the Junior Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Junior Priority Debt Obligations, or any portion thereof. As between the Borrowers and the other Grantors and the Junior Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrowers and the Grantors contained in any Junior Priority Debt Document with respect to the incurrence of additional Senior Obligations.

Section 2.03. Prohibition on Contesting Liens. Each of the Junior Priority Representatives, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claim asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claim asserted with respect to, any Junior Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Junior Priority Representative or any of the Junior Priority Debt Parties in the Junior Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

Section 2.04. No Other Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred (a) (i), none of the Grantors shall, or shall permit any of its subsidiaries to, grant or permit any Lien on any asset or property of such Grantor to secure any Junior Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations (unless such first-priority Lien is declined in writing by the Senior Representative) and (ii) none of the Grantors shall grant any Liens on any asset or property of any Grantor to secure any Senior Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Junior Priority Debt Obligations (unless such second-priority Lien is declined in writing by the Junior Priority Representative) and (b) other than with respect to any declined Lien described in the clauses (a)(i) and (a)(ii) hereof (i) if any Junior Priority Representative or any Junior Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Junior Priority Debt Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Collateral Documents, such Junior Priority Representative or Junior Priority Debt Party (1) shall notify the Designated Senior Representative promptly upon

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becoming aware thereof and, unless such Grantor shall promptly also grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (2) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations and (ii) if any Senior Representative or any Senior Secured Party shall hold any Lien on any assets or property of any Grantor securing any Senior Obligations that are not also subject to the second-priority Liens securing all Junior Priority Debt Obligations under the Junior Priority Collateral Documents, such Senior Representative or Senior Secured Party shall notify the Designated Junior Priority Representative promptly upon becoming aware thereof. To the extent that the provisions of clause (a)(i) or (b)(i) of the immediately preceding sentences are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Junior Priority Representative agrees, for itself and on behalf of the other Junior Priority Debt Parties, that any amounts received by or distributed to any Junior Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Sections 4.01 and 4.02 of this Agreement.

Section 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Junior Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

ARTICLE III

ENFORCEMENT

Section 3.01. Exercise of Remedies. (a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Borrower or any other Grantor, (i) neither any Junior Priority Representative nor any Junior Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third-party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of

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any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Junior Priority Representative or any Junior Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrowers or any other Grantor, any Junior Priority Representative may (x) file a claim, proof of claim, or statement of interest with respect to the Junior Priority Debt Obligations under its Junior Priority Debt Facility, (y) credit bid their debt in accordance with Section 6.10(c) of this Agreement and (z) make any arguments and motions that do not violate or contravene the terms of this Agreement, (B) any Junior Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Priority Representative and the Junior Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04 of this Agreement, (D) the Junior Priority Debt Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Debt Parties or the avoidance of any Junior Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) any Junior Priority Debt Party may (subject to the provisions of Section 6.10(b) of this Agreement) vote on any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding and (F) from and after the Junior Priority Enforcement Date, the Designated Junior Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure) (clauses (A) through (F) above referred to as “Junior Permitted Actions”). In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies in accordance with the terms thereof, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except pursuant to Junior Permitted Actions, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral and that any collateral or such proceeds taken by it shall be paid over to the Designated Senior Representative in accordance with Section 4.02 of this Agreement, in respect of Junior Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except pursuant to Junior Permitted Actions, the sole right of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Debt Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

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(c) Without in any way limiting Junior Permitted Actions, (i) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that neither such Junior Priority Representative nor any such Junior Priority Debt Party will take any action that would hinder or otherwise interfere with any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives any and all rights it or any such Junior Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Junior Priority Debt Parties.

(d) Each Junior Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Without in any way limiting Junior Permitted Actions, the Designated Senior Representative or any Person authorized by it shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto, in each case in accordance with the terms of the Senior Debt Documents. Following the Discharge of Senior Obligations, the Designated Junior Priority Representative or any Person authorized by it who may be instructed by the Junior Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Junior Priority Representative or any Person authorized by it who may be instructed by the Junior Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Junior Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Junior Priority Representatives, or for the taking of any other action authorized by the Junior Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Junior Priority Representative or other agent or trustee acting on behalf of the Junior Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Junior Priority Debt Parties or the Junior Priority Debt Obligations.

Section 3.02. Cooperation. Without in any way limiting Junior Permitted Actions, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Debt Obligations.

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Section 3.03. Actions upon Breach. Should any Junior Priority Representative or any Junior Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrowers or any other Grantor) or the Borrowers may obtain relief against such Junior Priority Representative or such Junior Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Junior Priority Representatives or any Junior Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrowers, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

Section 3.04. No Additional Rights for the Grantors Hereunder. If any Senior Secured Party or Junior Priority Debt Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any Senior Secured Party or Junior Priority Debt Party, nor to assert such violation as a counterclaim or basis for setoff or recoupment against any Senior Secured Party or Junior Priority Debt Party.

ARTICLE IV

PAYMENTS

Section 4.01. Application of Proceeds. After an “Event of Default” under any Senior Debt Document has occurred and is continuing and until such “Event of Default” under such Senior Debt Document is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including an Applicable Intercreditor Agreement) to permanently reduce the Senior Obligations until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Junior Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Priority Representative to the Junior Priority Debt Obligations in such order as specified in the relevant Junior Priority Debt Documents (including an Applicable Intercreditor Agreement) until the Discharge of the Junior Priority Debt Obligations has occurred.

Section 4.02. Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Junior Priority Representative or any Junior Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral or any distribution made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding, in contravention of this

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Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received and applied pursuant to Section 4.01 of this Agreement, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Junior Priority Representatives or any such Junior Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

OTHER AGREEMENTS

Section 5.01. Releases. (a) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of the Borrowers or any subsidiary of the Parent Borrower), the Liens granted to the Junior Priority Representatives and the Junior Priority Debt Parties upon such Shared Collateral to secure Junior Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations; provided that, in the case of any such sale, transfer or other disposition of Shared Collateral (other than any sale, transfer or other disposition in connection with the enforcement or exercise of any rights or remedies with respect to the Shared Collateral), the Liens granted to the Junior Priority Representatives and the Junior Priority Debt Parties shall not be so released if (i) such sale, transfer or other disposition is not permitted under the terms of any Junior Priority Debt Document or (ii) such release of Senior Secured Parties’ Liens is granted upon or following the Discharge of Senior Obligations. Upon delivery to a Junior Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Junior Priority Debt Parties and the Junior Priority Representatives) and any necessary or proper instruments of termination or release prepared by any Borrower or any other Grantor, such Junior Priority Representative will promptly execute, deliver or acknowledge, at such Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Priority Representative, for itself and on behalf of the Junior Priority Debt Parties under its Junior Priority Debt Facility, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

(b) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a) of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a) of this Agreement, including any termination statements, endorsements or other instruments of transfer or release.

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(c) Unless and until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby consents to the application whether prior to or after an event of default under any Senior Debt Document of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that noting in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Priority Representatives or the Junior Priority Debt Parties to receive Proceeds in connection with the Junior Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Junior Priority Representative or Junior Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the applicable Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

Section 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, subject to the rights of the Grantors under the Senior Debt Documents, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Junior Priority Representative for the benefit of the Junior Priority Debt Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Junior Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Priority Representative or any Junior Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

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Section 5.03. Amendments to Debt Documents. (a) The Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Junior Priority Debt Party; provided, however, that, without the consent of the Junior Priority Majority Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall:

(i) add any additional restrictions on the payment of the Junior Priority Debt Obligations; or

(ii) contravene the provisions of this Agreement.

(b) Without the prior written consent of the Senior Representatives, no Junior Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Junior Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Junior Priority Debt Document, would (i) contravene the provisions of this Agreement or any then extant Junior Priority Debt Document or Senior Debt Document, (ii) change to earlier dates any scheduled dates for payment of principal (including the final maturity date) or of interest on Indebtedness under such Junior Priority Debt Document or (iii) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the aggregate principal amount of term loans or outstanding notes and aggregate principal amount of revolving commitments, in each case, under the Senior Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing.

(c) Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under its Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Junior Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to (x) JPMorgan Chase Bank, N.A., as collateral agent, pursuant to or in connection with the Term Loan Credit Agreement, dated as of March [_], 2022, among the Parent Borrower, the Borrowers, the other guarantors from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (y) Regions Bank, as notes collateral agent, pursuant to or in connection with the the Indenture, dated as of April [ ], 2025, among the Parent Borrower, the other guarantors from time to time party thereto, Regions Bank, as trustee and notes collateral agent, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the Junior Priority Representative hereunder is subject to the limitations and provisions of the Intercreditor Agreement dated as of [_______] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as Senior Credit Agreement Collateral Agent, Regions Bank, as Senior Indenture Collateral Agent, [_________], as Initial Junior Lien Collateral Agent, the additional Representatives from time to time party thereto, the Parent Borrower, the Borrowers and their subsidiaries party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern. The parties hereto acknowledge, authorize and consent to the entry by each of the Senior Representative and the Junior Priority Representative into the Intercreditor Agreement.”

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(d) In the event that the Designated Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrowers or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Priority Representative or any Junior Priority Debt Party and without any action by any Junior Priority Representative, the Borrowers or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets or property subject to the Junior Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) of this Agreement and provided that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Junior Priority Representative in its role as Junior Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given by the Borrowers to each Junior Priority Representative within ten (10) Business Days after the effectiveness of such amendment, waiver or consent.

(e) The Parent Borrower agrees to deliver to each of the Designated Senior Representative and the Designated Junior Priority Representative copies of (i) any amendments, supplements or other modifications to the Senior Debt Documents or the Junior Priority Debt Documents and (ii) any new Senior Debt Documents or Junior Priority Debt Documents promptly after effectiveness thereof.

Section 5.04. Rights as Unsecured Creditors. The Junior Priority Representatives and the Junior Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrowers and any other Grantor in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement (including any provision prohibiting or restricting the Junior Priority Debt Parties from taking various actions or making various objections). Nothing in this Agreement shall prohibit the receipt by any Junior Priority Representative or any Junior Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise in contravention of this Agreement by a Junior Priority Representative or any Junior Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral in contravention of this Agreement. In the event any Junior Priority Representative or any Junior Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

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Section 5.05. Bailment for Perfection of Security Interest. The Possessory Collateral shall be delivered to the Designated Senior Representative and by accepting such Possessory Collateral such Designated Senior Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of the Junior Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Junior Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 5.05.

(a) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Possessory Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist. The rights of the Junior Priority Representatives and the Junior Priority Debt Parties with respect to the Possessory Collateral shall at all times be subject to the terms of this Agreement.

(b) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Junior Priority Representatives or any Junior Priority Debt Party to assure that any of the Possessory Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Priority Representative for purposes of perfecting the Lien held by such Junior Priority Representative.

(c) The Senior Representatives shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Priority Representative or any Junior Priority Debt Party, and each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(d) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Junior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any Governmental Authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Priority Representative is entitled to approve any awards granted in such proceeding. The Borrowers and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative; provided that the Borrowers shall not indemnify any Senior Representative for loss or damages suffered by such Senior Representative as a result of such Senior Representative’s own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Junior Priority Representative or any other Junior Priority Debt Party in contravention of this Agreement.

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(e) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Parent Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

Section 5.06. When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with the occurrence of the Discharge of Senior Obligations, any Borrower or any Subsidiary consummates any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations (other than in respect of payment of indemnities surviving the Discharge of Senior Obligations) shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement; provided that such Senior Priority Representative shall have become a party to this Agreement pursuant to Section 8.09 of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative) from the Parent Borrower, each Junior Priority Representative (including the Designated Junior Priority Representative) shall promptly (i) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Parent Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (ii) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral and (iii) notify, upon request from a Grantor, any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iv) notify, upon request from a Grantor, and Governmental Authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

Section 5.07. Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties remedies, the Senior Secured Parties agree that following (a) the acceleration of all Senior Obligations in accordance with the terms of the Senior Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Junior Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Junior Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations

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outstanding at the time of purchase at par, plus any premium, if any, that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, and expenses, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the Senior Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Junior Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the applicable Junior Priority Debt Parties. If none of the Junior Priority Debt Parties exercise such right within thirty (30) days of such Purchase Event, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

INSOLVENCY OR LIQUIDATION PROCEEDINGS.

Section 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrowers or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrowers’ or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest (i) such sale, use or lease of such cash or other collateral, unless each Senior Representative shall oppose or object to such use of cash collateral (in which case, no Junior Priority Representative nor any other Junior Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties); or (ii) such DIP Financing, unless each Senior Representative shall oppose or object to such DIP Financing (provided that the foregoing shall not prevent the Junior Priority Debt Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction), and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, further agrees that, until the Discharge of Senior Obligations has occurred, it will raise no objection to and will not otherwise contest or oppose (a) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party; (b) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral in any Insolvency or Liquidation Proceeding or otherwise under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law; (c) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (d) any election made by any Senior Representative or any other

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Senior Secured Party of the application of Section 1111(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, or (e) any sale or other disposition (including pursuant to Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) of assets or property of any Grantor to which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Junior Priority Debt Obligations will attach to the proceeds of the sale or other disposition on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Debt Obligations pursuant to this Agreement; provided, that the Junior Priority Debt Representative, for itself and on behalf of the Junior Priority Debt Parties, reserves the right to raise any objection that could be raised by an unsecured creditor of the Grantors to such proposed bidding procedures prior to approval of such procedures by the Bankruptcy Court; provided, however, that the Junior Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

Section 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

Section 6.03. Adequate Protection. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or a superpriority claim in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or superpriority claim (as applicable), which (A) Lien is subordinated to the Liens securing and providing adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is

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subordinated to all superpriority claims of the Senior Secured Parties on the same basis as the other claims of the Junior Priority Debt Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement, (ii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a Lien on additional or replacement collateral, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Junior Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Junior Priority Debt Parties shall be subject to Section 4.02 of this Agreement), and (iii) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Debt Parties under their Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Junior Priority Representatives, for themselves and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Junior Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Junior Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Junior Priority Debt Parties shall be subject to Section 4.02 of this Agreement). Notwithstanding anything herein to the contrary, the Junior Priority Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Junior Priority Debt Parties, in any stipulation or order granting adequate protection of its junior interest in the Shared Collateral, that such junior super priority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims. Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under their Junior Priority Debt Facilities, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Junior Priority Debt Parties.

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Section 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrowers or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Section 6.05. Separate Grants of Security and Separate Classifications. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Junior Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Junior Priority Debt Obligations, and each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby acknowledges and agrees to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Debt Parties.

Section 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Debt Party, including the seeking by any Junior Priority Debt Party of adequate protection or the assertion by any Junior Priority Debt Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

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Section 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

Section 6.08. Other Matters. To the extent that any Junior Priority Representative or any Junior Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, or such Junior Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

Section 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

Section 6.10. Reorganization Securities. (a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Junior Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Junior Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Junior Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that violates the payment priorities set forth in Section 4.01 of this Agreement or is otherwise inconsistent with the terms of this Agreement other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code.

(c) Any Junior Priority Debt Parties may bid for or purchase Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral initiated by any Senior Secured Party or any other person, or any sale of Shared Collateral during an Insolvency or Liquidation Proceeding so long as such credit bid provides for the payment in full in cash of the Senior Obligations.

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Section 6.11. Section 1111(b) of the Bankruptcy Code. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Junior Priority Representative, for itself and on behalf of each Junior Priority Debt Party under its Junior Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code.

Section 6.12. Post-Petition Interest. (a) None of the Junior Priority Representatives or any other Junior Priority Debt Party shall oppose or seek to challenge any claim by any Senior Representative or any other Senior Class Debt Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations of claims for post-petition interest, fees or expenses, under Section 506(b) of the Bankruptcy Code or otherwise (for this purpose ignoring all claims held by the Junior Priority Debt Parties).

(b) None of the Senior Representatives or any other Senior Class Debt Party shall oppose or seek to challenge any claim by the Junior Priority Representative or any other Junior Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Junior Priority Debt Obligations consisting of claims for post-petition interest, fees or expenses, under Section 506(b) of the Bankruptcy Code or otherwise, so long as the Senior Priority Secured Parties are receiving post-petition interest, fees, or expenses in at least the same form being requested by such Junior Priority Representative or such other Junior Priority Debt Party and then only to the extent of the value of the Lien of the Junior Priority Representative on behalf of the Junior Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations).

ARTICLE VII

RELIANCE; ETC.

Section 7.01. Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrowers or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges that it and such Junior Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

Section 7.02. No Warranties or Liability. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representatives and the Junior Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative

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nor any other Senior Secured Party shall have any duty to any Junior Priority Representative or Junior Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Parent Borrower or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Junior Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

Section 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Junior Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreement, the Senior Indenture or any other Senior Debt Document or of the terms of the Initial Junior Lien Agreement or any other Junior Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) any Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04 of this Agreement) or (ii) any Junior Priority Representative or Junior Priority Debt Party in respect of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Conflicts. (a) In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, (a) the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the

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Applicable Intercreditor Agreement among such parties and in the event of any conflict between such Applicable Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of such Applicable Intercreditor Agreement shall control solely with respect to such rights and obligations and (b) the relative rights and obligations of the Junior Priority Representatives and the Junior Priority Debt Parties (solely as amongst themselves) with respect to any Junior Priority Collateral shall be governed by the terms of any Applicable Intercreditor Agreement and in the event of any conflict between any Applicable Intercreditor Agreement and this Agreement, the provisions of such Applicable Intercreditor Agreement shall control solely with respect to such rights and obligations.

Section 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 6.04 of this Agreement, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Junior Priority Representatives or any Junior Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of any Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.03. Amendments; Waivers. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of, or otherwise materially adversely affects, any Borrower or any Grantor, shall require the consent of the Parent Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Junior Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party (and with respect to any amendment or modification which by the terms of this Agreement requires the Parent Borrower’s consent or which increases the obligations or reduces the rights of the any Borrower or any other Grantor, with the consent of the Parent Borrower), any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Junior Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

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Section 8.04. Information Concerning Financial Condition of the Parent Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Junior Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Junior Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Junior Priority Representative or any Junior Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 8.05. Subrogation. Each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

Section 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Junior Priority Representative, on behalf of itself and each Junior Priority Debt Party under its Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Section 8.07. Additional Grantors. The Parent Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

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Section 8.08. Dealings with Grantors. Upon any application or demand by any Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, such Borrower or Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

Section 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Junior Priority Debt Documents, the Borrowers may incur or issue and sell one or more series or classes of Additional Junior Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Junior Priority Debt (the “Junior Priority Class Debt”) may be secured by a junior priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a “Junior Priority Class Debt Representative”), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the “Junior Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (a) through (c), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Junior Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Junior Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Junior Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to (x) an Applicable Intercreditor Agreement and (y) this Agreement by satisfying the conditions set forth in clauses (a) through (c), as applicable, of the immediately succeeding paragraph.

In order for a Class Debt Representative to become a party to this Agreement:

(a) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Junior Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Additional Junior Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Additional Junior Priority Debt Parties, as applicable;

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(b) the Parent Borrower (i) shall have delivered to the Designated Senior Representative an Officer’s Certificate certifying as to clause (c) below and identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Junior Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the Senior Debt Documents and (II) in the case of Additional Junior Priority Debt Obligations, on a junior basis under each of the Junior Priority Debt Documents and (ii) if requested, shall have delivered true and complete copies of each of the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Parent Borrower; and

(c) the Junior Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

Section 8.10. Refinancings. The Senior Obligations and the Junior Priority Debt may be increased, exchanged, refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Senior Debt Document or any Junior Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof, so long as permitted by the terms of each Senior Debt Document and Junior Priority Debt Document. Each Junior Priority Representative hereby agrees that at the request of the Parent Borrower in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement in form and substance reasonably acceptable to the Junior Priority Representative with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement. The Senior Representatives hereby agree, at the request of the Parent Borrower in connection with Refinancing or replacement of Junior Priority Debt Obligations (“Replacement Junior Priority Obligations”), to enter into an agreement in form and substance reasonably acceptable to the Senior Representatives with the agent for the Replacement Junior Priority Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

Section 8.11. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in the Borough of Manhattan, City of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and agrees not to commence or support any such action or proceeding in any other jurisdiction;

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(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

Section 8.12. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(A) if to the Borrowers or any Grantor, to the Parent Borrower, at its address at:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Attention: Treasurer

Telephone: [***]

Facsimile: [***]

with a copy to:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Attention: General Counsel

Telephone: [***]

Facsimile: [***]

and a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Thomas James Dobleman

Email: [***]

Phone: [***]

Fax: [***]

(B) if to the Senior Credit Agreement Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480 Chicago, IL, 60603-2300

Attention: Taylor Senior; Commercial Banking Group Phone

No: [***] Email: [***]; [***]; [***]

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and a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York City, NY 10017

Attention: Scott Herrig

Email: [***]

Phone: [***]

(C) if to the Senior Indenture Collateral Agent, to it at:

Regions Bank, as Notes Collateral Agent

1180 West Peachtree Street, Suite 1200

Atlanta, GA 30309 Attention: Corporate Trust Services – Owens & Minor, Inc.

Telephone: [***]

Email: [***]

And a copy to (which shall not constitute notice):

Alston & Bird LLP

1120 South Tryon Street, Suite 300

Charlotte, NC 28203-6818

Attention: Adam Smith

Email: [***]

(D) if to the Initial Junior Lien Collateral Agent, to it at:

[_______________]

Attention: [____________]

(E) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Section 8.13. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Junior Priority Representative, on behalf of itself, and each Junior Priority Debt Party under its Junior Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

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Section 8.14. GOVERNING LAW; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.15. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives, the Junior Priority Debt Parties, the Borrowers, the other Grantors which have acknowledged this Agreement and their respective successors and assigns.

Section 8.16. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 8.17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication (including “.pdf “ or “.tif” files) shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement or any notice, certificate, document, agreement or instrument in respect thereof shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 8.18. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

Section 8.19. No Third-Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Junior Priority Representatives and the Junior Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of the any Borrower or any other Grantor, which are absolute and unconditional, to pay the Senior Obligations and the Junior Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

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Section 8.20. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

Section 8.21. Collateral Agent and Representative. It is understood and agreed that (a) the Senior Credit Agreement Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Senior Credit Agreement and the provisions of Article IX of the Senior Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Senior Credit Agreement Collateral Agent hereunder, (b) the Senior Indenture Collateral Agent is entering into this Agreement in its capacity as notes collateral agent under the Senior Indenture and the provisions of Article XIII of the Senior Indenture applicable to the Notes Collateral Agent (as defined therein) thereunder shall also apply to the Senior Indenture Collateral Agent hereunder and (c) the Initial Junior Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Initial Junior Lien Agreement and the provisions of [Article [__]] of the Initial Junior Lien Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Initial Junior Lien Collateral Agent hereunder.

Section 8.22. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01(a), 5.01(d) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Senior Credit Agreement, the Senior any other Senior Debt Document, the Initial Junior Lien Agreement or any other Junior Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets or property) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate any Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Senior Credit Agreement, the Senior Indenture, any other Senior Debt Document, the Initial Junior Lien Agreement or any other Junior Priority Debt Document.

Section 8.23. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Senior Credit Agreement Collateral Agent

By:
Name:
Title:

REGIONS BANK, as Senior Indenture Collateral Agent

By:
Name:
Title:

[________________], as Initial Junior Lien Collateral Agent

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

OWENS & MINOR, INC. as a Grantor

By:
Name:
Title:

OWENS & MINOR DISTRIBUTION, INC., as a Grantor

By:
Name:
Title:

OWENS & MINOR MEDICAL, INC., as a Grantor

By:
Name:
Title:

BARISTA ACQUISITION I, LLC, as a Grantor

By:
Name:
Title:

BARISTA ACQUISITION II, LLC, as a Grantor

By:
Name:
Title:

O&M HALYARD, INC., as a Grantor

By:
Name:
Title:

BYRAM HEALTHCARE CENTERS, INC., as a Grantor

By:
Name:
Title:

APRIA, INC., as a Grantor

By:
Name:
Title:

[EACH SUBSIDIARY GUARANTOR], as a Grantor

By:
Name:
Title:

ANNEX I

SUPPLEMENT NO. [ ] dated as of , to the INTERCREDITOR AGREEMENT dated as of [__________] (the “Intercreditor Agreement”), among JPMorgan chase bank, N.A., as Senior Credit Agreement Collateral Agent under the Senior Credit Agreement, Regions Bank, as notes collateral agent for the Senior Indenture Secured Parties (in such capacity, the “Senior Indenture Collateral Agent”), [___________], as Initial Junior Lien Collateral Agent under the Initial Junior Lien Agreement, and the additional Representatives from time to time party thereto, and acknowledged and agreed by OWENS & MINOR, INC., a Virginia corporation (the “Parent Borrower”), OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation (“Distribution”), OWENS & MINOR MEDICAL, INC., a Virginia corporation (“Medical”), BARISTA ACQUISITION I, LLC, a Virginia limited liability company (“Barista I”), BARISTA ACQUISITION II, LLC, a Virginia limited liability company (“Barista II”), O&M HALYARD, INC., a Virginia corporation (“O&M Halyard”), APRIA, INC., a Delaware corporation (“Apria”) and BYRAM HEALTHCARE CENTERS, INC., a New Jersey corporation (“Byram”, and together with Parent Borrower, Distribution, Medical, Barista I, Barista II, Apria and O&M Halyard, the “Borrowers”), and the other Grantors party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. The Grantors have entered into the Intercreditor Agreement. Pursuant to the Senior Credit Agreement, the Initial Junior Lien Agreement, certain Additional Senior Debt Documents and certain Additional Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Parent Borrower are required to enter into the Intercreditor Agreement. Section 8.07 of the Intercreditor Agreement provides that such Subsidiaries may become party to the Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Senior Credit Agreement, the Initial Junior Lien Agreement, the Additional Junior Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Grantor. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication (including “.pdf “ or “.tif” files) shall be as effective as delivery of a manually signed counterpart of this Supplement. The words “execution,” “signed,” “signature,” and words of similar import in this Supplement or any notice, certificate, document, agreement or instrument in respect thereof shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Parent Borrower as specified in the Intercreditor Agreement.

SECTION 8. The Borrowers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by: [ ], as Designated Senior Representative

By:
Name:
Title:

[ ], as Designated Junior Priority Representative

By:
Name:
Title:

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of , to the INTERCREDITOR AGREEMENT dated as of [______________] (the “Intercreditor Agreement”), among JPMorgan chase bank, N.A., as Senior Credit Agreement Collateral Agent under the Senior Credit Agreement, Regions Bank, as notes collateral agent for the Senior Indenture Secured Parties (in such capacity, the “Senior Indenture Collateral Agent”), [___________], as Initial Junior Lien Collateral Agent under the Initial Junior Lien Agreement, and the additional Representatives from time to time party thereto, and acknowledged and agreed by OWENS & MINOR, INC., a Virginia corporation (the “Parent Borrower”), OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation (“Distribution”), OWENS & MINOR MEDICAL, INC., a Virginia corporation (“Medical”), BARISTA ACQUISITION I, LLC, a Virginia limited liability company (“Barista I”), BARISTA ACQUISITION II, LLC, a Virginia limited liability company (“Barista II”), O&M HALYARD, INC., a Virginia corporation (“O&M Halyard”), APRIA, INC., a Delaware corporation (“Apria”) and BYRAM HEALTHCARE CENTERS, INC., a New Jersey corporation (“Byram”, and together with Parent Borrower, Distribution, Medical, Barista I, Barista II, Apria and O&M Halyard, the “Borrowers”), and the other Grantors party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. As a condition to the ability of the Borrowers to incur Junior Priority Class Debt after the date of the Intercreditor Agreement and to secure such Junior Priority Class Debt with the Junior Priority Lien and to have such Junior Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Junior Priority Collateral Documents relating thereto, the Junior Priority Class Debt Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 8.09 of the Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Intercreditor Agreement as Additional Junior Priority Debt Obligations and Additional Junior Priority Debt Parties, respectively, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Intercreditor Agreement. The undersigned Junior Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

In accordance with Section 8.09 of the Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Intercreditor Agreement as Additional Junior Priority Debt Obligations and Additional Junior Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Junior Priority Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Debt Parties. Each reference to a “Representative” or “Junior Priority Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

It is understood and agreed that New Representative is entering into this Agreement in its capacity as [administrative agent/collateral agent/[ ]] under the [identify Junior Priority Debt Document] and the provisions of Article [ ] of the [ ] applicable to the [ ] (as defined therein) thereunder shall also apply to the New Representative hereunder.

The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority Class Debt in respect of which the New Representative is the Junior Priority Debt Representative provide that, upon the New Representative’s entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Junior Priority Debt Parties.

This Representative Supplement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic communication (including “.pdf “ or “.tif” files) shall be as effective as delivery of a manually signed counterpart of this Representative Supplement. The words “execution,” “signed,” “signature,” and words of similar import in this Representative Supplement or any notice, certificate, document, agreement or instrument in respect thereof shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

The Borrowers agree to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

OWENS & MINOR, INC. as the Parent Borrower

By:
Name:
Title:

OWENS & MINOR DISTRIBUTION, INC., as a Borrower

By:
Name:
Title:

OWENS & MINOR MEDICAL, INC., as a Borrower

By:
Name:
Title:

BARISTA ACQUISITION I, LLC, as a Borrower

By:
Name:
Title:

BARISTA ACQUISITION II, LLC, as a Borrower

By:
Name:
Title:

O&M HALYARD, INC., as a Borrower

By:
Name:
Title:

BYRAM HEALTHCARE CENTERS, INC., as a Borrower

By:
Name:
Title:

APRIA, INC., as a Borrower

By:
Name:
Title:

[EACH SUBSIDIARY GUARANTOR], as a Grantor

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Intercreditor Agreement

Grantors

[    ]